QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Aon Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS,

PROXY STATEMENT AND 2002 ANNUAL FINANCIAL AND

GENERAL INFORMATION REPORT

In connection with the 2003 Annual Meeting of Stockholders, we have combined the Notice of Annual Meeting, Proxy Statement and 2002 Annual Financial and General Information Report into one document to save printing and distribution costs. A summary annual report designed primarily for clients that describes Aon's services and products will be available on Aon's website at www.aon.com.

Aon Corporation

www.aon.com

i	A Letter from the Chairman & CEO
Notice of Annual Meeting of Stockholders
1	Proxy Statement
Solicitation of Proxies and Mailing Date
Who Can Vote
Quorum
Vote Necessary for Action
How to Vote
Revocation of Proxies
Attendance
Expenses
2002 Annual Financial and General Information Report
Principal Holders of Voting Securities
Agenda Item No.1—Election of Directors
Security Ownership of Certain Beneficial Owners and Management
Compensation of the Board of Directors
The Board of Directors—Corporate Governance
The Board of Directors—Committees and Meetings
Report of the Audit Committee
Executive Compensation
Organization and Compensation Committee Report on Executive Compensation
Stock Performance Graph
Compensation Committee Interlocks and Insider Participation
Certain Relationships and Related Transactions
Agenda Item No. 2—Ratification of Appointment of Independent Auditors
Stockholder Proposals for 2004 Annual Meeting
Annual Report on Form10-K
Incorporation by Reference
Other Matters
A-1	Appendix A—Amended and Restated Audit Committee Charter
B-1	Appendix B—2002 Annual Financial and General Information Report

To Our Stockholders

A letter from the Chairman & CEO

        We had many accomplishments during 2002, especially in our reinsurance, international and wholesale brokerage businesses, but we also had disappointments that caused us to miss our financial targets for the year. We have already taken several steps designed to improve our financial performance, and we anticipate better earnings in the future.

        I am very confident in the strength of our global franchise. Our insurance brokerage, consulting and specialty insurance underwriting businesses are among the market leaders, and we are extremely well positioned to meet the expanding needs of our clients. Our financial position is strong and we have significant growth opportunities within our businesses—merely by leveraging the extensive resources that we have already built.

Employees Respond to Challenges

        Last year was a turbulent one for the insurance industry, world financial markets and the global economy. All three were influenced by the tragedy of September 11, which also dramatically impacted our Company. Aon's employees excelled in the face of these new challenges, even as we have been recovering from the painful loss of colleagues, clients and friends. Our employees found renewed purpose by helping clients, and I am proud of their many accomplishments. The importance of their work has never been greater.

Summary of 2002 Consolidated Financial Results and Highlights

        In 2002, Aon achieved double-digit revenue growth in all three business segments—insurance brokerage and other services, consulting and insurance underwriting. This growth underscores the strong client demand for Aon's products and services. Consolidated revenues were $8.8 billion, up 15 percent from 2001.

        Net income for 2002, however, did not meet our targets. Reported net income was $1.64 per share compared with $0.53 per share in 2001, which included World Trade Center (WTC) charges of $0.35 per share, business transformation costs of $0.49 per share and goodwill amortization of $0.38 per share. Other items also impacted 2002 results.

Retaining Our Insurance Underwriting Business

        At the beginning of 2002, we planned to start a specialty property and casualty insurance venture through the spinoff of our underwriting businesses. The goal was to supply new capital to the insurance marketplace in response to growing demand by clients. Later in the year, however, it became evident that the negative impact of the financial markets on our investment income and pension assets, coupled with losses suffered from September 11, would preclude Aon from funding a major new venture. By third quarter 2002, operating income and capital ratios had not reached original targets, and we decided that a spinoff would not be in the best interest of stockholders. Although a sale would have alleviated a major portion of our short-term borrowings, we decided not to sell our insurance underwriting operations, given the unacceptable offers we received during an unfavorable mergers and acquisitions market. Instead, we decided to take steps to reinforce our financial position.

Capital Enhancement Actions

        Our capital enhancement actions completed in fourth quarter 2002 were successful. Capital ratios improved and we continue to benefit from solid credit ratings at the corporate level and strong claims paying ratings at our principal insurance

i

company subsidiaries. Most importantly, we have underscored our commitment to our clients and policyholders by keeping a strong financial position to serve their growing needs.

        During fourth quarter 2002, we raised more than $1.1 billion of capital. Net proceeds of $607 million were received from the issuance of 36.8 million new common shares, and these funds were used principally to reduce commercial paper borrowings. Long-term debt of $519 million was also issued, primarily to retire near-term debt and repurchase a portion of our trust preferred capital securities. At year-end 2002, debt plus preferred capital as a percentage of total capital improved to 40 percent from 45 percent at September 30, 2002. In addition, we repaid a $150 million note that matured on January 15, 2003.

        We also reduced our quarterly dividend to $0.15 per share from $0.225 per share. This will allow our insurance underwriting subsidiaries to retain more of their cash flow, thereby strengthening their financial positions that were negatively affected by WTC, investment and other losses.

        Our investment portfolio now has less exposure to the equity markets. Short-term and fixed-maturity investments comprised about 90 percent of Aon's total investment portfolio at December 31, 2002, up from 83 percent a year earlier. Nearly 94 percent of our year-end fixed income securities portfolio was investment grade.

        The Securities and Exchange Commission's (SEC) Division of Corporation Finance routinely sends public companies comment letters to ask questions about their filings. During the summer of 2002, Aon received a comment letter and we had discussions with the SEC staff. Aon has addressed all of the comments, and Aon's aggregate stockholders' equity was unchanged as a result of these discussions. In September 2002, we amended our 2001 Form10-K and first quarter 2002 Form 10-Q. A $90 million allowance that was originally recorded in first quarter 2002 was moved to fourth quarter 2001. This allowance arose from a dispute with the reinsurers of one of Aon's underwriting subsidiaries over WTC claims. In second quarter 2002, Aon also posted a $56 million cumulative adjustment for other than temporary impairment related to investments. There are no outstanding comments from the SEC.

Insurance Brokerage and Risk Management Services

        Our insurance brokerage and other services segment had record revenues of $5.3 billion for 2002, up 13 percent from the prior year, driven by organic growth. Pretax margins before WTC items and business transformation costs, however, were 13.8 percent for 2002 compared with 15.8 percent in 2001. Increased pension and risk management costs factored into the comparisons, as did lower investment income due to declining interest rates. U.S. retail brokerage improved relative to 2001, but influences from the business transformation and WTC disaster tempered revenue growth and increased expenses. Underperformance in our managing underwriting business during 2002, caused principally by the replacement of an insurance carrier for two programs, also had an impact on the comparisons.

        We expect U.S. retail brokerage and managing underwriting to improve in 2003 and beyond as factors from 2002 abate. The business transformation plan in our U.S. retail brokerage operations was completed in 2002, and we are becoming steadily more proficient on our new operating platform, which is designed to drive both revenue growth and efficiencies. In managing underwriting, new insurance carriers have already begun accepting business from the two programs noted above, including one of our own subsidiaries. While insurance companies have become more conservative in deploying their capital in these tight markets, we continue to pursue new sources of capital to satisfy the needs of insurance buyers for specialty coverage.

        Importantly, we expect our reinsurance, wholesale and international brokerage operations to continue their strong results, and we anticipate better results from our claims services business.

        Our reinsurance brokerage business is an industry leader and typifies Aon's strength in applying our vast resources to solve client problems. Since September 11, insurance companies have had to grapple with new "what-if scenarios" that were previously unthinkable. Effectively retaining and transferring risk through reinsurance is critical to their success. Aon's reinsurance experts help insurers navigate these decisions by using sophisticated tools like dynamic financial analysis to evaluate multiple risk transfer scenarios and the corresponding impact on earnings volatility and financial position.

        Our wholesale brokerage business had its best performance ever in 2002. Under the Swett & Crawford brand, we provide independent agents and brokers access to difficult markets by leveraging our industry and product expertise. Our wholesale brokerage services are especially important to clients when insurers restrict their underwriting capacity, as we are witnessing during the current phase of the insurance cycle.

        Our international brokerage businesses have coalesced well to deliver integrated solutions to multinational clients. We have market-leading positions in most major European countries, Asia, the Pacific, Africa and South America. Every day we get better at mining our intellectual capital through our knowledge transfer systems to deliver the best ideas from around the world to our clients' doorsteps. Our services include not only insurance brokerage, but also complete risk management services such as captive management, claims services, actuarial analysis, loss prevention and safety engineering.

        Recent events show that we continue to generate new opportunities from our existing franchise. Late in 2002, we started an alliance with Giuliani Partners to offer crisis management and disaster recovery planning. This January, we became the first foreign broker licensed in China to provide retail and reinsurance brokerage services to indigenous Chinese companies, as well as international firms with operations in China. And in March 2003, we received the same privilege from India, which had previously restricted foreign insurance brokers. These developments are a testament to our expertise and reputation within our industry. In both China and India, we are operating through joint ventures.

        Although pension costs will increase in 2003, as previously announced, we believe the improvements in our global insurance brokerage franchise and strong demand for our services will more than offset these incremental costs, and margins should improve.

Human Capital Consulting

        In 2002, Aon signed new human resource outsourcing contracts with clients that propelled revenue growth 12 percent above the prior year. These multi-year contracts are the result of investments made over the past few years to augment Aon's traditional strengths in employee benefits, compensation, business process and communication consulting. Securing these long-term client contracts fulfills our strategy to offer fully integrated human capital consulting services. We believe that a holistic approach to human capital management produces the best results for clients. That is why we have built resources to deliver complete solutions.

        Margins for our outsourcing business are lower than our other consulting operations, so they compress segment margins when they are added. Also, margins under these long-term contracts are lowest in the early years due to the initial investment costs. Over the life of these contracts, however, the returns are expected to be quite favorable, and they bolster client relationships by providing new opportunities to offer more services.

        Aon's traditional consulting businesses had slower growth in 2002 due to weaker economic conditions around the world, which translated into less hiring and fewer workers employed by our clients. Their expanding needs, though, to enhance workforce productivity and contain costs for retirement, health care and other benefit plans, should drive increased demand for our services.

Insurance Underwriting

        Revenue growth in our insurance underwriting segment was quite good at 12 percent in 2002. Several unusual items, however, caused income to fall sharply from historic levels. Expenses related to our previously planned spinoff equaled $50 million last year, $33 million of which was recorded in the underwriting segment. We also chose to discontinue certain unprofitable insurance underwriting operations that had pretax losses of $21 million in 2002, and we had a $36 million loss from an alleged fraud by an outside party, National Program Services, Inc. Lower interest rates also pressured investment income. These factors reduced pretax income to $152 million in 2002, essentially flat with the prior year results of $150 million that were negatively impacted by $135 million of WTC related charges.

        To improve results in our supplemental accident and health insurance business, we have instituted a "Back-to-Basics" strategy. We will cease accident and health insurance operations in Mexico, Argentina and Brazil, and we have exited our large company group life business. Going forward, we will concentrate on our core strengths: distribution, product expertise, recruiting, training and financial strength. Our direct sales approach, using a highly trained career agent sales force, will be the foundation for our growth and improved profitability.

        In our extended warranty operations, we will focus on our core strengths of disciplined underwriting and efficient claims handling to ensure that our products are appropriately priced and loss costs are minimized. Although slower economic growth has impeded revenue increases on existing business, we believe there are opportunities to gain more clients who may wish to offer extended warranties to their customers.

        On the commercial property and casualty side, we are selectively underwriting some niche business produced principally by our managing underwriters. When insurance companies become more restrictive with their capacity, as they are now, we will opportunistically underwrite this business since premium rates are typically at their highest levels during these periods. We normally have long relationships with the insurance buyers using our managing underwriting facilities and extensive knowledge of the claims experience.

        We have benefited from the increased demand for property and casualty insurance through our investment in Endurance Specialty, a Bermuda-based insurance company that we co-sponsored. Endurance is providing new property and casualty insurance capacity to commercial companies, and we believe this investment will provide favorable returns. Aon made an initial investment of $227 million in Endurance, which recently completed an initial public offering.

Milestones

        In May 2002, W. Clement Stone, the founder of our accident and health insurance subsidiary, Combined Insurance Company of America, celebrated his 100th birthday. In his honor, our sales agents and management team sold a record number of policies during his birthday week. We were then saddened by Mr. Stone's passing later in the year, but we remain thankful that his lasting spirit and energy live on in the culture of Combined Insurance.

        Perry J. Lewis, a director of Aon and our predecessor companies for more than thirty years, will be leaving our board in May 2003. His years of service and many contributions are greatly appreciated.

        Raymond I. Skilling, Aon's executive vice president and chief counsel, has announced his desire to retire as chief counsel prior to the 2004 annual meeting of stockholders and he will remain at Aon in a new capacity. He is not standing for re-election to our board in May 2003. Raymond has provided astute counsel as a member of our board for 26 years and we are extremely grateful for his valuable guidance as we grew our organization into a worldwide franchise. Patrick G. Ryan, Jr. will also not be standing for re-election in May. We thank him for his service and we wish him well in his future endeavors.

        New director nominees, who qualify as independent directors under newly-proposed regulatory guidelines, have been selected. While Aon already complies fully with proposed New York Stock Exchange guidelines concerning independent directorship, the nominees would increase the number and percentage of independent directors on our board. In addition, the director nominees have extensive international business experience, which we highly value.

        Harvey N. Medvin has retired from his position as chief financial officer after serving with us for more than thirty years. We are indebted to Harvey for his dedication and guidance as we built Aon into a global enterprise, and we are fortunate that he has agreed to continue on as an advisor to Aon.

        David P. Bolger, who joined Aon in January as executive vice president of finance and administration, assumed the additional position of chief financial officer in April 2003 as planned. David has managed major financial institutions and has held senior finance positions during his career. We welcome him to Aon's executive management team.

Outlook

        Looking ahead, I am encouraged by the energy of our management team and employees. They know that Aon shines most when clients' challenges are greatest. In this difficult insurance market, our brokerage and risk management resources are highly prized and our innovation is rewarded. Our consulting professionals are sought after to improve clients' workforce productivity and to optimize their compensation structures. Consumers also are keen to protect their valuable assets and savings against losses, and they seek the advantages of insurance and warranty protection. As we steadily enhance the products and services we deliver to clients with increased productivity, we expect to significantly improve returns to stockholders, increase value to our clients and expand opportunities for employees.

Sincerely,
Patrick G. Ryan Chairman and Chief Executive Officer

AON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 16, 2003

To the Holders of Common Stock and Series C Preferred Stock of Aon Corporation:

        The Annual Meeting of Stockholders of Aon Corporation will be held on Friday, May 16, 2003, at 10:00 a.m. (local time), at Bank One Auditorium, 1 Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, for the following purposes:

  1.
  To elect thirteen Directors to serve until our 2004 Annual Meeting of Stockholders. Your Board of Directors unanimously recommends that you vote "FOR" the election of all nominees.

  2.
  To ratify the appointment of Ernst & Young LLP as our independent auditors for the year 2003. Your Board of Directors unanimously recommends that you vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent auditors.

  3.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only holders of common stock and Series C preferred stock of record at the close of business on March 26, 2003 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during normal business hours at our corporate offices during the ten-day period immediately prior to the Annual Meeting.

                                    By Order of the Board of Directors,

                                    Kevann M. Cooke
                                     Vice President and Corporate Secretary

  Chicago, Illinois
  April 11, 2003

        For this year's Annual Meeting, we have combined the Notice of Annual Meeting, Proxy Statement and 2002 Annual Financial and General Information Report into one document.

        Your vote is important. Whether or not you plan to attend the meeting in person, please vote as promptly as possible by telephone, on the Internet or by completing and returning the enclosed proxy card.

Aon Corporation
200 East Randolph Street
Chicago, IL 60601

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS—MAY 16, 2003

Solicitation of Proxies and Mailing Date

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aon Corporation ("Aon," "we" or "our") for use at the 2003 Annual Meeting of Stockholders to be held at Bank One Auditorium, 1 Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, at 10:00 a.m. (local time), on Friday, May 16, 2003, and at any adjournment thereof. Action will be taken at the meeting upon proposals to elect thirteen Directors and to ratify the appointment of our independent auditors, as well as any other business as may properly come before the Annual Meeting. This proxy statement and the accompanying proxy card are first being sent to stockholders on or about April 11, 2003.

Who Can Vote

        Only holders of our common stock, par value $1.00 per share (the "Common Stock"), and our Series C Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Stock," and together with the Common Stock, the "Stock"), as of the close of business on March 26, 2003, are entitled to vote at the Annual Meeting. As of that date, there were 312,190,493 shares of Common Stock outstanding, and 1,000,000 shares of Preferred Stock outstanding, each entitled to one vote for each share.

Quorum

        The presence in person or by proxy of the holders of a majority of the shares of Stock entitled to vote at the Annual Meeting shall constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining a quorum at the Annual Meeting.

Vote Necessary for Action

        Except as otherwise required by applicable law or our second amended and restated certificate of incorporation, as amended, any proposal properly presented at a meeting in which a quorum is present will be decided by the vote of the holders of a majority of the Stock present in person or represented by proxy and entitled to vote on the proposal at that meeting. An abstention with respect to a particular proposal will have the effect of a vote against that proposal. If a duly executed proxy is marked to indicate that all or a portion of the Stock represented by that proxy is not being voted with respect to a particular proposal, that non-voted Stock will not be considered present and entitled to vote on the proposal even though that Stock will be counted for purposes of determining the presence or absence of a quorum. The election of thirteen Directors and the ratification of the appointment of our independent auditors will be decided by the vote of the holders of a majority of the Stock present in person or represented by proxy and entitled to vote on these matters.

How to Vote

        We hope that you will be present at the Annual Meeting. If you cannot attend, please validate the enclosed proxy by telephone, electronically using the Internet or by mail. To validate a proxy by telephone or electronically using the Internet, please follow the instructions located on the proxy card. To validate your proxy by mail, please sign the enclosed proxy card and return it in the accompanying envelope, which is addressed and requires no postage. Please note that you may incur costs charged by telephone companies or Internet access providers in connection with validating a proxy by telephone or electronically using the Internet.

        If you properly cast your vote, by either voting your proxy by telephone, electronically using the Internet or by executing and returning the enclosed proxy card, and your vote is not subsequently revoked, your Stock will be voted in accordance with your instructions. If you execute the enclosed proxy card but do not give instructions, your proxy will be voted as follows: FOR the election of all nominees for Director named below, FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year 2003 and in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting. If you receive more than one proxy, you should validate each proxy to ensure that all of your Stock is voted.

        We believe that the procedures that have been put in place are consistent with the requirements of applicable state law. Please remember that if your Stock is held through a bank, broker or other nominee, you will receive voting instructions from such bank, broker or other nominee describing the available processes for voting your Stock.

Revocation of Proxies

        You may revoke your proxy at any time before it is voted at the Annual Meeting. A vote by telephone or through the Internet may be revoked by executing a later-dated proxy card, by subsequently voting by telephone or through the Internet or by attending the Annual Meeting and voting in person. A stockholder executing a proxy card may also revoke it at any time before it is exercised by giving written notice revoking the proxy to the Office of the Corporate Secretary at the mailing address set forth on the cover of this proxy statement, by subsequently filing another proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not automatically revoke your prior telephone or Internet vote or your proxy.

Attendance

        If you hold your Stock in "street name" (that is, through a bank, broker or other nominee) and would like to attend the Annual Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of Stock as of the close of business on March 26, 2003, which is the record date for voting. Alternatively, you may contact the bank, broker or other nominee in whose name your Stock is registered and obtain a proxy to bring to the Annual Meeting.

Expenses

        We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of Aon and our subsidiaries telephonically, electronically or by other means of communication, and by Georgeson Shareholder Communications Inc., who we have hired to assist in the solicitation and distribution of proxies. Directors, officers and employees will receive no additional compensation for such solicitation. Georgeson will receive a fee of $7,000 for its services. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

2002 Annual Financial and General Information Report

        Appendix B to this proxy statement contains our 2002 Annual Financial and General Information Report, including our consolidated financial statements, the notes thereto and management's discussion and analysis of financial condition and results of operations, as well as certain other financial and other information required by the rules and regulations of the Securities and Exchange Commission ("SEC").

Principal Holders of Voting Securities

        As of March 26, 2003, the beneficial owners of 5% or more of any class of our Stock entitled to vote at the Annual Meeting and which were known to us were:

Name and Address	No. of Shares of Common Stock		Percent of Class
Patrick G. Ryan c/o Aon Corporation, 200 East Randolph Street, Chicago, IL 60601	27,402,939	(1)	8.78
Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900, Memphis, TN 38119	30,289,200	(2)	9.70
Capital Research and Management Company 333 South Hope Street, Los Angeles, CA 90071	24,307,300	(3)	7.79
State Street Bank and Trust Company 225 Franklin Street, Boston, MA 02110	24,279,523	(4)	7.78
John A. Levin & Co., Inc./BKF Capital Group, Inc. One Rockefeller Plaza, New York, NY 10020	19,544,763	(5)	6.26
Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite101, Tucson, AZ 85706	17,039,848	(6)	5.46
Name and Address	No. of Shares of Preferred Stock	Percent of Class
Estate of W. Clement Stone c/o W. Clement Stone Enterprises, Inc., P.O. Box 649, Lake Forest, IL 60045	400,000	40
Jessie V. Stone c/o W. Clement Stone Enterprises, Inc., P.O. Box 649, Lake Forest, IL 60045	600,000	60

(1)
The decrease in Mr. Ryan's beneficial ownership since our last proxy statement is not the result of the sale of any shares of Common Stock by Mr. Ryan or any member of the Ryan family. Rather, the decrease in Mr. Ryan's beneficial ownership reflects certain charitable contributions and certain transactions within the Ryan family, which are described in this footnote. On March 24, 2003, Shirley W. Ryan resigned as trustee of a trust for the benefit of Corbett M.W. Ryan, and Patrick G. Ryan, Jr. and Robert J.W. Ryan replaced her as trustees. This trust holds 1,455,356 shares of Common Stock. Corbett M.W. Ryan and Robert J.W. Ryan are the brothers of Patrick G. Ryan, Jr. An Irrevocable Stockholders' Voting Agreement and Proxy by and among Mr. Ryan, Mrs. Ryan, their sons and related trusts whereby Mr. Ryan had a proxy to vote the shares of Patrick G. Ryan, Jr., Robert J.W. Ryan and Corbett M.W. Ryan terminated on March 24, 2003 pursuant to an agreement of the parties in order to effectuate certain estate planning goals of the Ryan family. Includes13,865,652 shares of Common Stock beneficially owned by Mr. Ryan and 11,622,637 shares of Common Stock beneficially owned and attributed to Mr. Ryan pursuant to trusts for the benefit of family members. Also includes 404,000 shares of Common Stock owned by a charitable foundation for which Mr. Ryan acts as trustee and has sole voting and shared investment control. Also includes 366,900 shares of Common Stock representing a beneficial interest in shares of Common Stock of the Employee Stock Ownership Plan ("ESOP") Account of the Aon Savings Plan attributable to Mr. Ryan, and a beneficial interest in shares of Common Stock of the Aon Common Stock Fund of the Aon Savings Plan. Under the terms of the Aon Savings Plan, as a participant in such plan Mr. Ryan is entitled to direct the manner in which the trustees will vote the shares of Common Stock attributed to him; in addition, all shares of Common Stock for which voting instructions are not received are voted by the trustees in the same proportion as the shares of Common Stock for which voting instructions are received. Also includes 1,143,750 shares of

  Common Stock which Mr.Ryan has the right to acquire pursuant to presently exercisable stock options and options which will become exercisable within 60 days of March 26, 2003.

(2)
Based upon information contained in a Schedule 13G filed with the SEC on January 10, 2003 pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Southeastern Asset Management, Inc. ("Southeastern") is a registered investment adviser and has: (a) sole voting power as to 15,426,200 shares of Common Stock; (b) shared voting power as to 12,057,000 shares of Common Stock; (c) no voting power as to 2,806,000 shares of Common Stock; (d) sole dispositive power as to 18,195,200 shares of Common Stock; (e) shared dispositive power as to 12,057,000 shares of Common Stock; and (f) no dispositive power as to 37,000 shares of Common Stock. All of the shares of Common Stock covered by the Schedule 13G are owned legally by Southeastern's investment advisory clients and none are owned directly or indirectly by Southeastern. As permitted by Rule 13d-4 of the Exchange Act, Southeastern disclaims beneficial ownership of the shares of Common Stock covered by the Schedule 13G.

(3)
Based upon information contained in an amendment filed on February 13, 2003 pursuant to Rule 13d-1(b) of the Exchange Act to a Schedule 13G originally filed on February 11, 1999. Capital Research and Management Company ("Capital Research") is a registered investment adviser and has no voting power, but sole dispositive power, as to 24,307,300 shares of Common Stock. Although Capital Research is deemed to be the beneficial owner of these shares of Common Stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940, Capital Research expressly disclaims, pursuant to Rule 13d-4 of the Exchange Act, that it is the beneficial owner of such shares.

(4)
Based upon information contained in a Schedule 13G filed on February 12, 2003 pursuant to Rule13d-1(b) of the Exchange Act. State Street Bank and Trust Company ("State Street") is a bank that acts in various fiduciary capacities with respect to various benefit plans of Aon, including the Aon Savings Plan and the ESOP. State Street has: (a) sole voting power as to 10,084,940 shares of Common Stock; (b) shared voting power as to 13,483,692 shares of Common Stock; (c) sole dispositive power as to 10,841,332 shares of Common Stock; and (d) shared dispositive power as to 13,483,191 shares of Common Stock. State Street expressly disclaims beneficial ownership of all shares of Common Stock reported in the Schedule 13G pursuant to Rule 13d-4 of the Exchange Act.

(5)
Based upon information contained in a Schedule 13G filed on February 14, 2003 pursuant to Rule 13d-1(b) of the Exchange Act. Each of John A. Levin & Co, Inc. ("Levin & Co."), a registered investment adviser, and BKF Capital Group, Inc. ("BKF"), the indirect parent company of Levin & Co., has (a) sole voting power as to 218,821 shares of Common Stock; (b) shared voting power as to 15,817,517 shares of Common Stock; (c) sole dispositive power as to 218,821 shares of Common Stock; and (d) shared dispositive power as to 19,325,942 shares of Common Stock.

(6)
Based on information contained in a Schedule 13G filed on February 21, 2003 pursuant to Rule 13d-1(b) of the Exchange Act. Davis Selected Advisers, L.P. is a registered investment adviser and has sole voting and sole dispositive power as to 17,039,848 shares of Common Stock.

Agenda Item No. 1—Election of Directors

        Thirteen Directors are to be elected at the Annual Meeting. The term of each Director expires at the next succeeding Annual Meeting of Stockholders and each Director shall hold office until the election and qualification of his or her respective successor or until his or her earlier death, removal or resignation. The Board of Directors consists of a number of Directors as is fixed from time to time by resolution adopted by the Board of Directors as provided in our bylaws. The Board of Directors currently is authorized to have up to twenty-one members.

        With the exception of Mr. Kalff and Mr. Losh, all nominees are currently Directors of Aon. All nominees for Director have consented to be named, and have agreed to serve if elected.

        The thirteen Directors will be elected by the vote of the majority of votes present in person or represented by proxy at the Annual Meeting. Accordingly, since votes withheld will count as present at the Annual Meeting (and will therefore also count toward the establishment of a quorum), a vote withheld for a nominee will adversely affect that nominee's ability to secure the necessary majority of votes present at the Annual Meeting.

        Unless a proxy directs to the contrary, it is intended that the proxies will be voted for the election of the thirteen nominees for Director named on the following pages, to hold office until the next succeeding Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. We have no reason to believe that any of the nominees will not be available to serve as a Director. However, if any of them should become unavailable to serve for any reason, the proxies will be voted for such substitute nominees as may be designated by the Board of Directors.

        Set forth on the following pages is biographical information concerning each nominee for election as a Director, the nominee's principal occupation, the period during which the nominee has served as a Director of Aon, including service as a Director or employee of Combined Insurance Company of America ("Combined Insurance"), a subsidiary of Aon, or Ryan Insurance Group, Inc. ("Ryan Group"), which merged with Aon in 1982. Ages shown for all Directors are as of December 31, 2002.

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL NOMINEES.

Patrick G. Ryan
Director since 1965

        Mr. Ryan has been Chairman of the Board of Aon since 1990 and Chief Executive Officer since 1982. He was elected President and Chief Executive Officer of Aon at the time of the merger of Aon and Ryan Group in 1982, and served as President of Aon until April 1999. Prior to the merger, Mr. Ryan served as Chairman of the Board and Chief Executive Officer of Ryan Group. He is a Director of Tribune Company and serves as Chairman of the Board of Trustees of Northwestern University and as a Trustee of Rush-Presbyterian-St. Luke's Medical Center. He serves as Chairman of the Executive Committee of our Board of Directors and is a Director of the Aon Foundation.

Age: 65

Edgar D. Jannotta
Director since 1995

        On March 6, 2001, Mr. Jannotta was named Chairman of William Blair & Company, L.L.C., an international investment banking firm, and Chairman of its Executive Committee. On January 2, 1996, William Blair & Company, L.L.C. converted from a partnership at which time Mr. Jannotta was named Senior Director. Mr. Jannotta joined William Blair & Company in May 1959 as an Associate, became a Partner in January 1965, Assistant Managing Partner in June 1973, Managing Partner in September 1977 and Senior Partner in January 1995. He is Chairman of the Board of Trustees of the University of Chicago and Trustee of the Lyric Opera of Chicago. Mr. Jannotta is a Director of Bandag, Incorporated; Molex Incorporated; and Exelon Corporation. He serves as a member of the Executive Committee and Governance/Nominating Committee of our Board of Directors.

Age: 71

P. J. Kalff
Nominee

        Mr. Kalff serves on the Supervisory Board of ABN AMRO Holding N.V., an international banking concern, and is the former Chairman of the Managing Board of ABN AMRO Holding N.V./ABN AMRO Bank N.V. Mr. Kalff is a member of the International Advisory Committee of the Federal Reserve Bank of New York. Mr. Kalff also serves on the Supervisory Boards of Concertgebouw N.V., Hagemeyer N.V., Koninklijke Volker Wessels Stevin N.V., N.V. Luchthaven Schiphol and Stork N.V.

Age: 65

Lester B. Knight
Director since 1999

        Mr.Knight is a Founding Partner of RoundTable Healthcare Partners and the former Vice Chairman and Director of Cardinal Health, Inc., a diversified healthcare service company. Mr. Knight was Chairman of the Board and Chief Executive Officer of Allegiance Corporation from 1996 until February 1999, and had been with Baxter International, Inc.

from 1981 until 1996 where he served as Corporate Vice President from 1990, Executive Vice President from 1992, and as a Director from 1995. He was Chairman and a Director of The Baxter Allegiance Foundation. He is a Director of Evanston Northwestern Healthcare and Junior Achievement of Chicago. He is a Trustee of Northwestern University. Mr.Knight serves as the Chairman of the Aon Foundation and as a member of the Executive Committee and Organization and Compensation Committee of our Board of Directors.

Age: 44

J. Michael Losh
Nominee

        From 1994 until 2000, Mr. Losh served as Chief Financial Officer and Executive Vice President of General Motors Corporation, the world's largest vehicle manufacturer. Mr. Losh spent 36 years in various capacities with General Motors, where he served as Chairman of GMAC, its financial services group, Group Vice President of North American Sales Service and Marketing, and Vice President and General Manager of both its Oldsmobile Division and Pontiac Division. Mr. Losh currently serves on the Board of Directors of AMB Property Corporation, Cardinal Health, Inc., H.B. Fuller Corporation and Metaldyne Corporation. He previously served as a Director of The Quaker Oats Company (prior to its acquisition by PepsiCo., Inc.), Electronic Data Systems Corporation and Hughes Electronics Corporation.

Age: 56

R. Eden Martin
Director since 2002

        Mr. Martin has been a Partner of the law firm Sidley Austin Brown & Wood (formerly known as Sidley & Austin) since 1975, and served as Chairman of its Management Committee from 1989-1999. His law practice has centered on the representation of regulated industries and companies. Prior to becoming a Partner, he was an Associate at Sidley & Austin from 1967-1973, and served as inside General Counsel of Arthur Andersen & Co. from 1973-1975. Mr. Martin has served as President of The Commercial Club of Chicago and President of its Civic Committee since 1999. Among other civic and professional involvements, Mr. Martin is a Fellow of the American Bar Foundation, a member of the Board of Directors of the Chicago Board Options Exchange, a Life Trustee of the Chicago Symphony Orchestra and a member of the Board of Trustees of Northwestern University, as well as Chair of its Audit Committee. Mr. Martin serves as a member of the Executive Committee of our Board of Directors and as a Director of the Aon Foundation.

Age: 62

Andrew J. McKenna
Director since 1970

        Mr. McKenna served as a Director of Ryan Group from 1970 until 1982 when he was elected to our Board of Directors. He is Chairman and Chief Executive Officer of Schwarz, a printer, converter, producer and distributor of packaging and promotional materials, and a Director of Click Commerce, Inc., McDonald's Corporation and Skyline Corporation. He is Chairman Emeritus of the Board of Trustees of the University of Notre Dame and Chairman of the Commercial Club of Chicago. Mr. McKenna is also a Director of Children's Memorial Hospital and the Lyric Opera of Chicago, and a Trustee and Chairman Emeritus of the Museum of Science and Industry. He serves as the Chairman of the Governance/Nominating Committee and as a member of the Organization and Compensation Committee of our Board of Directors.

Age: 73

Robert S. Morrison
Director since 2000

        Mr. Morrison retired as Vice Chairman of PepsiCo., Inc. in February 2003. From 1997 until the 2001 merger with PepsiCo., he led The Quaker Oats Company as Chairman, President and Chief Executive Officer. PepsiCo. and Quaker Oats are companies engaged in the processing of packaged foods and beverages. Previously, he served as Chairman and Chief Executive Officer of Kraft Foods, Inc., a division of Philip Morris Companies Inc., during the years 1994-1997; and he served as President of General Foods U.S.A., a division of Philip Morris Companies Inc., during 1991-1994. He also serves as a Director of 3M and Tribune Company. He serves as a member of the Audit Committee and Organization and Compensation Committee of our Board of Directors.

Age: 60

Richard C. Notebaert
Director since 1998

        Mr. Notebaert was elected Chairman and Chief Executive Officer of Qwest Communications International Inc., a leading provider of broadband Internet-based data, voice and image communications, in June 2002. He previously served as President and Chief Executive Officer of Tellabs, Inc., from August 2000 to June 2002 and served as a Director of Tellabs from April 2000 to June 2002. He served as Chairman of the Board and Chief Executive Officer of Ameritech Corporation, a full-service communications company, from April 1994 until December 1999. Mr. Notebaert first joined Ameritech Communications in 1983 and served in significant positions within the Ameritech organization before his election as Vice Chairman of Ameritech in January 1993, President and Chief Operating Officer in June 1993 and President and Chief Executive Officer in January 1994. Mr. Notebaert is a Director of Cardinal Health, Inc., a Trustee of the University of Notre Dame and a member of The Business Council. He serves as the Chairman of the Organization and Compensation Committee and a member of the Audit Committee of our Board of Directors.

Age: 55

Michael D. O'Halleran
Director since 1999

        Mr. O'Halleran has been President and Chief Operating Officer of Aon since April 16,1999. Since 1995 he has served as President and Chief Operating Officer of Aon Group, Inc., our global insurance brokerage and consulting arm. He has also served in other significant senior management positions within the Aon group of companies since 1987 and has more than 30 years of experience in the insurance and reinsurance industries. He is a Director of Cardinal Health, Inc. He is also Co-Chairman of World Business Chicago and is a Trustee of Dublin City University in Dublin, Ireland.

Age: 52

John W. Rogers, Jr.
Director since 1993

        Mr. Rogers is Chairman and Chief Executive Officer of Ariel Capital Management, Inc., an institutional money management firm specializing in equities, having founded the firm in January 1983. In addition, Ariel Capital serves as the investment advisor, administrator and distributor of Ariel Mutual Funds. Mr. Rogers is a Trustee of Ariel Mutual Funds. Mr. Rogers is also a Director of GATX Corporation, Burrell Communications Group, Bank One Corporation, Exelon Corporation and the John S. and James L. Knight Foundation. He is Chairman of the Chicago Urban League; Trustee of Rush-Presbyterian-St. Luke's Medical Center; Life Trustee of the Chicago Symphony Orchestra; Trustee of the University of Chicago; and a former member of the Board of Trustees of Princeton University. He serves as the Chairman of the Audit Committee of our Board of Directors.

Age: 44

George A. Schaefer
Director since 1991

        In April 2000 Mr. Schaefer retired as a Director of Caterpillar Inc., the construction machinery and equipment manufacturing company. He served as Chairman and Chief Executive Officer of Caterpillar from 1985 until his retirement from active duty in July 1990 and served in other senior management positions during the course of his career with Caterpillar which began in 1951. He is a Director of Helmerich & Payne, Inc. He serves as a member of the Audit Committee and Organization and Compensation Committee of our Board of Directors.

Age: 74

Dr. Carolyn Y. Woo
Director since 1998

        Dr. Woo assumed the deanship of the Mendoza College of Business at the University of Notre Dame in July 1997. From 1995 to 1997 she served as Associate Executive Vice President of Academic Affairs at Purdue University, and from 1993 to 1995 she served as Director of the Professional Master's Programs in the Krannert School of Management at Purdue University. She joined Purdue University as an Assistant Professor in 1981 and was promoted to Full Professor in 1991. Dr. Woo currently serves on the Board of Directors of Nisource Industries, Inc., Circuit City Stores, Inc. and St. Joseph Capital Bank, and is a former Director of Arvin Industries, Inc. and Bindley-Western Industries, Inc. She serves as a member of the Audit Committee and Governance/Nominating Committee of our Board of Directors.

Age: 48

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth the number of shares of Common Stock beneficially owned as of March 26, 2003 by each Director and nominee, by the Chief Executive Officer, Patrick G. Ryan, and by each of our four other most highly compensated executive officers, whom we refer to collectively in this proxy statement as the "named executive officers," and by all Directors, nominees and the named executive officers as a group. As used in this proxy statement, "beneficially owned" means a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security). Therefore, the table does not include the "phantom stock" shares held by or attributable to any individual under our benefit plans.

Name	Shares Beneficially Owned(1)	Percent of Class(2)
Patrick G. Ryan**(3)(4)(5)(6)	27,402,939	8.78
June E. Drewry**(6)	29,668	*
Edgar D. Jannotta(7)	56,025	*
P.J. Kalff(7)	—	*
Lester B. Knight(7)(8)	30,000	*
Perry J. Lewis	11,750	*
J. Michael Losh(7)	3,000	*
R. Eden Martin(7)	1,000	*
Andrew J. McKenna(7)	31,775	*
Harvey N. Medvin**(4)(5)(6)(9)	1,179,962	*
Robert S. Morrison(7)	1,000	*
Richard C. Notebaert(7)	11,500	*
Michael D. O'Halleran**(4)(5)(6)	528,175	*
John W. Rogers, Jr.(7)(10)	6,643	*
Patrick G. Ryan, Jr.(3)(11)	2,902,601	*
George A. Schaefer(7)	8,775	*
Raymond I. Skilling**(4)(5)(6)	867,162	*
Carolyn Y. Woo(7)	1,012	*
All Directors, nominees and named executive officers as a group (18 persons)	33,072,987	10.59

(1)
The Directors, nominees and named executive officers, and all Directors, nominees and the named executive officers combined, have sole voting power and sole investment power over the shares of Common Stock listed, except as indicated in note (4) and in the table below:

	Shared Voting Power	Shared Investment Power
Patrick G. Ryan	11,038,695	11,442,695
Patrick G. Ryan, Jr.	1,455,356	1,455,356
(2)
An asterisk indicates that the percentage of shares of Common Stock beneficially owned by the named individual does not exceed one percent (1%) of our outstanding shares of Common Stock. Named executive officers are indicated in the table by a double asterisk.

(3)
The decrease in Mr. Ryan's beneficial ownership since our last proxy statement is not the result of the sale of any shares of Common Stock by Mr. Ryan or any member of the Ryan family. Rather, the decrease in Mr. Ryan's beneficial ownership reflects certain charitable contributions and certain transactions within the Ryan family, which are described in this footnote. On March 24, 2003, Shirley W. Ryan resigned as trustee of a trust for the benefit of Corbett M.W. Ryan, and Patrick G. Ryan, Jr. and Robert J.W. Ryan replaced her as trustees. This trust holds 1,455,356 shares of Common Stock. Corbett M.W. Ryan and Robert J.W. Ryan are the brothers of Patrick G. Ryan, Jr. An Irrevocable Stockholders' Voting Agreement and Proxy by and among Mr. Ryan, Mrs. Ryan, their sons and related trusts whereby

  Mr. Ryan had a proxy to vote the shares of Patrick G. Ryan, Jr., Robert J.W. Ryan and Corbett M.W. Ryan terminated on March 24, 2003 pursuant to an agreement of the parties in order to effectuate certain estate planning goals of the Ryan family.

(4)
The following shares of Common Stock are beneficially owned by members of the immediate family of the following directors and named executive officers: 11,038,695 by Mrs. Ryan; 55,062 by Mrs. Medvin; 114,597 by Mrs. O'Halleran; and 374,827 by Mrs. Skilling (Mrs. Skilling and Mrs. Ryan are sisters). As to the shares of Common Stock so held, Mr. Medvin, Mr. O'Halleran and Mr. Skilling disclaim beneficial ownership.

(5)
Includes a beneficial interest in shares of Common Stock of the ESOP Account of the Aon Savings Plan attributable to the named executive officers, and includes beneficial interest in shares of Common Stock of the Aon Common Stock Fund of the Aon Savings Plan attributable to the named executive officers, as follows: Patrick G. Ryan, 366,900; Harvey N. Medvin, 166,583; Michael D. O'Halleran, 34,709; and Raymond I. Skilling, 16,208. The shares of Common Stock of the ESOP Account and the Aon Common Stock Fund of the Aon Savings Plan are voted by the trustees as directed by their respective participants; all shares of Common Stock for which voting instructions are not received are voted by the trustees in the same proportion as shares of Common Stock for which voting instructions are received.

(6)
Includes the following number of shares of Common Stock which the respective Directors, nominees and named executive officers have or will have the right to acquire pursuant to presently exercisable employee stock options, or stock options which will become exercisable or stock awards which will become vested within 60 days following March 26, 2003: Patrick G. Ryan, 1,143,750; Harvey N. Medvin, 172,325; Michael O'Halleran, 189,400; Raymond I. Skilling, 158,240; and June E. Drewry, 27,200.

(7)
Does not include the number of shares of Common Stock equal to $50,000 which each outside Director will be awarded on May 16, 2003 pursuant to the Aon Outside Director Stock Award Plan. See "Compensation of the Board of Directors."

(8)
Includes 15,000 shares of Common Stock held by a trust for the benefit of Mr. Knight's wife.

(9)
Excludes 13,300 shares of Common Stock owned by a charitable foundation for which Mrs. Medvin acts as a trustee and has shared voting and investment control. Mr. Medvin disclaims any beneficial ownership in such shares of Common Stock.

(10)
Ariel Capital Management, Inc., of which Mr. Rogers is Chairman and Chief Executive Officer, currently does not beneficially own any shares of Common Stock, nor has it beneficially owned any shares of Common Stock during Mr. Rogers's tenure on our Board.

(11)
Includes a beneficial interest in 1,455,356 shares of Common Stock held in a trust for the benefit of Corbett M.W. Ryan.

        Section16(a) Beneficial Ownership Reporting Compliance.    Section16(a) of the Exchange Act requires that each of our Directors and executive officers, and any other person who owns more than ten percent of our Common Stock, file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Such Directors, executive officers and stockholders are required by regulation to furnish us with copies of such reports. Based solely upon our review of these reports, as well as written representations to the effect that no such other reports were required to be filed, Aon believes that all such filing requirements were met during 2002.

Compensation of the Board of Directors

        Cash Compensation and Stock Awards.    Directors who are employees of Aon receive no additional compensation for service as a Director. All non-employee Directors are referred to in this proxy statement as "outside Directors." Each outside Director receives a $30,000 yearly retainer for services to the Board of Directors. No additional fees are payable for Board or committee attendance or for service chairing a committee. In addition, under the Aon Corporation Outside Director Stock Award and Retirement Plan (as amended and restated effective January 1, 2003 as a subplan of the Aon Stock Incentive Plan) (the "Award Plan"), each outside Director is granted a number of shares of Common Stock equal to $50,000 each year following their election to the Board of Directors at the Annual Meeting of Stockholders. Any outside Director elected to the Board other than at the annual stockholder's meeting receives a pro rata number of shares of Common Stock based upon the number of full months of service.

        In 1994, Aon established an outside Director bequest plan (the "Bequest Plan"). The purpose of the Bequest Plan is to acknowledge the service of outside Directors, to recognize the mutual interest of Aon and our outside Directors in supporting worthy charitable institutions and to assist us in attracting and retaining outside Directors of the highest caliber. Aon is funding the Bequest Plan generally through the maintenance of life insurance policies on our outside Directors. Individual outside Directors derive no financial benefit from the Bequest Plan since any and all insurance proceeds and tax deductible charitable donations accrue solely to us. Charitable donations by Aon will be directed to charitable institutions designated by the outside Directors. Up to $100,000 will be contributed annually to tax qualified institutions designated by a participating outside Director for ten years following the death of that Director. An outside Director is not eligible to participate in the Bequest Plan until he or she has completed one full year of service on the Board. The Board retains the right to terminate the Bequest Plan and to decline to make any requested bequest if, in the Board's judgment, doing so is in the best interests of Aon and our stockholders.

        Deferred Compensation.    Pursuant to the Aon Corporation Outside Director Deferred Compensation Plan (as a subplan of the Aon Stock Incentive Plan) (the "Deferred Plan"), and pursuant to the Award Plan, outside Directors may defer receipt of cash compensation and shares of Common Stock until, generally, retirement from the Board.

        Under the Deferred Plan, outside Directors elect that portion of the annual retainer (referred to as "Fees") which will be credited to either a cash account, the earnings of which are based on six-month Treasury bills, or a stock account. Both accounts are maintained for bookkeeping purposes only and no amounts are actually invested or set aside for the outside Directors' benefit. The outside Directors' stock accounts are credited with the number of shares that could have been purchased with the Fees at the average of the high and low price of the shares of Common Stock on the date the Fees are earned. As dividends are declared and paid on shares of Common Stock, each outside Director's stock account, for bookkeeping purposes, is credited with the amount of shares of Common Stock that could have been purchased had such dividends been reinvested in shares of Common Stock. Distributions generally commence upon termination of Director status or retirement of the outside Director from the Board. Distributions may be made in cash or in shares of Common Stock, at the election of the Director.

        Under the Award Plan, outside Directors may also elect to defer receipt of the annual award of shares of Common Stock. For Directors that elect to defer, we will maintain accounts for bookkeeping purposes that are credited with the number of shares of Common Stock that could have been purchased with the annual award if shares were priced at the average price of shares of Common Stock during the first three months of the year the annual award is made. As dividends are declared and paid on shares of Common Stock, each outside Director's account, for bookkeeping purposes, is credited with the amount of shares of Common Stock that could have been purchased had such dividends been reinvested in shares of Common Stock.

        In addition, under the Award Plan, outside Directors are also entitled to certain deferred benefits when they retire from the Board. The Award Plan provides for an amount to be credited to an account on behalf of each outside Director, as follows:

  •
  $10,000 for each annual period of Board service prior to 1994, but not more than $100,000 in the aggregate; and

  •
  $20,000 per annum for each annual period of service commencing with April 15, 1994.

        Upon retirement from the Board, or upon death or disability, the vested value accumulated in the account as to a particular outside Director (the "Accrued Vested Retirement

Amount") will be distributed in ten installments consisting of shares of Common Stock.

        The following table shows, as of March 26, 2003, the total number of shares of Common Stock equivalents credited to the phantom stock accounts of each outside Director (including Messrs. Kalff and Losh, who are nominees for election, and Messrs. Lewis and Ryan, who are currently outside Directors and retiring on May 16, 2003) under the Deferred Plan and under the Award Plan (the "Phantom Shares"), and the number of shares of Common Stock equivalents representing the Accrued Vested Retirement Amount (the "Retirement Shares").

Director	Phantom Shares	Retirement Shares
Edgar D. Jannotta	20,817	4,402
P.J. Kalff	-0-	-0-
Lester B. Knight	10,730	1,958
Perry J. Lewis	18,292	7,355
J. Michael Losh	-0-	-0-
R. Eden Martin	2,861	-0-
Andrew J. McKenna	59,750	9,106
Robert S. Morrison	6,636	1,158
Richard C. Notebaert	12,883	2,423
John W. Rogers, Jr.	21,132	5,682
Patrick G. Ryan, Jr.	-0-	-0-
George A. Schaefer	17,533	6,805
Carolyn Y. Woo	6,530	2,423
Total	177,164	41,312

We have fully reported deferrals by outside Directors of cash compensation into phantom stock accounts in the Deferred Plan and in the Award Plan on a cumulative basis for each year since 1993 in a form similar to that set out in the above table. Although this disclosure is not required by the SEC under the proxy rules, in the interest of keeping all stockholders informed of deferrals of compensation by outside Directors into phantom stock accounts under our outside Director compensation plans, we intend to continue this disclosure in future years.

The Board of Directors—Corporate Governance

        In response to the Sarbanes-Oxley Act of 2002 and the proposed changes to the corporate governance listing standards of the New York Stock Exchange ("NYSE"), Aon is in the process of implementing various changes to its corporate governance practices. In many instances, Aon already had in place practices and procedures that comply with these new requirements. In other cases, we are making the appropriate changes to our practices and procedures to ensure compliance. Since many of the changes required by the Sarbanes-Oxley Act are being phased in over time and the proposed NYSE rules are not yet effective, our response to these changes will be ongoing.

        The following discussion highlights some of the corporate governance initiatives taken by our Board in response to the Sarbanes-Oxley Act and the proposed NYSE rules:

        Corporate Governance Principles.    The proposed NYSE rules will require listed companies to adopt corporate governance principles. We have adopted corporate governance principles, which can be found on our web site at http://www.aon.com/about/aon_corporation/bod_governance.jsp. Our corporate governance principles address, without limitation, the following matters:

  •
  Election of Directors. All of our Directors stand for election annually.

  •
  Retirement of Directors. We have established a mandatory retirement policy that provides that a Director may not stand for re-election after that Director's 75th birthday.

  •
  Director Orientation. Aon conducts an orientation program for all new non-management Directors. This orientation includes presentations by senior management to familiarize new directors with the following matters: Aon's strategic plans; Aon's significant financial, accounting and risk management issues; Aon's compliance programs; Aon's Code of Ethics, Business Conduct Guidelines and Board Governance Guidelines; and Aon's principal officers. All other Directors will also be invited to attend these orientation programs.

  •
  Independence of Directors. The proposed NYSE rules will require listed companies to have a board of directors consisting of at least a majority of independent directors. Our Board currently consists of, and has previously consisted of, a majority of independent Directors.

        Board Committees.    Both the Sarbanes-Oxley Act and the proposed NYSE rules will require us to have an audit committee comprised solely of independent directors. The proposed NYSE rules will also require us to have independent compensation and nominating/corporate governance committees. We formed a Governance Committee and consolidated it with our Nominating Committee in the fall of 2002. Each of our Audit Committee, Organization and Compensation Committee and Governance/Nominating Committee is currently comprised of independent directors.

        Additionally, in accordance with the proposed requirements of the Sarbanes-Oxley Act, the members of our Audit Committee must have no affiliation with us, other than their Board seat, and receive no compensation in any capacity other than for service as a Director/committee member. Each member of our Audit Committee currently meets this independence requirement.

        The current charters of our Board committees can be found on our web site at http://www.aon.com/about/aon_corporation/board_charters. In addition, the amended and restated Audit Committee charter is attached to this proxy statement as Appendix A.

        Audit Committee Financial Experts.    Rules promulgated by the SEC under the Sarbanes-Oxley Act will require Aon to disclose annually, beginning in our proxy statement for the 2004 Annual Meeting of Stockholders, whether our Audit Committee contains one or more "audit committee financial experts," as defined by the SEC.

        Code of Ethics.    The Board has adopted a code of ethics regarding business conduct that applies to our Directors, officers and employees. This Code of Ethics can be found on our web site at http://www.aon.com/about/aon_corporation/code_of_ethics.jsp.

        Non-Management Directors Meeting.    The proposed NYSE rules will require that the non-management directors of a listed company meet periodically in executive sessions. Our corporate governance principles require that non-management Directors meet regularly in executive session without management participation. Andrew J. McKenna will chair the executive sessions. Aon's non-management Directors met on two occasions in 2002.

        Board and Committee Evaluations.    Our Board has initiated a Board and Committee evaluation process to facilitate an examination and discussion of whether our Board and Committees are functioning effectively. The Board conducted such an evaluation in 2002 and determined that our Board and Committees are functioning effectively.

The Board of Directors—Committees and Meetings

        The Board of Directors has appointed the following committees: Executive, Audit, Organization and Compensation, and Governance/Nominating. Membership on the committees since the last Annual Meeting of the Board in 2002 has been as follows:

Executive	Audit	Organization and Compensation	Governance/Nominating
Patrick G. Ryan(1)	John W. Rogers, Jr.(1)	Richard C. Notebaert(1)	Andrew J. McKenna(1)
Edgar D. Jannotta	Perry J. Lewis	Lester B. Knight	Edgar D. Jannotta
Lester B. Knight	Robert S. Morrison	Perry J. Lewis	Perry J. Lewis
R. Eden Martin	Richard C. Notebaert	Andrew J. McKenna	Patrick G. Ryan, Jr.(2)
Raymond I. Skilling	George A. Schaefer	Robert S. Morrison	Carolyn Y. Woo
	Carolyn Y. Woo	George A. Schaefer

(1)
Chairman.

(2)
Patrick G. Ryan, Jr. served as a member of the Governance/Nominating Committee from April 19, 2002 until September 20, 2002.

        When the Board of Directors is not in session, the Executive Committee is empowered to exercise the power and authority in the management of the business and affairs of Aon as would be exercised by the Board of Directors, subject to certain exceptions. The Executive Committee did not meet in 2002, but it acted by unanimous written consent on four occasions.

        The functions of the Audit Committee and its activities during 2002 are described below under the heading "Report of the Audit Committee." The Audit Committee operates pursuant to an amended and restated charter which has been approved by the Board of Directors and which is attached to this proxy statement as Appendix A. The Audit Committee met ten times during 2002.

        The Organization and Compensation Committee annually reviews and determines the compensation of Aon's Chairman and Chief Executive Officer. The Organization and Compensation Committee also reviews, advises and consults with the Chairman and Chief Executive Officer on the compensation of the President and Chief Operating Officer and of other officers and key employees and as to Aon's policy on compensation. The Organization and Compensation Committee also administers the Aon Stock Incentive Plan (and its predecessor plans) and the Aon Deferred Compensation Plan, including granting stock options and stock awards and interpreting the plans, and has general oversight responsibility with respect to Aon's other employee benefit programs. In addition, the Organization and Compensation Committee also renders advice and counsel to the Chairman and Chief Executive Officer on the selection of senior officers of Aon and key executives of our major subsidiaries. The Organization and Compensation Committee met five times during 2002 and acted by unanimous written consent on two occasions.

        The Governance/Nominating Committee recommends nominees to the Board to fill vacancies or as additions to the Board of Directors. Although the Committee does not specifically solicit suggestions from stockholders regarding possible candidates, the Committee will consider stockholders' recommendations. Suggestions, together with a description of the proposed nominee's qualifications, stock holdings in Aon, other relevant biographical information and an indication of the willingness of the proposed nominee to serve, should be sent to our Corporate Secretary. Suggestions may be submitted at any time of year, but should be received by December 12, 2003 in order to be considered in connection with our Annual Meeting of stockholders in the spring of 2004. The Governance/Nominating Committee met two times during 2002.

        The Board of Directors met eight times during 2002 and acted by unanimous written consent on seven occasions. All incumbent Directors attended at least 75% of the meetings of the Board and all Committees of the Board on which the respective Directors served.

Report of the Audit Committee

        The Board of Directors has determined that all members of the Audit Committee are independent of Aon. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board on March 21, 2003, a copy of which is attached to this proxy statement as Appendix A.

        The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2002, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity and extent of disclosures in the financial statements.

        The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Aon's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and Aon including the matters in the written disclosures required by the Independence Standards Board. The Audit Committee has also considered non-audit services provided to Aon by the independent auditors and concluded that such services are compatible with maintaining the auditors' independence.

        The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee held ten meetings during fiscal year 2002.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management, the independent auditors and the internal auditors.

        In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC. The Board has also approved, and has requested that stockholders ratify, the selection of Ernst & Young LLP as our independent auditor for the year 2003.

John W. Rogers, Jr., Chair	Richard C. Notebaert
Perry J. Lewis	George A. Schaefer
Robert S. Morrison	Carolyn Y. Woo

Executive Compensation

        The following table discloses the compensation, for each of the last three years, received by Aon's Chief Executive Officer and Aon's four other most highly compensated executive officers who were serving as executive officers on December 31, 2002. We refer to these individuals in this proxy statement as the "named executive officers." The salary and bonus amounts disclosed in the table reflect amounts earned for the year shown. The other annual compensation and all other compensation amounts disclosed in the table reflect amounts paid for the year shown. The restricted stock awards and securities underlying options disclosed in the table reflect awards and options granted during the year shown.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Other Annual Compensation($)(2)	Restricted Stock Award(s)($)(3)	Securities Underlying Options(#)	All Other Compensation($)(4)
Patrick G. Ryan Chairman, Chief Executive Officer & Director	2002 2001 2000	1,125,000 1,125,000 1,125,000	-0- -0- 1,462,500	225,276 206,814 180,304		250,000 300,000 300,000	104,690 104,240 98,551
Michael D. O'Halleran(5) President, Chief Operating Officer & Director	2002 2001 2000	1,000,000 1,000,000 1,000,000	-0- -0- 1,300,000	32,658	796,163 762,892	120,000 120,000 190,000	55,055 58,355 60,955
Harvey N. Medvin Executive Vice President & Chief Financial Officer	2002 2001 2000	649,212 590,192 550,000	332,750 -0- 687,500	10,619		50,000 60,000 95,000	106,489 76,762 66,798
Raymond I. Skilling Executive Vice President, Chief Counsel & Director	2002 2001 2000	609,696 560,930 545,000	312,750 -0- 550,000	7,509		50,000 60,000 94,000	69,147 61,886 61,267
June E. Drewry Executive Vice President & Chief Information Officer	2002 2001 2000	489,231 443,846 373,077	250,000 -0- 144,000		103,110	50,000 40,000 20,000	60,893 59,520 40,265

(1)
In prior proxy statements, the disclosure regarding bonus amounts for a particular year reflected payments made in a particular year for performance in the previous year. As a result of the timing of the 2003 Annual Meeting, the disclosure regarding bonus amounts in this proxy statement has been revised for each year shown to reflect bonus amounts earned for the year shown, regardless of the time of payment.

(2)
This amount represents: (a) for Mr. Ryan, the value of personal use of a company-owned automobile in the amount of $34,513 and aircraft in the amount of $190,763; (b) for Mr. O'Halleran, the value of personal use of a company-owned aircraft in the amount of $8,948, an automobile allowance of $20,000 and professional services fees of $3,710; (c) for Mr. Medvin, an automobile allowance of $10,619; and (d) for Mr. Skilling, an automobile allowance of $7,509.

(3)
As of December, 31 2002, the named executive officers held the following number of unvested award shares pursuant to the Aon Stock Incentive Plan (the "Aon Stock Award Plan"), the vesting schedule for which and the market value (the average high and low price on the relevant date) of which, on the dates of grant and as of year-end 2002 are respectively set forth below:

	No. Shares Unvested	December 31, 2002 Value($)	Last Vesting Date
Patrick G. Ryan	0	n/a	n/a
Michael D. O'Halleran	173,700	$3,256,875	January 2, 2012
Harvey N. Medvin	43,875	$822,656	March 19, 2009
Raymond I. Skilling	40,500	$759,375	March 19, 2009
June E. Drewry	15,000	$281,250	June 14, 2009

  Under the terms of the Aon Stock Incentive Plan, shares of Common Stock granted as awards are subject to the following standard vesting schedule: Twenty percent (20%) on each of the third and tenth anniversaries of continuous employment from the date of grant, and ten percent (10%) on the fourth through ninth anniversaries of continuous employment from the date of grant. The Compensation Committee can take action to cause awards to become exercisable on an accelerated basis. No voting rights attach, and no dividends are paid, on shares of unvested stock awards.

(4)
Amounts disclosed in this column include:

(a)
Contributions by Aon of $9,750 in 2002 under the Aon Savings Plan, a defined contribution plan, on behalf of each of the named executive officers.

(b)
Contributions by Aon of $16,500 in 2002 under the Aon Supplemental Savings Plan on behalf of each of Mr. Ryan, Mr. O'Halleran, Mr. Medvin and Mr. Skilling; and $15,935 on behalf of Ms. Drewry.

(c)
Contributions by Aon in 2002 under the Aon Executive Life Insurance Plan, a split-dollar arrangement, on behalf of Mr. Ryan, $78,440; Mr. O'Halleran, $28,805; Mr. Medvin, $80,239; Mr. Skilling $42,897; and Ms. Drewry $35,208.

(5)
Aon has entered into an Employment Agreement with Michael D. O'Halleran, our President and Chief Operating Officer, dated January 1, 2001, which will expire on December 31, 2007 unless terminated earlier. The agreement provides for a base salary of $1,000,000 per year; subject to adjustment but not below $750,000; an annual incentive bonus of up to 180% of his base salary under the Bonus Plan for Senior Executives; 22,500 stock award shares per year; and stock options at the discretion of the Organization and Compensation Committee of the Board of Directors with the advice of the Chairman and Chief Executive Officer. As required by the agreement, Aon has purchased life insurance for Mr. O'Halleran that provides coverage sufficient for payment to Mr. O'Halleran's executor, administrator or beneficiary of a lump sum cash amount equal to his salary, at the rate in effect at the time of his death, to which he would have been entitled from the date of his death through the original term of the agreement. If Mr. O'Halleran's employment is terminated due to his disability or incapacity, he will receive his salary through the original term of the agreement, subject to reduction for benefits paid to him under any disability insurance policy maintained by us. If Aon terminates Mr. O'Halleran's employment due to his failure to perform the duties under the agreement to the satisfaction of the majority of the members of the Organization and Compensation Committee of the Board of Directors, Mr. O'Halleran will be entitled to receive his base salary and annual stock award for two years after the termination. If Aon terminates his employment for any other reason (other than for cause), Mr. O'Halleran will be entitled to receive his base salary through the original term of the agreement and a fully vested stock award for the number of shares that he would otherwise have received during the balance of the term of the agreement. In addition, under those circumstances, his previous stock awards will vest as permitted by the applicable plan and his stock options will become exercisable in full. The Board is also obligated to consider whether it should also make a grant of stock options that it determines to be equitable in light of other stock option grants made to Mr. O'Halleran. Non-competition and non-solicitation covenants apply for two years after termination of employment without regard to the reason for the termination of employment.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values(1)

        The following table provides information on stock option exercises in 2002 by each of the named executive officers:

			# Shares Subject to Options Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End($)(2)
Name	# Shares Acquired on Exercise	Value Realized($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick G. Ryan	112,500	2,079,124	816,000	1,234,000	n/a	n/a
Michael D. O'Halleran	-0-		76,200	398,800	n/a	n/a
Harvey N. Medvin	-0-		106,350	199,900	n/a	n/a
Raymond I. Skilling	-0-		67,770	188,730	n/a	n/a
June E. Drewry	-0-		6,600	103,400	n/a	n/a

(1)
Based upon the average high and low price of the shares of Common Stock as of the date exercised.

(2)
Based upon the average high and low price of the shares of Common Stock as of December 31, 2002.

Option Grants in 2002 Fiscal Year

        Information regarding options to purchase shares of Common Stock granted to each of the named executive officers during 2002 is set forth below. The options are subject to the terms of the Aon Stock Incentive Plan.

Name	Number of securities underlying options granted(1)	Percent of total options granted to employees in fiscal year	Exercise or Base price ($/Share)	Expiration Date	Grant Date Present Value ($)(2)
Patrick G. Ryan	250,000	4.2565	36.875	April 22, 2012	1,671,004
Michael D. O'Halleran	120,000	2.0431	36.875	April 22, 2012	802,082
Harvey N. Medvin	50,000.8513		36.875	April 22, 2012	344,201
Raymond I. Skilling	50,000.8513		36.875	April 22, 2012	344,201
June E. Drewry	50,000.8513		36.875	April 22, 2012	344,201

(1)
Options granted in 2002 become exercisable with respect to thirty-three percent (33%) of the shares on each of the second and fourth anniversaries of continuous employment of the grant date and thirty-four percent (34%) of the shares on the third anniversary of continuous employment of the grant date. The Compensation Committee can take action to cause options to become exercisable on an accelerated basis.

(2)
Based upon the Black-Scholes Option Pricing Model assuming a volatility rate of 21.10%, a risk-free interest rate of 4.259%, a dividend yield of 2.250% and that 0.96 years on average elapse between vesting and exercise.

Pension Plan Table

        The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age (65 years) under Aon's qualified defined benefit pension plan (the "Aon Pension Plan"), as well as under the non-qualified supplemental pension plan (the "Excess Benefit Plan"). The Excess Benefit Plan provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with Aon and our subsidiaries:

Remuneration	10 years	15 years	20 years	25 years	30 years	35 years	40 years
$ 425,000	$62,423	$92,023	$110,030	$128,038	$146,045	$164,053	$174,352
600,000	85,772	126,549	151,560	176,570	201,581	226,592	240,766
750,000	106,541	157,244	188,465	219,686	250,907	282,127	299,722
1,000,000	142,800	210,822	252,866	294,910	336,955	378,999	402,548
1,250,000	179,060	264,399	317,267	370,135	423,003	475,871	505,373
1,500,000	215,319	317,976	381,668	445,360	509,052	572,743	608,198
1,750,000	251,579	371,554	446,069	520,584	595,100	669,615	711,023
2,000,000	287,838	425,131	510,470	595,809	681,148	766,487	813,848
2,250,000	324,097	478,708	574,871	671,034	767,197	863,359	916,673
2,500,000	360,357	532,285	639,272	746,258	853,245	960,231	1,019,498
2,750,000	396,616	585,863	703,673	821,483	939,293	1,057,104	1,122,323

        A participant's remuneration subject to the Aon Pension Plan and the Excess Benefit Plan is the average of his or her base salary for each year prior to 1993, and the aggregate of base salary and certain eligible bonus payments for the 1993 year and each year thereafter, for the five consecutive calendar plan years during the last ten years of the participant's career for which the average is the highest or, in the case of a participant who has been employed for less than five full years, the period of his or her employment with Aon and our subsidiaries. Subject to the limitations set forth in the following sentence, pensionable earnings in 2002 used to calculate the base salary and the estimated years of service for each named executive officer are: Mr. Ryan $1,125,000 and 23 years; Mr. O'Halleran $1,000,000 and 15 years; Mr. Medvin $649,212 and 23 years; Mr. Skilling $609,696 and 26 years; and Ms. Drewry $489,231 and 4 years. The annual pension amounts included in the table above are based upon the following assumptions: (1) that retiring participants have attained age 65 and are fully vested; (2) that retiring participants have chosen to have benefits payable as straight life annuities; and (3) that maximum compensation used in calculating pension benefits is $500,000 for plan years on and after January 1, 2002.

Organization and Compensation Committee
Report on Executive Compensation

Philosophy

        Aon's executive compensation program is structured to attract, retain and motivate top quality and experienced individuals in the highly competitive environments of the brokerage and consulting industries. The program provides competitive compensation opportunities while supporting a pay-for-performance culture that emphasizes at-risk—or equity based—compensation. Grants of stock-based compensation ensure that individual efforts result in the reward of employees linked to the interest of stockholders.

        The executive compensation program is administered by the Organization and Compensation Committee of the Board (the "Compensation Committee") consisting entirely of outside Directors. In this capacity, the Compensation Committee determines the compensation for Aon's Chief Executive Officer, Patrick G. Ryan, and the compensation of the other named executive officers in consultation with Mr. Ryan. In addition, the Compensation Committee advises and consults with Mr. Ryan regarding the compensation of other officers and key employees.

Components

        There are three distinct components to the executive compensation program:

  •
  Base Salary

  •
  Short-Term Incentive Compensation

  •
  Long-Term Incentive Compensation

        Base Salary.    Base salaries for the named executive officers are established at levels considered appropriate in light of the executives' responsibilities and performance versus the competitive market both within the insurance industry and externally.

        Short-Term Incentive Compensation.    The Senior Officer Incentive Compensation Plan (the "Incentive Plan") is designed to permit amounts to be paid thereunder during a year to qualify as performance based compensation as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, thereby enhancing our ability to deduct the full amount paid to a named executive officer even though the individual's total compensation may exceed $1,000,000.

        Under the terms of the Incentive Plan as in effect during 2002, each named executive officer was eligible to receive a maximum bonus of 180% of the prior year's Base Salary. However, in no event could a bonus exceed $3,000,000. Payment of a bonus is further conditioned on our achievement of annually established performance thresholds, which are materially linked to the interests of stockholders. It is important to note that the Incentive Plan provides the Compensation Committee the discretion to grant bonuses which are less than the amounts provided for on an aggregate or individual basis, based upon objective and subjective performance criteria tailored to each individual.

        For bonus payments payable during calendar year 2002, the Compensation Committee, in exercising its discretion, adjusted the level of bonuses to reflect Aon's and the individuals' performance during 2001. The Compensation Committee awarded the bonuses set forth in the Summary Compensation Table to certain named executive officers who met certain performance goals in 2002. These bonuses will be paid in early 2003.

        Long-Term Incentive Compensation.    The Aon Stock Incentive Plan, adopted in 2001, rewards executives for long-term strategic management and subsequent enhancement of stockholder value by providing the executive with an opportunity to acquire an appropriate ownership interest in Aon.

        The Plan authorizes grants of options and awards. Options and award grants have been an effective tool in the attraction and retention of key individuals throughout Aon. Options are subject to a standard four year vesting schedule and awards are generally subject to a ten year vesting schedule, which by design provides an incentive for grant recipients to continue their service with us.

        During 2002, awards were granted under the Aon Stock Incentive Plan to Mr. O'Halleran, while options were granted to Mr. Ryan and to the four named executive officers. For more detailed information regarding the options granted to the named executive officers refer to the table entitled Executive Compensation—Options Grants in 2002 Fiscal Year. For more detailed information regarding options exercised by the named executive officers during 2002, please refer to the table entitled Executive Compensation—Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.

        In general, options are granted on criteria similar to, and for similar purposes as, those for the granting of awards. Grants of awards and options are made based on an assessment of an executive's past performance, an appraisal of the executive's talents and other strengths and most notably the long-term contribution the executive can make to our performance. In addition, consideration is given, among other things, to the number of awards and options previously made to an executive and the number of awards and options outstanding in the aggregate to all individuals.

CEO Compensation

        The Compensation Committee regards the evaluation of the Chief Executive Officer, Mr. Ryan, as a critical Board of Directors' responsibility. As such, Mr. Ryan's compensation components are determined following an annual review of his and Aon's performance conducted collectively, without Mr. Ryan, by all of our outside Directors. During this review, the Compensation Committee and other outside Directors discuss in detail the extent to which Mr. Ryan had achieved his beginning of the year objectives and subjective performance goals.

        Based upon our performance during 2002, the Compensation Committee, in consultation with the other outside Directors, determined that no Incentive Plan award would be made to Mr. Ryan.

        In April 2002, Mr. Ryan was granted an option to purchase 250,000 shares of Common Stock, subject to the normal provisions of the Aon Stock Incentive Plan. The Compensation Committee believes that this grant is an integral component of Mr. Ryan's total compensation package and provides a direct link to the interests of stockholders. For more detailed information regarding Mr. Ryan's grant, please refer to the table entitled Executive Compensation—Option Grants in 2002 Fiscal Year.

        The Compensation Committee believes that a significant portion of Mr. Ryan's compensation should be based upon performance and it has established guidelines in that regard. For calendar year 2002, sixty-four percent (64%) of Mr. Ryan's total potential compensation was based upon either individual performance or Aon's performance. For more detailed information regarding Mr. Ryan's compensation components, please refer to the Summary Compensation Table.

Compensation Consultant and Competitive Data

        In order to ensure that the compensation program is competitive and appropriate, the Compensation Committee annually reviews the levels of executive compensation from a number of general survey sources, with a particular focus on available data relating to the position of Chief Executive Officer. In addition, the Compensation Committee periodically retains a nationally recognized compensation consultant, which may or may not be affiliated with us, to provide an analysis of the compensation policies and practices of the peer group companies and a comparison thereof to ours.

        SUBMITTED BY THE ORGANIZATION AND COMPENSATION COMMITTEE OF AON'S BOARD OF DIRECTORS

Richard C. Notebaert, Chairman	Andrew J. McKenna
Lester B. Knight	Robert S. Morrison
Perry J. Lewis	George A. Schaefer

Stock Performance Graph

        The following performance graph shows the annual cumulative stockholder return for the five years ending December 31, 2002, on an assumed investment of $100 on December 31, 1997, in Aon, the Standard & Poor's (S&P) 500 Stock Index and the new and previous peer group indices (described below).

Comparison Of Five-Year Cumulative Total Stockholder Return
Aon Corporation, Standard & Poor's and Peer Group Indices

        The peer group returns are weighted by market capitalization at the beginning of each year. The new peer group index reflects the performance of the following peer group companies which are, taken as a whole, in the same industry or which have similar lines of business as Aon: AFLAC Incorporated; Arthur J. Gallagher & Co.; Marsh & McLennan Companies, Inc.; Brown & Brown, Inc.; UnumProvident Corporation; Watson Wyatt & Company Holdings; and Willis Group Holdings Limited. The previous peer group is comprised of AFLAC Incorporated; Arthur J. Gallagher & Co.; Marsh & McLennan Companies, Inc.; Brown & Brown, Inc.; and UnumProvident Corporation. Results for E.W. Blanch Holdings Incorporated, which in prior years had been included in the previous peer group and performance graphs, are no longer available as a result of the acquisition of it by an unaffiliated company outside the peer group. The performance graph assumes that the value of the investment of shares of our Common Stock and the new and previous peer group indices was allocated pro rata among the peer group companies according to their respective market capitalizations, and that all dividends were reinvested.

        The new peer group index has been modified since last year to include additional competitors of Aon.

Compensation Committee Interlocks and Insider Participation

        Lester B. Knight, Perry J. Lewis, Andrew J. McKenna, Robert S. Morrison, Richard C. Notebaert and George A. Schaefer currently serve as the members of the Organization and Compensation Committee. Mr. Lewis began his service on the Organization and Compensation Committee on April 19, 2002. From January 1, 2002 until April 19, 2002, Donald S. Perkins, Edgar D. Jannotta and Fred L. Turner also served as members of the Organization and Compensation Committee.

        Mr. McKenna, who serves as a Director of Aon, Chairman of the Governance/Nominating Committee and a member of the Organization and Compensation Committee of Aon, and Mr. Medvin, our Executive Vice President and Chief Financial Officer, serve on the board of directors of a private company, Schwarz. Mr. McKenna is also the Chairman and Chief Executive Officer of Schwarz.

        During 2002, we retained William Blair & Company, L.L.C., an investment banking firm for which Mr. Jannotta is Chairman and Partner, to perform certain financial advisory and investment banking services for us. We anticipate that the firm will continue to be retained to perform services in 2003. The services performed during 2002 were provided to us on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties, and did not involve during 2002, nor are expected to involve in 2003, payments from or to us and our subsidiaries and affiliates for services in excess of five percent (5%) of Aon's or the other entity's consolidated gross revenues during 2002. Mr. Jannotta serves as a Director of Aon and is a member of the Executive Committee and the Governance/Nominating Committee.

Certain Relationships and Related Transactions

        Aon has made contractual arrangements through a subsidiary to provide ready access to aircraft for executives of Aon and our subsidiaries for business purposes. These arrangements include two dry leases entered into with two aircraft leasing companies affiliated with Patrick G. Ryan and Patrick G. Ryan, Jr., Globe Leasing, Inc. and 17AN Leasing LLC. In addition, Aon provides hangar space and related operating support to Globe Leasing, Inc. and 17AN Leasing LLC in return for negotiated fees. In 2002, Aon and our subsidiaries paid Globe Leasing, Inc. and 17AN Leasing LLC $721,931 and $837,282, respectively, for usage of aircraft. Globe and17AN paid us $139,924 and $164,542, respectively, for hangar space and operating support. We believe that all of these arrangements are more favorable to us than would have been obtained by negotiating similar transactions with unrelated third parties. The payments represented in excess of five percent (5%) of each of Globe's and 17AN's consolidated gross revenues in 2002 and are expected to do so again in 2003. Patrick G. Ryan owns one hundred percent (100%) of Globe and serves as a director, Chairman of the Board and treasurer; he also indirectly holds fifty percent (50%) of 17AN and serves as a director, Chairman of the Board and Chief Executive Officer. Patrick G. Ryan, Jr. serves as a director and president of each of Globe and17AN.

        During the year 2002 and during the year 2003 to date, we and one or more of our subsidiaries retained Sidley Austin Brown & Wood, a law firm of which R. Eden Martin is a Partner, to perform certain legal services, and retained William Blair & Company, L.L.C., an investment banking firm for which Edgar D. Jannotta is Chairman and a Partner, to perform certain financial advisory and investment banking services. We anticipate that the firms will continue to be retained to perform services in 2003. During 2002, corporations and other entities with which Directors are or were associated effected insurance brokerage or other transactions with us and certain of our subsidiaries and affiliates in the ordinary course of business. All of these transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties. None of these transactions involved during 2002, or is expected to involve in 2003, payments from or to us and our subsidiaries and affiliates for property and services in excess of five percent (5%) of our or the other entity's consolidated gross revenues during 2002.

        On December 14, 2001, certain of our underwriting subsidiaries invested $227.2 million to obtain an ownership interest in Endurance Specialty Insurance Ltd. ("Endurance"), a newly formed Bermuda-based insurer co-sponsored by us, which had an initial share capital of $1.2 billion and which offers property and casualty insurance and reinsurance on a world-wide basis. Endurance completed an initial public offering on February 27, 2003. As of February 28, 2003, the share capital of Endurance was $1.3 billion. The following persons continue to hold investments in Endurance which were initially made on December 14, 2001 by them, on their behalf, by their family members or by companies owned by them: Patrick G. Ryan—$17 million; Edgar D. Jannotta—$1 million; Lester B. Knight—$250,000; Andrew J. McKenna—$500,000; Richard C. Notebaert—$1 million; and Patrick G. Ryan, Jr.—$1 million.

Agenda Item No. 2—Ratification of Appointment of Independent Auditors

        Our Board of Directors, following the recommendation of the Audit Committee, has appointed Ernst & Young LLP as Aon's independent auditors for the year 2003. Ernst & Young LLP was first retained as Aon's independent auditors in February 1986. Although this appointment is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the appointment of the independent auditors for the year 2003. In the event a majority of the votes cast at the meeting are not voted in favor of the following resolution, the adverse vote will be considered as a direction to our Board of Directors to select another auditor for the year 2004. Because of the difficulty and expense of making any substitution of auditors for 2003 following the 2003 Annual Meeting, it is contemplated that the appointment for the year 2003 will be permitted to stand unless the Board finds other good reason for making a change.

        Audit Fees and All Other Fees.    Ernst & Young LLP fees for the 2002 annual audit were $8.2 million, which includes $4.6 million for required statutory audits and attestation reports in various domestic and foreign jurisdictions.

        All other Ernst & Young LLP fees for services rendered during 2002 aggregated $9.5 million, including $4.7 million for services which management believes are audit related and $4.8 million for other non-audit services.

        Audit related services included fees for internal audit teaming, principally information technology related ($1.9 million); advisory services on accounting matters, business acquisitions and dispositions and benefit plan audits ($1.4 million); regulatory filings and advisory services related to the proposed divesture of the underwriting operations ($1.1 million); and comfort letters, consents, registration statements and review of other documents filed with the SEC ($0.3 million).

        Other non-audit services included domestic and foreign income tax preparation, planning and advisory work ($3.5 million); and other projects ($1.3 million) performed worldwide to assist various parts of Aon, of which no single project exceeded $250,000.

        Financial Information Systems Design and Implementation Fees.    No financial information system design and implementation services were provided by Ernst & Young LLP during 2002.

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE FOLLOWING RESOLUTION TO BE PRESENTED AT THE ANNUAL MEETING:

  RESOLVED, that the appointment of Ernst & Young LLP by the Board of Directors as Aon's independent auditors for the fiscal year ending December 31, 2003 is hereby ratified, confirmed and approved.

        We anticipate that a representative of Ernst & Young LLP will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to any questions which may be submitted at the Annual Meeting.

Stockholder Proposals for 2004 Annual Meeting

        Stockholders who, in accordance with the SEC's Rule14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2004 Annual Meeting must submit their proposals to the Office of the Corporate Secretary of Aon at 200 East Randolph Street, Chicago, IL 60601, on or before December 12, 2003.

As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in our proxy statement.

        In accordance with our by-laws, in order to properly bring business before the 2004 Annual Meeting, a stockholder's notice of the matter the stockholder wishes to present must be delivered to the Office of the Corporate Secretary of Aon at 200 East Randolph Street, Chicago, IL 60601, not less than 75 nor more than 100 days prior to the first anniversary of the date of this year's Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to the SEC's Rule 14a-8) must be received no earlier than February 6, 2004 and no later than March 2, 2004.

Annual Report on Form 10-K

        We will furnish without charge to each person whose proxy is being solicited, upon such person's request, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including the financial statements and schedules thereto, but excluding exhibits. Requests for copies of such report should be directed to the Office of the Corporate Secretary of Aon at 200 East Randolph Street, Chicago, IL 60601. Our Annual Report on Form 10-K will also be available free of charge through our web site (http://www.aon.com).

Incorporation by Reference

        Appendix B to this proxy statement contains our 2002 Annual Financial and General Information Report, including our consolidated financial statements and management's discussion and analysis of financial condition and results of operations, as well as certain other financial and other information required by the rules and regulations of the SEC. To the extent that this proxy statement is incorporated by reference into any other filing by Aon with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, the information contained in Appendix B, and the sections of this proxy statement entitled "Report of the Audit Committee" (to the extent permitted by the rules of the SEC), the Organization and Compensation Committee Report on Executive Compensation and the Stock Performance Graph, as well as Appendix A to this proxy statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

Other Matters

        The Board of Directors is not aware of any business to be acted upon at the Annual Meeting other than that which is described in this proxy statement. If any other business comes before the Annual Meeting, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment with respect to such matters.

By Order of the Board of Directors,

Kevann M. Cooke Vice President and Corporate Secretary

Chicago, Illinois
April 11, 2003

APPENDIX A

Amended and Restated Audit Committee Charter

March 2003

Organization:    This charter governs the operations of the Audit Committee. At least annually, the Committee shall review and reassess the charter and obtain approval thereof by the Board of Directors.

        The Committee shall be appointed by the Board of Directors and shall be comprised of at least three directors, each of whom meets the independence requirements of the New York Stock Exchange and the following additional requirements:

  •
  Committee members may not receive any compensation from the Company other than directors' fees;

  •
  a director who holds 20% or more of the Company's common stock (or who is a general partner, controlling shareholder or officer of any such holder) cannot chair, or be a voting member of, the Committee; and

  •
  Committee members shall be prohibited from receiving any consulting, advisory or compensation fees from the Company.

        In addition, all Committee members shall be financially literate, and at least one Committee member shall qualify as an "audit committee financial expert," as such term is defined by the Securities and Exchange Commission.

Statement of Policy:    The purpose of the Committee is to (a) assist the Board of Directors in its oversight of (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements and ethics programs established by management and the Board, (iii) the independent auditor's qualifications and independence and (iv) the performance of the Company's internal audit function and independent auditor and (b) prepare the report of the Committee that the Securities and Exchange Commission rules require to be included in the Company's annual proxy statement. In doing so, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent auditor, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

Responsibilities and Processes:    An important responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, and the independent auditor is responsible for auditing those financial statements. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall "tone" for quality financial reporting, sound business practices and ethical behavior.

        The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

  •
  The Committee shall retain and terminate the Company's independent auditor (subject, if applicable, to shareholder ratification). The Committee shall have sole authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent auditor. The Committee shall have a clear understanding with management and the independent auditor that the independent auditor is ultimately accountable to the Board and the Committee, as representatives of the Company's shareholders.

  •
  The Committee shall, at least annually, obtain and review a report by the independent auditor describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent auditor and the Company.

  •
  After reviewing the foregoing report and the independent auditor throughout the year, the Committee shall evaluate the independent auditor's qualifications, including a review and evaluation of the lead partner of the firm assigned to the Company's audit.

A-1

    The Committee shall consider whether there should be regular rotation of the lead partner or the audit firm itself. The Committee shall present its conclusions with respect to the independent auditor to the full Board.

  •
  The Committee shall review and discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." This review should include a discussion of the judgments of management and the independent auditor about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. As part of this review and discussion, the Committee shall consider the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under auditing standards generally accepted in the United States.

  •
  The Committee shall discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

  •
  The Committee shall, as appropriate, obtain advice and assistance from outside legal, accounting or other advisors without necessarily seeking Board approval.

  •
  The Committee shall discuss guidelines and policies with respect to risk assessment and risk management. The Committee shall discuss the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

  •
  The Committee shall meet separately, periodically, with management, the internal auditors (or other personnel responsible for the internal audit function) and the independent auditor.

  •
  The Committee shall review with the independent auditor any audit problems or difficulties and management's response. The review shall include a discussion of the responsibilities, budget and staffing of the Company's internal audit function.

  •
  Advance approval by the Committee, or Committee Chair acting on behalf of the Committee, shall be required prior to the appointment, reassignment or dismissal of the senior internal audit executive.

  •
  The Committee shall set clear hiring policies for employees or former employees of the independent auditor. Advance approval by the Committee, or Committee chair acting on behalf of the Committee, shall be required prior to the hiring of any partner or senior manager from the independent auditor who has worked on the Company's account during the past three years.

  •
  The Committee shall report regularly to the Board of Directors.

  •
  The Committee shall conduct an annual performance evaluation of the Committee.

  •
  The Committee shall review: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy and effectiveness of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company; and (d) earnings press releases (paying particular attention to any use of "pro forma," or "adjusted" non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies.

  •
  Committee members shall accept directors' fees as their sole compensation from the Company. However, Committee members may receive additional directors' fees to compensate them for the significant time and effort they expend to fulfill their duties as Committee members.

  •
  While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

A-2

APPENDIX B

2002 Annual Financial and General Information Report

B-2	Management's Discussion and Analysis of Financial Condition and Results of Operations
B-35	Consolidated Statements of Income
B-36	Consolidated Statements of Financial Position
B-38	Consolidated Statements of Cash Flows
B-39	Consolidated Statements of Stockholders' Equity
B-40	Notes to Consolidated Financial Statements
B-71	Report Of Ernst & Young LLP, Independent Auditors
B-72	Report By Management
B-73	Selected Financial Data
B-74	Quarterly Financial Data
B-75	Board of Directors and Corporate Officers
B-76	Corporate Information

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        This Management's Discussion and Analysis is divided into seven sections. In the first section, "Key Recent Events," we describe five items that significantly affected our results of operations and our financial condition during the periods covered by the financial statements included in this report. In the second section, "Critical Accounting Policies and Estimates," we discuss certain accounting judgments that are important to understanding our financial statements. With the information from those first two sections providing important background, we then proceed with the sections providing year-to-year comparisons of our results on a consolidated basis and on a segment basis. These sections are designated by the captions "Review of Consolidated Results" and "Review by Segments," respectively. "Financial Condition and Liquidity," covers several items including disclosures related to the statement of financial position and information on special purpose entities. The "Risks and Outlook" section addresses the issues and factors that can influence future results. The final section, "Recent Developments," covers items that have occurred since February 12, 2003.

        More specifically, this Management's Discussion and Analysis is organized using the following outline:

Key Recent Events

  Business Transformation Plan
  World Trade Center Tragedy
  Previously Planned Divestiture of Insurance
          Underwriting Businesses and Discontinuance of Certain Operations
  SEC Comment Letter (Division of Corporation Finance)
  Capital Enhancement Actions

Critical Accounting Policies and Estimates

  Pensions
  Contingencies
  Policy Liabilities

Review of Consolidated Results

  General
  Financial Overview of 2002
  Summary Results for 2000 through 2002
  Consolidated Results for 2002 Compared to 2001
  Consolidated Results for Fourth Quarter 2002 Compared to Fourth Quarter 2001
  Consolidated Results for 2001 Compared to 2000

Review by Segment

  General
  Insurance Brokerage and Other Services
  Consulting
  Insurance Underwriting
  Corporate and Other
  Discontinued Operations

Financial Condition and Liquidity

  Liquidity
  Financial Condition
  Capital Resources
  Special Purpose Entities
  Investments
  Market Risk Exposure

Risks and Outlook

  Risks Related to Our Business and the Insurance Industry
  Information Concerning Forward-looking Statements

Recent Developments

Key Recent Events

Business Transformation Plan

        In fourth quarter 2000, after final approval by its Board of Directors, Aon began a comprehensive business transformation plan designed to:

  •
  enhance client service

  •
  improve productivity through process redesign

  •
  accelerate revenue growth.

        Most plan costs relate to the Insurance Brokerage and Other Services segment, principally in the U.S. and the United Kingdom, where most of our offices and employees are located.

Status of business transformation plan implementation.

        We have implemented the business transformation plan, which has delivered many, but not all of the expected benefits. In U.S. retail brokerage, the plan entailed extensive process redesign following the rollout of a new policy management and accounting system (completed in 2000), and substantial job redesign based on functional expertise and the creation of four new client service centers. There were delays, revenue disruptions and expense additions in this area.

        The unexpected delays in implementing some aspects of the plan were due to:

  •
  challenges in handling higher volumes of information transfers between field operations and the service centers

  •
  the destruction of our largest and most advanced service center in the World Trade Center.

        These delays negatively impacted new business production, as our attention was diverted from generating new accounts to completing client conversions and maintaining service to our New York region clients from our offices throughout the U.S.

        In addition, expenses were higher than expected, due in part to:

  •
  additional temporary employee expense necessary to complete the account conversions to the service centers

  •
  increased compensation for certain brokerage employees

  •
  the hiring of employees with specialized skills.

        In addition, in the aftermath of the World Trade Center tragedy, the dynamics of the insurance marketplace have changed, increasing time requirements and expense for handling certain job functions.

        The table below summarizes our business transformation costs by calendar year and provides a breakdown of pretax expenses.

Business Transformation Costs	2002	2001	2000	Plan Total
	(millions except per share and employee data)
Pretax expense (credit)	$(6)	$218	$82	$294
After-tax expense (credit)	(4)	133	50	179
Dilutive earnings per share loss (credit)	(0.01)	0.49	0.19	0.67
Pretax Expense (Credit) by Type:
Termination Benefits	$(6)	$109	$54	$157
Approximate No. of employees(1)	(200)	3,150	750	3,700
Exit Costs, Impairments and Other Expenses	—	109	28	137
Abandoned real estate or equipment losses	—	10	2	12
Impairment of fixed assets	—	10	20	30
Obligations related to automobile dealer partnerships	—	44	—	44
Exit of certain joint venture operations	—	12	—	12
Litigation matters and discontinuance of A&H business in one state	—	14	—	14
Commission receivable write-off	—	5	—	5
Direct costs to complete transformation and cash settlements	—	11	4	15
Other costs	—	3	2	5

Total pretax expense (credit)	$(6)	$218	$82	$294

(1)
The approximate number of employees shown is on a gross basis, based upon notice of termination. Given effect to approximately 900 new hires, the expected ultimate net reduction will be approximately 2,800 in the units affected by the business transformation plan.

        The $294 million plan total excludes:

  •
  transition costs primarily relating to parallel system processing and temporary employee expense. These transition costs, primarily in the U.S., amounted to $30 million in 2001 and $10 million in 2002

  •
  increased compensation for certain U.S. retail brokerage employees comprised of increased base salaries and one-time special incentive compensation

  •
  the hiring of employees with specialized skills.

        In recording these expenses, we followed the accounting guidance from Emerging Issues Task Force (EITF) 94-3, Staff Accounting Bulletin (SAB) 100, Financial Accounting Standards Board (FASB) Statement No. 121 and FASB Statement No. 5. In each year that we recorded accruals for either termination benefits or other costs to exit an activity, we met all of the requirements contained in EITF 94-3 and SAB 100 before recording an accrual, although our Board approved the high-level plan in the fall of 2000.

        We incurred these expenses over two years because different Aon units completed detailed plans and satisfied the employee notification requirements in different timeframes. The expenses for our U.S. retail brokerage operation were approximately 19% of the plan total costs. We do not anticipate any additional expenses from the business transformation plan.

        Termination benefits.    We incurred expenses totaling $54 million in 2000 and $109 million in 2001 for termination benefits, covering the costs to sever approximately 750 employees in 2000 and 3,150 employees in 2001. Approximately 200 of the notified employees were to have their jobs terminated under a U.S. retail brokerage exit plan; however, the tragic events of September 11th have reduced the total number of employees who will be terminated. As a result, we recorded a $6 million credit in general expenses in 2002. A portion of the overall employment reduction was expected to be accomplished through normal attrition and, therefore, no expense was attributable to those reductions. Therefore, the approximate number of employees to be terminated was 3,700. Giving effect to approximately 900 new hires, the expected ultimate net reduction of employees will be approximately 2,800 in the units affected by the business transformation plan.

        Almost all of the affected employees had been removed from the payroll as of December 31, 2002. All of the 198 remaining notified, but not yet terminated, employees work outside the U.S.; the exit plans for these employees have later termination dates because employment laws in certain countries require extended periods before we can terminate a notified employee. Our exit plans in these cases were targeted to specific employee groups, and in some cases, specific employees.

        At or before the expense accrual date, we properly notified these employee groups and gave them adequate information about their severance benefits. The run-off of the associated liability will trail the time by which we complete these exit plans because our policy is to pay severance over the eligible period, rather than in a lump sum amount, whenever possible.

        Costs to exit activities.    Approximately $27 million in other costs to exit an activity have also been included in the total expense of $294 million. Of that amount, we incurred $6 million in 2000, which included $2 million in abandoned real estate or equipment leases and $4 million of direct costs necessary to complete portions of the business transformation plan and cash settlements necessary to exit contractual obligations. In 2001, we recorded $21 million of expenses, which included $10 million for abandoned leases and $11 million for direct costs necessary to complete portions of the business transformation plan and cash settlements necessary to exit contractual obligations.

        Other costs.    As part of our business transformation and other strategic initiatives, we incurred other expenses of $110 million. Of this total, $22 million was recorded in 2000. Impairment of fixed assets accounted for $20 million of the 2000 expense, including $16 million for information systems assets. The net book value of these assets was written off, as these assets no longer had value to Aon. The assets were considered impaired and without value because of one of the following reasons:

  1.
  We removed the system from service.

  2.
  We abandoned system development as a result of the transformation.

  3.
  We outsourced the relevant function for some fixed assets, including certain technology infrastructure equipment.

        There were $2 million of other costs also recognized in 2000.

        We recorded $88 million as other expenses in 2001. More specifically, Aon has acted as a servicing agent for a limited partnership affiliated with our automobile dealership clients to provide auto financing to dealerships on a cooperative basis through various financing conduit facilities. We also have a general partnership interest in the limited partnership. Our primary client relationship with automobile dealers is to provide extended warranty products to their customers.

        In first quarter 2001, we elected to cease servicing new business and run off our existing service obligation, given competition from financing provided by the financing arms of automobile manufacturers. The limited partnership records allowances for uncollectible loan balances.

        In conjunction with our decision to discontinue new auto financing receivables, the limited partners are not obligated to contribute additional capital beyond what they have already provided for any shortfall in the reserves for their individual book of business. We are required to fund any shortfalls in accordance with our limited recourse to the funding facility, arranged by the servicing agent.

        The servicing agent estimated an expense of $44 million as our liability for the shortfall when we decided to discontinue new auto loan financing under the facility. We recorded a charge to establish this obligation in accordance with FASB Statement No. 5 in 2001. For the year 2000, the last full year of normal operation, these servicing operations, which were part of our Insurance Brokerage and Other Services segment, generated revenue of $42 million and pretax income of $3 million.

        During 2001, we exited four other joint venture operations as a part of our business transformation process. For the year 2000, the last full year of operation, these joint ventures, which were part of our Insurance Brokerage and Other Services segment, generated less than $1 million of revenue and nearly $3 million of pretax losses. The total cost to exit these four joint ventures was $12 million.

        Additional expenses in 2001 included:

  •
  $14 million for discontinuing supplemental accident and health insurance business operations in Mississippi. The charge included severance costs and expenses associated reassigning agents and estimated costs for resolving asserted and unasserted claims and suits.

  •
  a $5 million expense relating to the write-down of certain agent receivables in conjunction with restructuring a worksite marketing agent commission pay structure and operations.

        In 2001, we also incurred additional fixed asset impairments of $10 million (of which $9 million related to information systems assets) and $3 million of other costs.

        The implementation and effects of the business transformation plan must be viewed in the context of the World Trade Center tragedy.

World Trade Center Tragedy

        The attack on the World Trade Center significantly impacted our employees, our clients and industry, our business transformation plan and our financial results.

Employee Impact.

  •
  This terrorist attack destroyed our largest and most advanced U.S. retail brokerage service center. This service center was an important element of the business transformation and had been built and staffed just months before; we had to rebuild this service center in Manhattan while rerouting client work to the remaining three service centers in the U.S.

  •
  1,100 of our employees worked in the World Trade Center, including employees from all of our major businesses

  •
  175 of our employees died in the World Trade Center attack on September 11, 2001

  •
  250 additional employees from around the world either worked in other lower Manhattan offices or were visiting the World Trade Center on September 11th, which demonstrates the significance of this office to our global operations

  •
  Displaced World Trade Center employees had to be relocated to other New York City metropolitan offices

  •
  We had to refer regular client servicing to other company offices for varying periods until employees had proper temporary work facilities.

Client and Industry Impact.

  •
  The September 11th attacks thrust the insurance industry into the most tumultuous period in its recent history

  •
  Client demand for risk management advice and services has grown dramatically since September 11th

  •
  Premium rates have accelerated to their highest levels in decades

  •
  Insurance capacity has been restricted and policy coverage has tightened

  •
  Workloads for insurance brokers to complete similar tasks have significantly increased

  •
  Competitive demand for risk management professionals has risen along with compensation requirements.

        Business Transformation Plan Impact.    The insurance brokerage industry worldwide has expanded significantly since September 11th with increased client demand for risk management services not anticipated when we first developed the business transformation. This unanticipated expansion delayed our ability to implement some parts of the plan. It also required that we incur additional spending, primarily in the U.S., to take advantage of this industry expansion, which partially explains the offset in savings.

        Financial Results Impact.    In 2001, Aon recorded pretax unusual charges of $158 million, net of insurance and reinsurance reimbursements, related to losses sustained as a result of the destruction of the World Trade Center and the death of 175 employees. The financial costs we incurred for this tragedy included $192 million of insurance benefits paid by Aon's Combined Insurance Company of America subsidiary (CICA) under life insurance policies issued for the benefit of deceased employees, a cost which is partially offset by anticipated reinsurance reimbursements of $147 million, resulting in a net charge of $45 million.

        Reinsurers have disputed their liability for about $90 million of reinsurance reimbursements under a Business Travel Accident (BTA) policy issued by CICA to cover U.S.-based employees of subsidiaries of Aon; both parties have filed legal actions. We recorded a pretax $90 million allowance for a potentially uncollectible receivable related to this dispute in fourth quarter 2001.

        In September 2002, the Court dismissed CICA's action with respect to the BTA policy for the lack of subject matter jurisdiction. Prior to year-end, CICA was granted an expedited appeal.

        Other World Trade Center charges also included:

  •
  $33 million of destroyed depreciable assets at net book value

  •
  $40 million for salaries and benefits for deceased and injured employees and other costs

  •
  a $10 million commitment to the Aon Memorial Education fund to support the educational needs of the children of Aon employees who were victims of the September 11th attacks.

        Offsetting these expenses were estimated reimbursements of $60 million.

        We reached a settlement with our property insurance carriers in 2002 pertaining to reimbursement for depreciable assets destroyed. This settlement resulted in a pretax credit of $29 million which is reported as an Unusual credit—World Trade Center in the consolidated statements of income. Aon continues to present additional claims to insurers for losses related to extra expenses, leasehold interests and business interruption coverage, and we expect additional recoveries and gains when specific claims are settled.

Previously Planned Divestiture of Insurance Underwriting Businesses and Discontinuance of Certain Operations

        As disclosed in April 2001, Aon's Board of Directors approved a preliminary plan to spin off its insurance underwriting businesses to Aon's common stockholders, creating two independent, publicly traded companies.

        When we reported our second quarter 2002 results, we announced that we were no longer planning to spin off all of our underwriting operations, but were continuing to consider either selling or partially spinning them off. At that time, we believed we could promptly sell all or part of the underwriting operations at an acceptable price within a reasonable time given unsolicited buying interest in the past.

        We decided not to pursue this revised plan in October 2002 for these reasons:

  1.
  While we received indications of interest in our underwriting businesses, none reflected an acceptable price due to the unfavorable mergers and acquisitions environment resulting from volatile capital markets. Although proceeds from selling such businesses would have allowed us to pay down short-term debt, the sale would have resulted in unacceptable earnings dilution.

  2.
  We determined that spinning off part of our underwriting operations was impractical due to capital requirements and possible rating agency reactions.

        During 2002, Aon incurred $50 million of pretax expenses related to the planned divestiture of our insurance underwriting businesses, which included costs related to the expanded corporate and underwriting staff added in anticipation of the divestiture. These costs, of which $33 million are reflected in our Insurance Underwriting segment results and $17 million are reflected in our Corporate and Other segment, are recorded primarily in general expenses in the consolidated statements of income, and represent staff buildup and severance costs, corporate overhead and advisory fees and other costs tied to the specialty property and casualty underwriting initiatives.

        In fourth quarter 2002, Aon announced its plans to sell Sheffield Insurance Corporation, a small property-casualty company.

        In February 2003, we announced that we would be discontinuing our accident and health insurance underwriting operations in Mexico, Argentina and Brazil, as well as our large company group life business in the U.S. Total premiums earned in 2002, related to these lines of businesses, were approximately $100 million. We will pursue a "back to basics" strategy in the accident and health insurance business, where the focus will be on core products and regions with the best returns on investments.

SEC Comment Letter (Division of Corporation Finance)

        In July 2002, we received a comment letter from the SEC's Division of Corporation Finance regarding our 2001 Form 10-K and first quarter 2002 Form 10-Q. The SEC sent this letter as part of its publicly announced plan to review periodic reports of large public corporations. Aggregate stockholders' equity was not impacted as a result of our resolution of issues with the SEC.

        The SEC letter asked questions pertaining to three main areas:

  1.
  A $90 million disputed reinsurance recoverable initially recorded in the third quarter 2001 relating to benefits paid to beneficiaries of Aon's World Trade Center employees through our CICA subsidiary that underwrote the insurance coverage. Originally, we had recorded an allowance for potential uncollectibility of the reinsurance recoverable in the first quarter 2002 based on a dispute with reinsurers and certain court actions in an unrelated case. The SEC commented on the timing of the establishment of the allowance.

          To resolve this comment, we agreed to establish the allowance in the fourth quarter 2001 and to reverse the amount originally recorded in first quarter 2002.

          Consequently, we restated our consolidated financial statements, including relevant schedules and exhibits, for the affected periods and filed them in an amended Form 10-K/A for the year ended December 31, 2001 and an amended Form 10-Q/A for the quarter ended March 31, 2002.

  2.
  The investment portfolio of our subsidiaries. We have always had a policy of reviewing the investment portfolio of our subsidiaries for potential impairments. The SEC staff believed that with respect to equity and certain below investment grade fixed-maturity securities that had been trading below cost for an extended period of time, we should recognize other than temporary impairments through our income statement more quickly.

          We agreed to modify our policy prospectively (see note 1 to the consolidated financial statements), and we recognized a cumulative adjustment for other than temporary impairment loss of $56 million pretax in second quarter 2002. Approximately $51 million of that cumulative adjustment pertained to years before 2002 and $5 million applied to first quarter 2002. The SEC staff reviewed this matter and did not object to our conclusions regarding the accounting treatment for the other than temporary impairment adjustments recorded by us in second quarter 2002 that had no effect on our stockholders' equity, total assets or total liabilities.

  3.
  The addition or exclusion of certain disclosures and items. The SEC staff requested that Aon add certain disclosures and not report certain items. To respond to this request, we amended our consolidated financial statements and management's discussion and analysis of financial condition and results of operations in our 2001 Form 10-K/A and first quarter 2002 Form 10-Q/A.

Capital Enhancement Actions

        During the fourth quarter 2002, Aon raised net proceeds of approximately $519 million through the issuance of 3.5% convertible debt securities and 7.375% debt securities, and approximately $607 million by issuing 36.8 million shares of new common stock. The 3.5% debt securities are convertible into Aon common stock at an initial price of approximately $21.475 per common share under certain circumstances (see note 8 to the consolidated financial statements). Funds received by these offerings were used to pay down commercial paper, other short-term debt, long-term debt and to repurchase a portion of our trust preferred capital securities. See Capital Resources, below, for further information.

Critical Accounting Policies and Estimates

        Aon's consolidated financial statements have been prepared according to accounting principles generally accepted in the United States (GAAP). To prepare these financial statements, we made estimates, assumptions and judgments that affect what we report as our assets and liabilities and what we disclose as contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.

        In accordance with our policies, we:

  •
  continually evaluate our estimates, assumptions and judgments, including those related to revenue recognition, investments, intangible assets, income taxes, financing operations, policy liabilities (including future policy benefit reserves, unearned premium reserves and policy and contract claim reserves), restructuring costs, retirement benefits and contingencies and litigation

  •
  base our estimates, assumptions and judgments on our historical experience and on factors we believe reasonable under the circumstances; the results allow us to make judgments about our carrying values of assets and liabilities that are not readily apparent from other sources. The actual results we report may differ from these estimates if our assumptions or conditions change.

        We believe the following critical accounting policies, among others, affect the more significant estimates, assumptions and judgments we used to prepare these consolidated financial statements.

Pensions

        We account for our defined benefit pension plans in accordance with FASB Statement No. 87, "Employers' Accounting for Pensions" which requires that amounts recognized in the financial statements be determined on an actuarial basis. A substantial portion of Aon's pension amounts relate to its defined benefit plans in the United States, the United Kingdom and the Netherlands.

        There are several assumptions which impact the actuarial calculation of pension plan obligations and, in turn, net periodic pension expense in accordance with FASB Statement No. 87. These assumptions require various degrees of judgment. The most significant assumptions are (1) the expected return on plan assets and (2) the discount rate. Changes in these assumptions can have a material impact on our current and future consolidated results of operations and financial position.

        We estimate the expected return on plan assets at the annual measurement date for each plan using historical analyses of the returns of specific asset classes weighted by the asset allocation of the plan in question. This estimate involves significant judgment with respect to interpretation of these historical analyses as a predictor of future results. In accordance with FASB Statement No. 87, the difference between actual and expected earnings for the year is deferred and amortized as a component of pension expense over several years depending on the magnitude of the amount along with other deferred gains and losses (see below). A deterioration in worldwide global equity markets in recent years has caused us to revise our expected return on plan assets downward in 2002 and 2001 and compared to prior periods.

        As of the annual measurement date for each plan, we determine the discount rate to be used to discount plan obligations. The discount rate reflects the current rate at which the pension obligations could be effectively settled. In estimating this rate, we look to rates of return on long-term, high quality, fixed-income investments that receive one of the two highest ratings given by a recognized ratings agency. Decreases in the discount rate over the past few years have been driven by a decrease in long-term interest rates and have had two major impacts on our consolidated financial statements:

  1.
  They contributed, along with decreases in the expected return on plan assets and other assumptions, to increases to our Projected Benefit Obligation (PBO).

          Increases in the PBO are not immediately recorded as expenses in the current period. FASB Statement No. 87 requires that changes in the PBO (as well as the net effect of other changes in actuarial assumptions and experience), to be deferred and amortized as a component of pension expense over several years depending on the magnitude of the total deferred gain or loss (see above). For our significant defined benefit pension plans in the United States, the United Kingdom and the Netherlands, the total deferred loss at December 31, 2002 that has not yet been recognized through income in the financial statements was approximately $1.6 billion.

  2.
  They contributed, along with decreases in the expected return on plan assets and other assumptions, to increases to our Accumulated Benefit Obligation (ABO), which represents the measurement of pension obligations relating to services performed by active and terminated, as well as retired employees through the current measurement date.

          If the ABO exceeds the fair value of plan assets at the measurement date (as measured separately for each plan), GAAP requires that we effectively reverse any prepaid assets previously recognized related to that particular plan and record a pension liability equal to the difference between the ABO and the fair value of plan assets, otherwise referred to as the "minimum pension liability." The adjustment necessary to reverse any prepaid assets previously recognized and establish the minimum pension liability is recorded directly to accumulated other comprehensive income (loss) net of applicable deferred income taxes, rather than to income.

        For Aon's significant defined benefit pension plans, a combination of declines in the fair value of plan assets and an increase in the ABO has necessitated over time an aggregate pretax charge to accumulated other comprehensive loss related to minimum pensions of $1.2 billion, or $720 million after-tax, as of December 31, 2002.

Contingencies

        We define as a contingency any material condition that involves a degree of uncertainty that will ultimately be resolved. Under GAAP, we are required to establish reserves for contingencies when a loss is probable and we can reasonably estimate its financial impact.

        For instance, we are required to assess the likelihood of material adverse judgments or outcomes as well as potential ranges or probability of losses. A determination of the amount of reserves required, if any, for contingencies are made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter, or changes in approach, such as a change in settlement strategy in dealing with these matters.

Policy Liabilities

        Through our insurance underwriting operations, we collect premiums from policyholders and we establish liabilities (reserves) to pay benefits to policyholders. The liability for policy benefits, claims and unearned premiums is one of the largest liabilities included in our statements of financial position. This liability is primarily comprised of estimated future payments to policyholders, policy and contract claims, and unearned and advance premiums, and contract fees.

        To establish policy liabilities, we rely upon estimates for reported and anticipated claims, our historical experience, other actuarial data and, with respect to accident, health and life liabilities, assumptions on investment yields. Interest rate assumptions are based on factors such as market conditions and expected investment returns. Although mortality and interest rate assumptions are locked-in when we issue new insurance business, we may need to provide for expected losses on a product by reducing previously capitalized acquisition costs established for that product, and/or establishing premium deficiency reserves if there are significant changes in our experience or assumptions.

        While we believe that we have estimated these liabilities effectively, the results we finally report in Aon's consolidated financial statements could be affected by trends which do not match historical experience or which differ from our underlying assumptions. Furthermore, when our actual experience differs from our previous estimate, the difference will be reflected in the results we report for the period when we changed our estimate. We always consider trends in actual experience as a significant factor in helping us determine claim reserve levels.

Review of Consolidated Results

General

        When we refer to organic revenue growth in the discussion of operating results, we exclude the impact of acquisitions, dispositions, transfers, investment income, foreign exchange and other unusual items. Written premiums are the basis for organic revenue growth within the Insurance Underwriting segment, but our reported revenues reflect earned premiums.

        When we refer to income before income tax, we exclude minority interest related to the 8.205% mandatorily redeemable preferred capital securities (capital securities) (see note 11 to the consolidated financial statements) and the cumulative effect of a change in accounting principle (see note 1 to the consolidated financial statements).

Financial Overview of 2002

        Aon achieved good organic revenue growth in 2002, but earnings were below original targets due to several factors. Aon was:

  •
  finalizing the delayed implementation of the business transformation plan in its U.S. retail brokerage operations

  •
  recovering from the World Trade Center disaster

  •
  dealing with the shock to the insurance industry from September 11th, which created significant new demands on employees, as well as new business opportunities

  •
  incurring costs to spin off our insurance underwriting operations, which we ultimately decided not to do given market conditions and other factors.

        Although these issues negatively impacted earnings because of the increased expenses, revenues grew more than 10% in each operating segment, showing good demand for our products and services. In addition, we completed our business transformation plan and reported the following:

  •
  The Consulting segment began a sizeable new outsourcing engagement, which will provide favorable returns over the life of the multi-year agreement. Up-front investment costs to support the new business are having a negative effect on near-term margins

  •
  The Insurance Underwriting segment earnings were negatively influenced by unusual events

  •
  The Corporate and Other segment reported a significantly smaller pretax loss than in the previous year.

        During the year, we strengthened our capital structure, raising $607 million in new common stock and $519 million of new debt, including proceeds of $296 million for convertible debt, to extend existing debt maturities, pay down near-term debt, repurchase preferred capital securities and for other general corporate purposes. Partially offsetting the increase in stockholders' equity were increased minimum pension obligations, due mostly to unfavorable financial markets, which reduced stockholders' equity by $552 million at year-end.

Summary Results for 2000 through 2002

        The consolidated results of operations follow:

	Years ended December 31
	2002	2001	2000
	(millions)
Revenue:
Brokerage commissions and fees	$6,202	$5,436	$4,946
Premiums and other	2,368	2,027	1,921
Investment income	252	213	508

Total consolidated revenue	8,822	7,676	7,375

Expenses:
General expenses	6,505	5,813	5,190
Benefits to policyholders	1,375	1,111	1,037
Interest expense	124	127	140
Amortization of intangible assets	54	158	154
Unusual charges (credits)—World Trade Center	(29)	158	—

Total expenses	8,029	7,367	6,521

Income before income tax and minority interest	$793	$309	$854

Consolidated Results for 2002 Compared to 2001

Revenue

        In 2002:

  •
  revenue increased 15% over 2001 to $8.8 billion. We saw improvements in brokerage commissions and fees, premiums earned and investment income. Revenue increased 14% when we exclude the effects of foreign exchange rates. We do not directly hedge revenues against foreign currency translation because it is not cost effective, but we do attempt to mitigate the effect of foreign currency fluctuations on pretax income.

  •
  consolidated revenue for the operating segments grew 12% on an organic basis over 2001.

Consolidated revenue by geographic area follows:

	Years ended December 31
	2002	% of Total	2001	% of Total	2000	% of Total
	(millions)
Revenue by geographic area:
United States	$5,034	57%	$4,463	58%	$4,350	59%
United Kingdom	1,621	18	1,390	18	1,363	19
Continent of Europe	1,117	13	938	12	833	11
Rest of World	1,050	12	885	12	829	11

Total revenue	$8,822	100%	$7,676	100%	$7,375	100%

        U.S. consolidated revenue, which represents 57% of total revenue, increased 13% in 2002 compared to 2001, as a result of strong organic growth. More specifically:

  •
  Commercial property and casualty premium rate increases for most lines of coverage continued. As a broker, we benefit from this through increased commissions. In addition, client demand for risk retention programs and services contributed to this increase, especially reinsurance and wholesale brokerage

  •
  U.K. and Continent of Europe revenue combined increased 18% to $2.7 billion and Rest of World revenue increased 19%, reflecting strong new business, the impact of increasing premium rates that tend to increase commissions and foreign exchange.

        Brokerage commissions and fees increased 14% to $6.2 billion primarily from organic growth including increased premium rates, increased new business and outsourcing contracts. This was somewhat offset by revenue disruptions in the early part of the year with our managing general underwriter unit. Acquisitions contributed $90 million of incremental revenue in 2002.

        Premiums and other, primarily related to insurance underwriting operations, improved to $2.4 billion, a 17% increase over 2001. The increase:

  •
  primarily reflects growth in new business initiatives, traditional accident and health lines, and new specialty property and casualty lines

  •
  was somewhat offset by the impact of the prior loss of some accounts in the warranty business.

        Investment income, which includes related expenses and income or loss on disposals and impairments, increased by 18% over 2001, despite a drop in interest rates. The increase was driven by:

  •
  improved returns on limited partnerships and other private equity investments accounted for on the equity method in 2002

  •
  a one-time tax related settlement of $48 million.

        Offsetting these improvements were impairment write-downs for certain directly owned investments, including those classified as other than temporary, which were $73 million higher than last year.

        Investment income from our Insurance Brokerage and Other Services and Consulting segments, primarily relating to fiduciary funds, decreased $46 million compared to 2001 primarily due to declining interest rates.

Expenses

        Total expenses increased $662 million or 9% over 2001. Total expenses rose 15%, excluding the following items:

  •
  a $29 million credit in 2002 due to a settlement with our insurance carriers regarding reimbursement for depreciable assets destroyed in the World Trade Center

  •
  $158 million in unusual charges in 2001 related to the World Trade Center (see note 1 to the consolidated financial statements) and $218 million of expenses in 2001 related to the business transformation plan.

        General expenses increased 12% over 2001. Excluding the costs related to the business transformation plan, general expenses rose 16%, reflecting:

  •
  growth of the businesses

  •
  higher costs in the U.S. retail brokerage business

  •
  increased risk management and litigation reserve items

  •
  higher overall pension plan costs

  •
  issues related to National Program Services, Inc. (NPS), as described below

  •
  costs related to the planned spin-off

  •
  discontinued underwriting businesses.

        Benefits to policyholders rose $264 million or 24% due to new business volume increases, an increased payout ratio of benefits to policyholders versus net premiums earned and a shift in business mix to products with higher benefit payout ratios.

        Interest expense was down slightly due to lower short-term interest rates.

        Amortization of intangible assets declined $104 million from 2001 as goodwill was not amortized in 2002 in accordance with FASB Statement No. 142 (see note 1 to the consolidated financial statements).

Income Before Income Tax and Minority Interest

        Income before income tax and minority interest increased significantly from $309 million in 2001 to $793 million in 2002. This increase is due primarily to the net change in expenses related to the World Trade Center ($187 million), the business transformation plan ($224 million) and the improvement in Corporate and Other revenue ($150 million). Approximately 79% of Aon's consolidated income before income tax and minority interest was from international operations.

Income Taxes

        The effective tax rate was 39.5% in 2001 and 37% in 2002. The decline from 2001 was due to the non-deductibility of certain goodwill, which, beginning in 2002, is no longer amortized for book purposes.

        The overall effective tax rates are higher than the U.S. federal statutory rate primarily because of state income tax provisions.

Net Income

        Current year's net income increased to $466 million ($1.64 per dilutive share) from $147 million ($0.53 per dilutive share) in 2001. Basic net income per share was $1.65 and $0.54 for 2002 and 2001, respectively. Dividends paid for the redeemable preferred stock have been deducted from net income to compute income per share.

Consolidated Results for Fourth Quarter 2002 Compared to Fourth Quarter 2001

        Total revenues in the quarter rose 16% to $2.4 billion. On a comparable currency basis, revenue climbed 13%. The higher revenue growth reflects:

  •
  9% operating segment organic growth primarily as a result of strong demand for Aon's services and products

  •
  a $73 million improvement in consolidated investment income.

        In detail, the higher revenue growth reflects:

  •
  Very good results from reinsurance, international and wholesale brokerage

  •
  Continued improvement from U.S. retail brokerage over 2001 and increased managing general underwriters production over the first half of 2002, when an insurance carrier had to be switched for some major programs

  •
  Consulting segment revenue growth, driven mostly by new outsourcing business initiated in third quarter 2002, and good growth in the Continent of Europe and Pacific regions

  •
  Accident and health insurance premium growth and premium growth for certain specialty insurance programs

  •
  Significantly improved investment income from last year, when unfavorable equity markets negatively impacted results.

        Income before income taxes and minority interest increased by $225 million. Excluding the impact of the World Trade Center credit in 2002 and charge in 2001, income before income taxes and minority interest rose 64%.

        Strong revenue growth and the absence of goodwill amortization in 2002 was partially offset by:

  •
  the addition of new lower margin outsourcing business in our Consulting segment

  •
  losses and other costs attributable to Aon's decision to discontinue certain accident and health insurance underwriting in Latin America and large company group life businesses in the Insurance Underwriting segment

  •
  costs associated with previous spin-off plans, and related items, that will not be pursued.

Consolidated Results for 2001 Compared to 2000

Revenue

        Total revenues were $7.7billion, an increase of 4%. Excluding the effects of foreign exchange rates, revenues increased 6% over the comparable period. Improvements in brokerage commissions and fees, as well as premiums earned, were partially offset by a decline in investment income resulting from decreased valuations of limited partnerships, lower interest rates and higher losses on disposals of investments. In addition, there was a falloff in parts of U.S. retail brokerage revenue primarily due to slower new account generation and below normal client retention.

        Consolidated organic revenue growth was 8% in 2001. For the year, acquisitions net of dispositions improved operating revenues by $207 million.

        U.S. revenues, which represent 58% of total revenue, increased 3% in 2001 compared to 2000 as organic growth and acquisition activity was partially offset by declines in parts of the retail brokerage business as well as a significant drop in investment income.

        U.K. and Continent of Europe revenues combined increased 6% to $2.3 billion and Rest of World revenue of $885 million increased 7% reflecting acquisitions, new business and the impact of increasing premium rates that tend to increase commissions.

        Brokerage commissions and fees increased 10% to $5.4 billion, primarily from organic growth in non-U.S. retail brokerage and worldwide reinsurance brokerage, business combination activity, increased new business and the impact of increased property and casualty premium rates. This growth was offset somewhat by unfavorable results in parts of U.S. retail brokerage due to delays in implementing the business transformation plan.

        Premiums and other increased 6% in 2001 to $2.0 billion. This increase primarily reflects:

  •
  continued organic growth

  •
  strong growth in lower margin new business initiatives

  •
  the impact of the acquisition of First Extended, Inc.

        This increase was somewhat offset by the loss of some accounts in the warranty business, in addition to a general slowdown in the economy.

        Investment income, which includes related expenses and income or loss on disposals and impairments, decreased significantly when compared to 2000, primarily reflecting:

  •
  reduced valuations on equity investments in limited partnerships

  •
  lower short-term interest rates. In particular, declining interest rates affected investment income from the Insurance Brokerage and Other Services and Consulting segments, primarily relating to fiduciary funds; this income decreased $31 million compared to 2000.

  •
  the other than temporary impairment recorded for certain directly owned equity investments. Returns on private equity investments tend to fluctuate due to the inherent volatility of equity securities.

Expenses

        General expenses increased 12% over 2000. Excluding costs related to business transformation in 2001 and 2000, general expenses increased $487 million or 10% over 2000 primarily reflecting:

  •
  expenditures to grow the brokerage business

  •
  the impact of acquisitions

  •
  transition costs related to the business transformation plan.

        Benefits to policyholders rose $74 million or 7% as a result of new underwriting initiatives and an unusual increase in warranty claims related to an isolated program that will not affect future periods.

        Interest expense decreased 9% or $13 million from prior year, partly attributable to decreases in short-term interest rates and lower average debt balances.

        Unusual charges—World Trade Center represent:

  •
  $135 million of insurance benefits paid

  •
  a $10 million commitment to the Aon Memorial Education Fund to support the education needs of the children of Aon employees who were victims of the September 11th attacks

  •
  $13 million of other costs that may not be recoverable from insurance.

Income Before Income Tax and Minority Interest

        Income before income tax and minority interest declined significantly from $854 million in 2000 to $309 million in 2001, due to:

  •
  expenses in 2001 related to the events of September 11th

  •
  slower revenue growth in parts of the U.S. retail brokerage business due to delays in the implementation of the business transformation plan

  •
  an increase in year-over-year business transformation expenses of $136 million

  •
  a decline in consolidated investment income of $295 million.

        All of our consolidated income before income tax is from non-U.S. operations.

Income Taxes

        The effective tax rate was 39.5% for 2001 and 39% for 2000. The overall effective tax rates are higher than the U.S. federal statutory rate primarily because of state income tax provisions and the non-deductibility of certain goodwill amortization.

Net Income

        Net income for 2001 was $147 million or $0.53 per dilutive share compared to $474 million or $1.79 per dilutive share in 2000. Basic net income per share was $0.54 and $1.81 for 2001 and 2000, respectively. In 2000, Aon adopted the Securities and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101, which resulted in a one-time cumulative non-cash charge of $7 million after-tax ($0.03 per share). We have deducted dividends on the redeemable preferred stock from net income to compute income per share.

Review by Segment

General

        Aon classifies its businesses into three operating segments: Insurance Brokerage and Other Services, Consulting and Insurance Underwriting (see note 16 to the consolidated financial statements). Aon's operating segments are identified as those that:

  •
  report separate financial information

  •
  are evaluated regularly when we are deciding how to allocate resources and assess performance.

        Total revenue for each of the operating segments is presented both by major product and service and by geographic area in note 16 to the consolidated financial statements. Revenues are attributed to geographic areas based on the location of the resources producing the revenues.

        Because our culture fosters interdependence among the operating units, allocating expenses by product and geography is difficult. While we track and evaluate revenue for each segment, expenses are allocated to products and services within each of the operating segments. In addition to revenue, we also measure each segment's financial performance using its income before income tax.

        Operating segment revenue includes investment income, as well as the impact of related derivatives, generated by operating invested assets of that segment. Investment characteristics mirror liability characteristics of the respective operating segments:

  •
  Our Insurance Brokerage and Other Services and Consulting businesses invest fiduciary funds and operating funds in shorter-term obligations

  •
  In Insurance Underwriting, policyholder claims and other types of non-interest sensitive insurance liabilities are primarily supported by intermediate to long-term fixed-maturity instruments. Investments underlying interest-sensitive capital accumulation insurance liabilities are fixed- or floating-rate fixed-maturity obligations. For this business segment, operating invested assets are equivalent to average net policy liabilities

  •
  Our insurance subsidiaries also have invested assets that exceed average net policy liabilities, in order to maintain solid claims paying ratings. These investments are mostly equity related and income from these investments are reflected in Corporate and Other segment revenues.

        The following tables and commentary provide selected financial information on the operating segments.

	Years ended December 31
	2002	2001	2000
	(millions)
Operating segment revenue:
Insurance Brokerage and Other Services	$5,263	$4,659	$4,367
Consulting	1,054	938	770
Insurance Underwriting	2,526	2,250	2,167

Total operating segments	$8,843	$7,847	$7,304

Income before income tax:
Insurance Brokerage and Other Services	$763	$524	$690
Consulting	120	126	106
Insurance Underwriting	152	150	300

Total income before income tax—operating segments	$1,035	$800	$1,096

Insurance Brokerage and Other Services

        Aon is a leader in many sectors of the insurance industry: globally, it is the second largest insurance broker, the largest reinsurance broker and the leading manager of captive insurance companies worldwide. In the U.S., Aon is the second largest multi-line claims services provider, and the largest wholesale broker and underwriting manager. These rankings are based on most recent surveys compiled and reports printed by Business Insurance.

        Insurance Brokerage and Other Services generated approximately 60% of Aon's total operating segment revenues in 2002. Revenues are generated primarily through:

  •
  fees paid by clients

  •
  commissions and fees paid by insurance and reinsurance companies

  •
  certain other carrier compensation

  •
  interest income on funds held primarily in a fiduciary capacity.

        Our revenues vary from quarter to quarter throughout the year as a result of:

  •
  how our clients' policy renewals are timed

  •
  the net effect of new and lost business

  •
  volume-based commissions and overrides

  •
  the timing of services provided to our clients

  •
  the income we earn on investments, which is heavily influenced by short-term interest rates.

        Although expenses generally tend to be more uniform throughout the year, in 2001 expenses were increased by the business transformation plan and the terrorist attacks of September 11th.

        This segment:

  •
  addresses the highly specialized product development, consulting and risk management needs of professional groups, service businesses, governments, healthcare providers, commercial organizations and non-profit groups, among others

  •
  provides affinity products for professional liability, life, disability income and personal lines for individuals, associations and businesses. Certain operating subsidiaries provide marketing and brokerage services to both the primary insurance and reinsurance sectors

  •
  offers claims management and loss cost management services to insurance companies and firms with self-insurance programs

  •
  provides wholesale brokerage, managing underwriting and premium finance services to independent agents and brokers.

        The Insurance Brokerage and Other Services segment revenues vary because a large part of our compensation is tied to the premiums paid by those we insure, and both premium rate levels in the property and casualty insurance markets and available insurance capacity also fluctuate.

Revenue

        Total 2002 Insurance Brokerage and Other Services revenue was $5.3 billion, up 13% on a reported basis. Excluding the effect of foreign exchange rates, revenue rose 12% over last year. Most of this growth was organic, including the impact of hardening premium rates. U.S. and international retail, reinsurance and wholesale brokerage all posted solid revenue growth. Insurance Brokerage and Other Services operating revenue, on an organic basis, grew approximately 12% in a very competitive environment. Investment income decreased $43 million in 2002 as short-term interest rates declined.

        Continuing the trend from last year, increases in insurance premium rates benefited revenues in 2002. After September 11th, insurance markets whose premium rates were rising already rose further as a result of restrictions on the availability of some coverages and the pressure on the financial strength of some insurance companies. The property and casualty insurance market is very competitive. As premium rates rise, clients often retain more risk. This dynamic has, and may continue to, limit revenue growth, for pure brokerage services, but it provides opportunities to offer more captive insurance and claims management services, as well as safety and loss control services.

        This chart shows Insurance Brokerage and Other Services revenue by geographic area and pretax income:

	Years ended December 31
	2002	2001	2000
	(millions)
Revenue by geographic area:
United States	$2,604	$2,425	$2,277
United Kingdom	1,087	918	889
Continent of Europe	857	733	654
Rest of World	715	583	547

Total revenue	$5,263	$4,659	$4,367

Income before income tax	$763	$524	$690

In 2002, U.S. revenue of $2.6 billion rose 7% primarily from organic growth, including premium rate increases, and the impact of acquisitions. This growth was partially offset, however, by lower investment income due to lower interest rates, along with a $24 million fee earned in 2001 in connection with the formation of Endurance Specialty Insurance, Ltd. Underperformance in the managing underwriting group and U.S. retail brokerage in 2002 tempered growth in the U.S.

        U.K. and Continent of Europe revenues of $1.9 billion increased 18% from 2001 primarily as a result of organic growth driven by higher insurance premium rates and new business.

        Rest of World revenue increased $132 million or 23%, primarily reflecting organic growth resulting from new business, improved renewal rates, and the positive impact of premium rate increases on commissions.

Income Before Income Tax

        Pretax income increased $239 million from 2001 to $763 million. In 2002, pretax margins in this segment were 14.5%, up from 11.2% in 2001.

        These increases were due:

  •
  principally to lower net business transformation costs between 2002 and 2001 of $193 million and lower transition costs in 2002 versus 2001 of $20 million

  •
  secondarily, to a $29 million reimbursement we received in 2002 from our property insurers for depreciable assets destroyed on September 11th, which represents the difference between insurance reimbursements and the net book value of our destroyed assets. We have replaced most of these assets, and the depreciation on these assets will affect future income. In 2001, the destruction of the World Trade Center resulted in expenses of $23 million.

        Pretax income, excluding these items, fell 1% from 2001 to $728 million. Pretax margins, excluding these items, were 13.8% for 2002 versus 15.8% last year. The margin decline was principally driven by higher costs in certain parts of the U.S. retail business and lower revenue in our managing underwriting group.

        Also contributing to the adjusted pretax margin decline were increased compensation costs including higher pension costs and some one-time special incentive compensation, reduced investment income and lower claims handling fees. These items more than offset strong organic growth and business transformation savings.

Consulting

        Aon Consulting is one of the world's largest integrated human capital consulting organizations. This segment:

  •
  provides a full range of human capital management services, from employee benefits to compensation consulting

  •
  generates 12% of Aon's total operating segment revenues. The acquisition of ASI in 2001 significantly expanded our abilities, especially our outsourcing services.

        Consulting services are delivered to corporate clients through five major practices:

  1.
  Employee benefits constructs and implements benefit packages, and conducts proprietary research on employee commitment and loyalty.

  2.
  Compensation focuses on designing salary, bonus, commission, stock option and other pay structures, with special expertise in the financial institution and technology fields.

  3.
  Management consulting assists clients in process improvement and design, leadership, organization and human capital development.

  4.
  Outsourcing offers employment processing, performance improvement, benefits administration and other employment services.

  5.
  Communications advises clients on how to communicate on initiatives that support their corporate vision.

        Revenues in the Consulting segment are affected by changes in clients' industries, including government regulation, as well as new products and services, the state of the economic cycle, broad trends in employee demographics and the management of large organizations.

Revenue

        In 2002, revenues of $1.1 billion increased 12% over 2001. Excluding the impact of foreign exchange rates, the growth rate was 11%. Globally, the improvement in revenue was influenced by 9% organic growth as well as acquisitions. Organic revenue owed a significant portion of its growth to a sizeable human resources outsourcing agreement which we initiated in third quarter 2002. Good growth also occurred in the Continent of Europe and the Pacific region, as well as the management consulting group.

        Despite this year's growth, economic conditions continue to be difficult for this segment: the sluggish global economy, a slowdown in client hiring and slower discretionary spending by clients, has put pressure on organic revenue growth. Investment income in the Consulting segment was down $3 million from 2001 due to lower interest rates.

        This chart shows Consulting revenue by geographic area and pretax income:

	Years ended December 31
	2002	2001	2000
	(millions)
Revenue by geographic area:
United States	$703	$628	$486
United Kingdom	160	157	151
Continent of Europe	105	77	67
Rest of World	86	76	66

Total revenue	$1,054	$938	$770

Income before income tax	$120	$126	$106

From 2001:

  •
  U.S. revenue of $703 million grew 12%, primarily reflecting the new outsourcing agreement in 2002 and the 2001 acquisition of ASI, combined with growth in the employee benefits practice and management consulting

  •
  Continent of Europe and Rest of World revenues rose $38 million on organic growth.

Income Before Income Tax

        Pretax income was $120 million, a 5% decline from last year. In 2002, pretax margins in this segment were 11.4%, down from 13.4% in 2001. Excluding expenses related to business transformation in 2001, pretax income fell 10% in 2002, and in 2001, pretax margin was 14.2%.

        Pretax margins were reduced by a large new human resources outsourcing contract. Although this contract is expected to provide favorable returns over the life of the multi-year agreement, it pressured margins in 2002 for the following reasons:

  •
  outsourcing business has lower margins than other consulting businesses

  •
  up-front costs were incurred to secure the new contract

  •
  revenues for sub-contractors under the contract flow through our income statement even though we merely pass them on without receiving any income from them

  •
  margins are lower at the beginning of the contract since we inherited the client's cost structure and we plan to create efficiencies to improve margins through the life of the contract.

Insurance Underwriting

        The Insurance Underwriting segment:

  •
  provides supplemental accident, health and life insurance coverage mostly through direct distribution networks, primarily 7,500 career insurance agents, working for our subsidiaries

  •
  offers extended warranty and casualty insurance products that are sold through retailers, automotive dealers, insurance agents and brokers and real estate brokers

  •
  offers select commercial property and casualty business on a limited basis through managing general underwriters, primarily Aon-owned companies

  •
  has operations in the United States, Canada, Latin America, Europe and Asia/Pacific

  •
  generates approximately 28% of Aon's total operating segment revenues.

        In the accident, health and life operations, we provide an array of accident, sickness, short-term disability and other supplemental insurance products. Most of these products are primarily fixed-indemnity obligations, and are not subject to escalating medical cost inflation.

        We have developed relationships with select brokers and consultants to reach specific niche markets. In addition to the traditional business sold by our career agents, we have expanded product distribution to include direct response programs, affinity groups and worksite marketing, creating access to new markets and potential new policyholders. In fourth quarter 2002, we announced our plans to sell Sheffield Insurance Corporation, a small property-casualty company. In early 2003, we announced plans to discontinue our accident and health insurance underwriting operations in Mexico, Argentina and Brazil, as well as our large company group life business in the U.S.

        Our subsidiaries in North America, Latin America, Asia/Pacific and Europe provide warranties on automobiles and a variety of consumer goods, including electronics and appliances. In addition, we provide non-structural home warranties and other warranty products, such as credit card enhancements and affinity warranty programs. Revenues earned from non-risk bearing activities and the administration of certain extended warranty services on automobiles, electronic goods, personal computers and appliances are reflected in the Insurance Brokerage and Other Services segment based on how the business is reviewed by management.

Revenue

        In 2002, revenues of $2.5 billion increased 12% over 2001. Excluding the effect of foreign exchange rates, revenues rose by 11%. Improvement over last year was driven by:

  •
  strong organic growth of 14%

  •
  new specialty property and casualty insurance business and newer accident and health insurance programs.

        Partially offsetting core business growth was lower investment income of $65 million as well as the loss of several accounts in the extended warranty business.

        This chart details Insurance Underwriting revenue by geographic area and pretax income:

	Years ended December 31
	2002	2001	2000
	(millions)
Revenue by geographic area:
United States	$1,784	$1,615	$1,545
United Kingdom	363	302	308
Continent of Europe	151	125	111
Rest of World	228	208	203

Total revenue	$2,526	$2,250	$2,167

Income before income tax	$152	$150	$300

In 2002, U.S. revenue increased $169 million to $1.8 billion. The increase was primarily driven by new product initiatives and increased revenues for accident and health products, which more than offset declines in investment income, which includes guaranteed investment contract revenue. (Expenses related to guaranteed investment contracts are reflected in benefits to policyholders.)

        U.K. and Continent of Europe revenue increased 20% to $514 million. Rest of World revenue was up 10% to $228 million.

        The discontinued and sold businesses generated approximately $100 million of earned premium in 2002.

Income Before Income Tax

        Pretax income of $152 million increased 1% from 2001. Pretax margins fell from 6.7% in 2001 to 6.0% in 2002.

        Excluding spin-off plan expenses in 2002 ($33 million pretax) and the World Trade Center ($135 million pretax) and business transformation costs ($24 million pretax) in 2001, pretax income of $185 million in 2002 fell significantly from $309 million in 2001. Pretax margins declined from 13.7% in 2001 to 7.3% in 2002. The remainder of the spin-off costs are included in the Corporate and Other segment.

        Reasons for the decline in pretax income and margin include:

  •
  an increased payout ratio of benefits to policyholders

  •
  losses involving NPS. NPS was an independent managing general agent hired to handle quoting, binding, premium collection, claims adjusting and other servicing related to general liability insurance policies issued by one of Aon's subsidiaries. We stopped NPS from initiating any new Aon business in mid-2002 after we obtained a temporary restraining order. We and others sued NPS for fraud, among other things. Based on our review of policies issued, we provided an additional $21 million to increase loss reserves and for other expenses, as well as $15 million for an allowance against the receivable owed to us by NPS

  •
  losses at certain unprofitable underwriting units, including accident and health insurance underwriting in Mexico, Argentina and Brazil and large company group life business in the U.S.

  •
  a decline in investment income

  •
  a provision for non-claims litigation.

Corporate and Other

        Corporate and Other segment revenue consists primarily of investment income (including income or loss on disposals, including impairment losses), which is not otherwise reflected in the operating segments. This segment includes invested assets and related investment income not directly required to support the insurance brokerage and consulting businesses, together with the assets in excess of net policyholder liabilities of the insurance underwriting subsidiaries and related income.

        Private equities are principally carried at cost except where Aon has significant influence, in which case they are carried under the equity method. These investments usually do not pay dividends.

        Limited partnerships are accounted for on the equity method and changes in the value of the underlying limited partnership investments flow through Corporate and Other segment revenue. Because the limited partnership investments include exchange-traded securities, Corporate and Other segment revenue fluctuates with the market values of underlying publicly traded equity investments. Limited partnership investments have historically provided higher returns over a longer time than broad market common stock. However, in the short run, the returns are inherently more variable.

        On December 31, 2001, we securitized $450 million of our limited partnership investments plus associated limited partnership commitments, which represented the majority of our limited partnership interests. In connection with the securitization, we received a combination of cash ($171 million) and securities ($279 million). This transaction has lessened the variability of revenue reported in the Corporate and Other segment. The limited partnership investments were included in our consolidated statement of financial position prior to the securitization and the cash and securities received from the securitization are also included in Aon's consolidated statement of financial position.

        Although our portfolios are highly diversified, they still remain exposed to market, equity and credit risk.

        Our fixed-maturity portfolio had a $37 million gross unrealized loss at December 31, 2002, including $6 million related to deferred amortizable derivative losses, and is subject to interest rate, market and credit risks. With a carrying value of $2.1 billion at December 31, 2002, our total fixed-maturity portfolio is 94% investment grade based on market value. Fixed-maturity securities with an unrealized loss are 87% investment grade and have a weighted average rating of "A" based on amortized cost.

        The equity portfolio is comprised of:

  •
  non-redeemable preferred stocks. This portfolio had a $2 million gross unrealized loss at December 31, 2002, and is subject to interest rate, market, credit and illiquidity risks.

  •
  publicly traded common stocks. The common stock portfolio had no gross unrealized loss at December 31, 2002 and is subject to market risk.

  •
  other common and preferred stocks not publicly traded.

    These investments had a $13 million gross unrealized loss at December 31, 2002, and are subject to illiquidity, concentration and operation performance risks.

        The following table analyzes our investment positions with unrealized losses segmented by quality and period of continuous unrealized loss (excluding deferred amortizable derivative losses of $6 million) as of December 31, 2002.

Analysis of Investment Positions with Unrealized Losses
Segmented by Quality and Period of Continuous Unrealized Loss*

	Investment Grade				Non-Investment Grade				Not Rated
As of December 31, 2002	0-6 Months	6-12 Months	>12 Months	Total	0-6 Months	6-12 Months	>12 Months	Total	0-6 Months	6-12 Months	>12 Months	Total	Grand Total
	($ in millions)
Fixed Maturities
# of positions	14	4	38	56	6	4	—	10	—	—	—	—	66
Fair Value	$44	$15	$224	$283	$25	$16	$—	$41	$—	$—	$—	$—	$324
Amortized Cost	46	16	248	310	27	18	—	45	—	—	—	—	355
Unrealized Loss	(2)	(1)	(24)	(27)	(2)	(2)	—	(4)	—	—	—	—	(31)
Equities: Preferred
# of positions	3	2	—	5	—	—	—	—	—	—	—	—	5
Fair Value	$11	$5	$—	$16	$—	$—	$—	$—	$—	$—	$—	$—	$16
Cost	12	6	—	18	—	—	—	—	—	—	—	—	18
Unrealized Loss	(1)	(1)	—	(2)	—	—	—	—	—	—	—	—	(2)
Equities: Common
# of positions	—	—	—	—	1	—	—	1	—	1	1	2	3
Fair Value	$—	$—	$—	$—	$—	$—	$—	$—	$—	$1	$2	$3	$3
Cost	—	—	—	—	—	—	—	—	—	1	2	3	3
Unrealized Loss	—	—	—	—	—	—	—	—	—	—	—	—	—
Other
# of positions	—	—	—	—	—	—	—	—	1	—	—	1	1
Fair Value	$—	$—	$—	$—	$—	$—	$—	$—	$14	$—	$—	$14	$14
Cost	—	—	—	—	—	—	—	—	27	—	—	27	27
Unrealized Loss	—	—	—	—	—	—	—	—	(13)	—	—	(13)	(13)

Total
# of positions	17	6	38	61	7	4	—	11	1	1	1	3	75
Fair Value	$55	$20	$224	$299	$25	$16	$—	$41	$14	$1	$2	$17	$357
Cost	58	22	248	328	27	18	—	45	27	1	2	30	403
Unrealized Loss	(3)	(2)	(24)	(29)	(2)	(2)	—	(4)	(13)	—	—	(13)	(46)
% of Total Unrealized Loss	7%	4%	53%	64%	4%	4%	0%	8%	28%	0%	0%	28%	100%

        *    For categorization purposes, Aon considers any rating of Baa or higher by Moody's or equivalent rating agency to be investment grade.

At December 31, 2002, our:

  •
  diversified fixed-maturity portfolio had 66 positions with $31 million of total gross unrealized losses, excluding deferred amortizable derivative losses. No single position had an unrealized loss greater than $2 million.

  •
  equity portfolio, including non-redeemable preferred stocks, had 8 positions with $2 million of total gross unrealized losses. No single position had an unrealized loss greater than $1 million.

  •
  investments classified as other investments in the consolidated statements of financial position had a $13 million gross unrealized loss at December 31, 2002. The gross unrealized loss relates to preferred stock interests of Private Equity Partnerships Structures I, LLC (PEPS I), a QSPE, acquired on December 31, 2001. These preferred stock interests represent beneficial interests in securitized limited partnership investments. The fair value of the private preferred stock interests is dependent on the value of the limited partnership investments held by PEPS I. Management assesses other than temporary declines in the fair value below cost using a financial model that considers the value of the underlying limited partnership investments of PEPS I and the nature and timing of the cash flows from the underlying limited partnership investments of PEPS I.

  •
  non publicly-traded fixed-maturity portfolio had a carrying value of $166 million, including $115 million in notes received from PEPS I on December 31, 2001 related to the securitization of limited partnerships and $40 million in notes issued by PEPS I to Aon during 2002. Valuations of these securities primarily reflect the fundamental analysis of the issuer and current market price of comparable securities.

We:

  •
  periodically review securities with material unrealized losses and evaluate them for other than temporary impairments. We analyze various risk factors and determine if any specific asset impairments exist. If we determine there is a specific asset impairment, we recognize a realized loss and adjust the cost basis of the impaired asset to its fair value.

  •
  review invested assets with material unrealized losses each quarter. Those assets are separated into two categories:

  (1)
  assets with unrealized losses due to issuer-specific events, which we segment among four categories: fixed-maturity investments; preferred stocks; publicly traded common stocks; and private equities and other invested assets.

  (2)
  assets with unrealized losses due to market conditions or industry-related events.

Assets with unrealized losses due to issuer-specific events:

        Fixed-maturity investments.    At least quarterly, we:

  •
  review the creditworthiness of corporate obligors for changes by nationally recognized credit rating agencies and changes in fundamental financial performance of the underlying entity.

  •
  monitor cash flow trends and underlying levels of collateral for asset-backed securities.

  •
  evaluate all bonds and asset-backed securities whose financial performance has declined for other than temporary impairment.

        Preferred stocks.    We review issuer creditworthiness at least quarterly. Creditworthiness factors reviewed include nationally recognized credit rating agency rating changes and changes in financial performance of the underlying issuer. We monitor all preferred stock investments with declining financial performance for other than temporary impairment.

        Publicly traded common stocks.    Quarterly, we review each common stock investment to determine if its decline in value is deemed other than temporary. Criteria include a review of issuer financial trends, and market expectations based on third-party forward-looking analytical reports, when available.

        Private common stocks and other invested assets.    We review quarterly private issue valuations, which include recent transaction valuations between the issuer and a third party; financial performance reviews; and financial trend comparisons with publicly traded companies in the same or similar industries.

        We recognize an other than temporary impairment loss when appropriate for fixed-maturity investments, common and preferred stock and other investments with continuous material unrealized losses due to issuer-specific events. We base this decision upon the facts and circumstances for each investment in accordance with SAB 59, FASB Statement No. 115 and related guidance.

        Invested assets with unrealized losses due to market conditions or industry-related events include those negatively impacted by increasing U.S. Treasury or local sovereign interest rates; corporate and asset-backed credit spread widening; common stock price volatility due to conditions in the overall market or a particular industry; and illiquid market conditions.

        Under some conditions, we assume that a decline in value below cost is not other than temporary. We make this assumption for fixed-maturity investments with unrealized losses due to market conditions or industry-related events when:

  •
  we expect the market to recover

  •
  management has no current positive intent to sell

  •
  we have the intent and ability to hold the investment until maturity or the market recovers, which is a decisive factor when considering an impairment loss. If we decide that holding the investment no longer makes sense, we again evaluate that investment for other than temporary impairment.

        We recognize an other than temporary impairment loss based upon each investment's facts and circumstances, in accordance with SAB 59, FASB Statement No. 115 and related guidance. We continue to monitor these securities quarterly to ensure that unrealized losses do not result from issuer-specific events.

        We evaluate for other than temporary impairment preferred and common stock and other investments with continuous material unrealized losses for two consecutive quarters due to market conditions or industry-related events. We recognize an other than temporary impairment loss based upon each investment's facts and circumstances. We continue to monitor these securities quarterly to ensure that unrealized losses are not the result of issuer-specific events.

        There are three risks inherent in the assessment methodology:

  •
  market factors may differ from our expectations

  •
  we may decide to subsequently sell a security for unforeseen liquidity needs

  •
  the credit assessment or equity characteristics may change from our original assessment.

        This chart shows the components of Corporate and Other revenue and expenses:

	Years ended December 31
	2002	2001	2000
	(millions)
Corporate and other revenue:
Limited partnership investments	$14	$(94)	$73
Income from marketable equity securities and other investments	31	7	9

Corporate and other revenue before net loss on disposals and related expenses and one-time items	45	(87)	82
Interest on tax refund	48	—	—
Net loss on disposals and related expenses	(114)	(84)	(11)

Corporate and other revenue	$(21)	$(171)	$71

Non-operating expenses:
General expenses	$97	$75	$59
Interest expense	124	127	140
Amortization of goodwill	—	118	114

Loss before income tax	$(242)	$(491)	$(242)

Revenue

        Corporate and Other revenue improved by $150 million to a negative $21 million in 2002 from a negative $171 million in 2001. The revenue improvement was primarily driven by:

  •
  a rise in the value of private limited partnership investments. These investments had been negatively impacted by unfavorable market conditions in 2001.

  •
  $48 million of interest income we received in 2002 from the settlement of a prior year tax issue.

        Offsetting the positive valuation gains were impairment write-downs of certain fixed-maturity and equity investments of $130 million in 2002 (including $51 million cumulative effect of the change in policy for recognizing other than temporary impairments from previous years) compared to $57 million in 2001.

Loss Before Income Tax

        Corporate and Other expenses were $221 million, an improvement of $99 million from the comparable period in 2001. This decrease in expenses is primarily due to goodwill amortization. Beginning in 2002, goodwill was no longer amortized (see note 1 to the consolidated financial statements). Compared to 2001:

  •
  Interest expense declined $3 million primarily from lower short-term interest rates.

  •
  General expenses rose $22 million due principally to $17 million of corporate overhead costs related to the previous planned divestiture of the underwriting businesses.

        These revenue and expense comparisons contributed to the overall Corporate and Other pretax loss of $242 million in 2002 versus a loss of $491 million in 2001.

Discontinued Operations

        Discontinued operations include certain insurance underwriting subsidiaries acquired with Alexander and Alexander Services, Inc. (A&A) that are in run-off and the indemnification by A&A of certain liabilities relating to subsidiaries sold by A&A before its acquisition by Aon.

        Management believes that, based on current estimates, these discontinued operations are adequately reserved. The net liability is included as a component of other liabilities on the consolidated statements of financial position. In 2002, Aon settled certain of these liabilities. The settlement had no material effect on the consolidated financial statements.

Financial Condition and Liquidity

Liquidity

        Our routine liquidity needs are primarily for servicing debt and for paying dividends on outstanding stock and capital securities. Our primary source for meeting these requirements is from dividends and internal financing from our operating subsidiaries. After meeting our routine dividend and debt servicing requirements, we used a portion of the remaining funding received throughout the year to expand our operating segment businesses and invest in acquisitions. (Note 11 to the consolidated financial statements discusses regulatory restrictions relating to dividend capacity of our insurance subsidiaries.) Our U.S. insurance subsidiaries' statutory capital and surplus at year-end 2002 exceeded the risk-based capital target set by the National Association of Insurance Commissioners by a satisfactory level. We have advised the rating agencies that we do not expect our two major U.S. insurance subsidiaries to pay dividends to Aon in 2003. Beyond 2003, we expect these U.S. subsidiaries to consider resuming paying dividends.

        Our operating subsidiaries anticipate that there will be adequate liquidity to meet their needs in the foreseeable future and to provide funds to the parent company. We have used cash flow primarily for:

  •
  debt reduction

  •
  dividend payments

  •
  business reinvestment

  •
  acquisition financing

  •
  payments of business transformation and other special charge and purchase accounting liabilities.

        We expect our subsidiaries' positive cash flow to continue, and with it, our ability to access adequate short-term lines of credit.

        Cash on our statements of financial position includes funds available for general corporate purposes and funds we are holding on behalf of clients and to satisfy policyholder liabilities.

Cash Flows

        Cash flows from operations represent the net income we earned in the reported periods adjusted for non-cash charges and changes in operating assets and liabilities.

        Cash flows provided by operating activities for 2002 were $1.2 billion. However, not all funds generated were available for use by us.

        Net income attributable to our insurance subsidiaries was approximately $50 million, net of losses on disposals recognized in our Corporate and Other segment, and changes in their operating assets and liabilities, net of reinsurance, represented $335 million in 2002. This was primarily due to unearned premiums and other fees recorded and collected by the specialty property and casualty group (which includes extended warranty) as a result of an increase in its insurance retention on several client programs and new property and casualty business. The majority of these funds will be used to satisfy future benefits to policyholders with the remainder being available, after taxes and other income and expense, for dividend to Aon in future years. The operating cash flow from our insurance subsidiaries of $385 million was not available for general corporate purposes in 2002. Also, in 2002, we decided not to upstream any of the insurance underwriting subsidiaries' earnings to Aon parent company in order to enhance their financial positions even further.

        In our insurance brokerage and consulting businesses we collect cash payments from clients that include both premiums (payable to insurance companies for policies they issue) and commissions and fees (payable to us for our brokerage and consulting services). The commissions and fees are recorded by us as income. For a short time period, we hold clients' premiums in fiduciary accounts before remitting them to insurers. When a payment is due from a client for premiums, commissions and fees, we establish a receivable for the gross amount and a payable to the insurance company for the premium portions. The net balance for these are reflected in "Other receivables and liabilities, net." For 2003, the net difference between these receivables and payables added approximately $300 million to cash flow from operations, but are only held temporarily by us on behalf of our clients and/or carriers.

        During the fourth quarter 2002, we raised $607 million by issuing 36.8 million shares of new common equity and $519 million by issuing long-term debt.

        A total of $1.7 billion in cash from available operating cash flows and debt and equity net proceeds was primarily used for the following purposes:

  •
  pay down commercial paper, other short-term debt and notes payable, as well as repurchase a portion of our trust preferred stock ($797 million)

  •
  $150 million was kept liquid and used for January 2003 debt repayment

  •
  pay dividends to our stockholders of $233 million

  •
  investment in operations:

  •
  expenditures for property and equipment consumed $278 million

  •
  acquisition of businesses used $111 million

  •
  cash increased by $67 million.

        Withdrawals of $682 million from "interest sensitive, annuity and investment-type contracts" were funded primarily by sales of fixed maturity investments. We have decided to stop issuing these contracts and we are exiting the business.

Financial Condition

        Since year-end 2001, total assets increased $3.0 billion to $25.3 billion. Invested assets at December 31, 2002 increased $441 million from last year:

  •
  primarily from an increase in short-term investments, related to fiduciary funds, partially offset by sales of preferred stock during the year

  •
  funds raised from issuing new common equity

  •
  notes offerings.

        Most of the funds raised were used to:

  •
  pay down commercial paper, other short-term debt and notes payable

  •
  repurchase a portion of our trust preferred stock.

        We also used $150 million in January 2003 to repay maturing debt securities.

        Insurance brokerage and consulting services receivables increased $1.5 billion in 2002 with a corresponding increase in insurance premiums payable of $1.7 billion. These increases reflect:

  •
  the continued rise in premium rates across most lines of business

  •
  the escalating client demand for risk programs

  •
  Aon's strong overall new account growth.

        Other assets are comprised principally of prepaid premiums related to reinsurance and prepaid pension assets. The increase of $56 million from 2001 represents higher prepaid premiums, which offset a reduction in the pension assets due to the additional minimum pension liability adjustment in fourth quarter 2002. During 2002, some of our defined benefit pension plans, particularly in the United Kingdom, incurred significant valuation losses in the investments backing the related pension obligation, as a result of a decline in the international equity markets and a decline in interest rates.

        Other liabilities increased $602 million from 2001 due to the increase in our minimum pension liability. We are required to maintain, at a minimum, a liability equal to the difference between the present value of benefits incurred to date for pension obligations and the fair value of the assets supporting these obligations.

        Other policyholder funds decreased $674 million in 2002, due primarily to interest sensitive and investment-type contracts maturing and our decision to stop offering these programs.

        Aon's consolidated statement of financial position as of December 31, 2002 contains:

  •
  a general expense liability of $53 million related to purchase restructuring liabilities (see note 4 to the consolidated financial statements)

  •
  $28 million related to the business transformation plan (see note 5 to the consolidated financial statements).

        We anticipate paying most of the outstanding termination benefits over the next few years. The remaining items primarily reflect lease obligations and will run off over a period of up to ten years. We do not expect that payments for termination benefits and lease obligations will have a material impact on cash flows in subsequent periods. As planned, we have made payments that have reduced our restructuring liabilities related to recent acquisitions and prior year charges.

Capital Resources

Capital Enhancement Actions

        During the fourth quarter 2002, Aon raised net proceeds of $519 million by issuing long-term debt as follows:

  •
  we received $296 million ($300 million aggregate principal amount) by privately placing 10-year convertible senior debentures due 2012 with a 3.5% coupon rate. The debentures are unsecured obligations, initially convertible, under certain circumstances, into Aon common stock at a conversion price of approximately $21.475 per common share (see note 8 to the consolidated financial statements). In addition, we will be required to pay additional contingent interest, beginning November 15, 2007, if the trading price of the debentures for each of the five trading days immediately preceding the first day of the six-month interest period equals or exceeds 120% of the principal amount of the debentures. Beginning November 19, 2007, we may redeem any of the debentures at an initial redemption price of 101% of the principal amount plus accrued interest. Interest on the debentures is payable semiannually in arrears on May 15 and November 15 of each year, beginning May 15, 2003.

  •
  we also received $223 million ($225 million aggregate principal amount) by privately placing 10-year senior term notes due 2012. Interest on these notes will accrue at a coupon rate of 7.375%. This interest is payable semiannually in arrears on June 14 and December 14 of each year, beginning June 14, 2003.

        During that same quarter, Aon raised $607 million by issuing 36.8 million shares of new common equity at $17.18 per share. The offering was made pursuant to an existing shelf registration statement.

        In 2002, we used funds received from the debt and equity offerings to:

  •
  pay down commercial paper and other short-term debt

  •
  partially repurchase certain debt securities due in 2003 and 2004

  •
  repurchase approximately $98 million of our 8.205% trust preferred capital securities. Beginning in 2003, minority interest on the capital securities will be approximately $9 million per quarter, reflecting the repurchase

  •
  On January 15, 2003, we used a portion of the funds from the offerings to redeem $150 million of outstanding debt securities with an interest rate of LIBOR +1%.

Short-term Borrowings and Notes Payable

        Total debt at December 31, 2002 was $1.8 billion, down from $2 billion at December 31, 2001. Specifically:

  •
  Short-term debt declined $140 million, reflecting the paydown of the Euro credit facility and other foreign short-term debt.

  •
  Notes payable decreased by $23 million compared to year-end 2001. Commercial paper outstanding declined to $1 million from $254 million at December 31, 2001. In 2001, all of our commercial paper was classified as notes payable in the consolidated statements of financial position based on Aon's intent and ability to maintain or refinance these obligations on a long-term basis.

        Contractual maturities of notes payable and operating lease commitments (with initial or remaining non-cancelable lease terms in excess of one year) are disclosed in note 8 to the consolidated financial statements.

        In 2002, we renegotiated our back-up lines of credit. Anticipating the previously planned spin-off of our insurance underwriting subsidiaries, we reduced our line of credit to $875 million. As a result of our capital enhancement actions, we renegotiated our short-term back-up lines of credit, reducing the total amount to $775 million in February 2003. This agreement will expire in 2005.

        To achieve tax-efficient financing, we renegotiated a new committed revolving bank credit facility in September 2001, under which certain European subsidiaries can borrow up to EUR 500 million. As of December 31, 2002, Aon had borrowed EUR 74 million ($76 million) under this facility, all of which is classified as short-term borrowings in the consolidated statements of financial position.

        The major rating agencies' ratings of our debt securities at December 31, 2002 appear in the table below.

	Standard And Poor's	Moody's Investor Services	Fitch, Inc.
Senior long-term debt	A-	Baa2	A-
Commercial paper	A-2	P-2	F-2

Aon's principal insurance underwriting subsidiaries are rated "A", with a stable outlook by A.M. Best for their claims paying ability.

        Aon borrows funds from, and lends funds to, its various subsidiaries. As of December 31, 2002, we had obligations to our subsidiaries of approximately $433 million. These obligations have competitive interest rates.

Stockholders' Equity

        Stockholders' equity increased $430 million during 2002, reflecting:

  •
  the $607 million raised by issuing 36.8 million shares of new common equity at $17.18 per share

  •
  net income before preferred dividends of $466 million.

        Partially offsetting the increase were dividends paid to stockholders of $233 million. Accumulated other comprehensive loss increased $419 million since December 31, 2001. Net foreign exchange losses improved by $69 million primarily because of the weakening U.S. dollar against foreign currencies as compared to the prior year. Net derivative gains increased $22 million over year-end 2001. Net unrealized investment gains rose $42 million during 2002, driven principally by the recognition of $130 million pretax ($82 million after-tax) write-downs in the consolidated statement of income during 2002. These investment write-downs did not affect total stockholders' equity.

        During 2002, some of our defined benefit pension plans, particularly in the United Kingdom, incurred significant valuation losses in the investments backing the related pension obligation. These losses were primarily a result of the decline in the international equity markets. Accounting principles generally accepted in the U.S. require a company to maintain, at a minimum, a liability on its balance sheet equal to the difference between the present value of benefits incurred to date for pension obligations and the fair value of the assets supporting these obligations. At year-end 2002, this increased pension obligation caused a $552 million (after-tax) reduction to stockholders' equity. We maintain the related pension plan assets in separate trust accounts; they are not part of our consolidated financial statements. This non-cash adjustment did not affect 2002 earnings.

        For 2003, we project our pension expense to increase by $130 million over what was recorded in 2002. The increase in our pension expense was significantly impacted by the unrecognized loss of $1.6 billion at December 31, 2002. We also expect cash contributions for the defined benefit pension plans to increase by $40 million in 2003. In addition, under certain circumstances, we may be required to contribute significant additional amounts to our pension plans to satisfy provisions of the principal credit facility which supports our commercial paper program. We expect, however, to amend or replace such credit facilities.

        At December 31, 2002, stockholders' equity per share was $12.56, down from $12.82 at December 31, 2001, due to the impact of increased pension obligations.

Special Purpose Entities

        We use special purpose entities and qualifying special purpose entities (QSPE), also known as special purpose vehicles, in some of our operations, following the guidance of FASB Statement No. 140 and other relevant accounting guidance.

        Certain of our special purpose vehicles were formed solely to purchase financing receivables and sell those balances to conduits owned and managed by third-party financial institutions. Subject to certain limitations, agreements provide for sales to these conduit vehicles continuing through December 2005. As of December 31, 2002, the maximum commitment contained in these agreements was $1.7 billion.

        Under the agreements, the receivables are sold to the conduits. Consequently, the conduits bear the credit risks on the receivables, subject to limited recourse in the form of credit loss reserves provided by our subsidiaries and which we guarantee. Under these recourse provisions, our maximum credit risk was approximately $97 million at December 31, 2002. We intend to renew these conduit facilities when they expire. If there are adverse bank, regulatory, tax or accounting rule changes, our access to the conduit facilities and special purpose vehicles would be restricted. These special purpose vehicles are not included in our consolidated financial statements.

        On December 31, 2001, we sold the vast majority of our limited partnership (LP) portfolio, valued at $450 million, to PEPS I, a QSPE. The common stock interest in PEPS I is held by a limited liability company, owned by one of our subsidiaries (49%) and by a charitable trust, which we do not control, established for victims of the September 11th attacks (51%).

        PEPS I:

  •
  sold approximately $171 million of investment grade fixed-maturity securities to unaffiliated third parties

  •
  then paid our insurance underwriting subsidiaries the $171 million in cash and issued them an additional $279 million in fixed-maturity and preferred stock securities.

        The fixed-maturity securities our subsidiaries received from PEPS I are rated as investment grade by Standard & Poor's Ratings Services. As part of this transaction, the insurance companies are required to purchase from PEPS I additional fixed-maturity securities in an amount equal to the unfunded LP commitments as they are requested. Approximately $38 million of these commitments were funded in 2002. As of December 31, 2002, the unfunded commitments amounted to $100 million. Based on the downgrades made by the rating agencies in October 2002, credit support agreements were purchased on January 27, 2003, whereby $100 million of cash of one of our underwriting subsidiaries has been pledged as collateral for these commitments. These commitments have specific expiration dates and the general partners may decide not to draw on these commitments.

        If the insurance companies fail to purchase additional fixed-maturity securities as commitments are drawn down, we have guaranteed their purchase.

        Subsequent to the closing of the securitization, one of the insurance subsidiaries sold PEPS I fixed-maturity securities with a value of $20 million to Aon. The assets and liabilities and operations of PEPS I are not included in our consolidated financial statements. In second quarter 2002, we recognized a $32 million impairment write-down for this investment. We continue to monitor this investment for other than temporary impairment.

        While this transaction should significantly reduce the reported earnings volatility associated with these limited partnership investments, it will not significantly limit our ability to recoup past losses or realize potential gains.

        As part of CICA's strategy to issue stable value investments contracts to institutional investors, Combined Global Funding, LLC (Combined Global), a Cayman Islands-based special purpose entity, was formed solely to issue notes to investors under a European Medium-Term Note Program. The proceeds of the notes are used to purchase Funding Agreement policies issued by CICA. The contract terms of the Funding Agreement mirror the terms of the trust medium-term notes. At the stated maturity of the Funding Agreement, CICA is required to settle with Combined Global, which then redeems the notes issued to investors. Neither CICA nor its affiliates own any shares of Combined Global.

        Outstanding Funding Agreements at December 31, 2002 were $79 million and are included in our consolidated statements of financial position in other policyholder funds. In early 2003, approximately $29 million of these outstanding agreements were settled. As this program has been placed in runoff, there are no new additional issuances of Funding Agreements anticipated, with the remaining liabilities maturing in 2005.

Investments

        We invest in broad asset categories related to our diversified operations. In managing our investments, our objective is to maximize earnings while monitoring asset and liability durations, interest and credit risks and regulatory requirements. We maintain well-capitalized operating companies. The financial strength of these companies permits a diversified investment portfolio including invested cash, fixed-income obligations, public and private equities and limited partnerships.

        The Corporate and Other segment contains invested assets and related investment income not directly required to support the insurance brokerage and consulting businesses, together with the assets in excess of net policyholder liabilities of the underwriting business and related income. These insurance assets, which are publicly traded equities, as well as less liquid private equities and limited partnerships, represent a more aggressive investment strategy that gives us an opportunity for greater returns with longer-term investments. These assets, owned by the insurance underwriting companies, are necessary to support strong claims paying ratings by independent rating agencies and are unavailable for other uses such as debt reduction or share repurchases without considering regulatory requirements (see note 11 to the consolidated financial statements).

        Some of the limited partnerships in which we invest have holdings in publicly traded equities. If the market value of these equities changes, then the value of the limited partnerships also changes. Our ownership share of this partnership valuation is included in our reported Corporate and Other segment revenue. By comparison, we record changes in the market value of directly held, publicly traded equities directly in stockholders' equity.

        As a consequence of this accounting, the Corporate and Other segment has exhibited greater variability in investment income than is the case of investments supporting the operating segments. In December 2001, we securitized $450 million of limited partnership investments and associated limited partnership commitments, which represent most of our limited partnership investments, via a sale to PEPS I. The securitization:

  •
  gives our underwriting subsidiaries greater liquidity

  •
  has lessened the revenue variability in the Corporate and Other segment.

Market Risk Exposure

        We are subject to various market risk exposures, including foreign exchange rate, interest rate and equity price risk. The following disclosures reflect estimates of future performance and economic conditions. Actual results may differ.

        We are subject to foreign exchange rate risk associated with translating financial statements of its foreign subsidiaries into U.S. dollars. Additionally, some of our foreign brokerage subsidiaries receive revenues in currencies that differ from their functional currencies. Our primary exposures are to the British pound, the Euro, the Canadian dollar and the Australian dollar. We use various derivative financial instruments (see note 14 to the consolidated financial statements) to protect against adverse transaction and translation effects of exchange rate fluctuations.

        The potential decrease to our consolidated stockholders' equity at December 31, 2002, resulting from a hypothetical 10% adverse change in quoted year-end foreign currency exchange rates, amounts to $207 million and $163 million at December 31, 2002 and 2001, respectively. The impact to 2002 and 2001 pretax income in the event of a hypothetical 10% adverse change in the respective quoted year-end exchange rates would not be material after consideration of derivative positions.

        The nature of the income of our businesses is affected by changes in international and domestic short-term interest rates. We monitor our net exposure to short-term interest rates and, as appropriate, hedge our exposure with various derivative financial instruments. A hypothetical 1% decrease in interest rates would cause a decrease, net of derivative positions, of $14 million and $10 million to 2002 and 2001 pretax income, respectively.

        The valuation of our fixed-maturity portfolio is subject to interest rate risk. A hypothetical 1% increase in long-term interest rates would decrease the fair value of the portfolio at December 31, 2002 and 2001 by approximately $85 million and $89 million, respectively. We have notes payable and capital securities outstanding with a fair value of $2.4 billion and $2.5 billion at December 31, 2002 and 2001, respectively. Such fair value was greater than the carrying value by $36 million and $38 million at December 31, 2002 and 2001, respectively. A hypothetical 1% decrease in interest rates would increase the fair value by approximately 6% at both December 31, 2002 and 2001.

        The valuation of our marketable equity security portfolio is subject to equity price risk. If market prices were to decrease by 10%, the fair value of the equity portfolio would have a corresponding decrease of $6 million at December 31, 2002 compared to $38 million at December 31, 2001. At December 31, 2002 and 2001, there were no outstanding derivatives hedging the price risk on the equity portfolio.

        We have selected the value ranges to represent changes in foreign currency exchange rates and equity market prices only to illustrate the possible impact of these changes; we are not predicting market events. This range of changes reflects changes we believe are possible over a one-year period.

        The translated value of revenue and expense from our international brokerage and underwriting operations are subject to fluctuations in foreign exchange rates. However, the net impact of these fluctuations on Aon's net income or cash flows has not been material.

Risks and Outlook

Risks Related to Our Business and the Insurance Industry

        Our results may fluctuate as a result of many factors, including cyclical changes in the insurance and reinsurance industries.    Our results historically have been subject to significant fluctuations arising from uncertainties in the insurance industry. Changes in premium rates affect not only the potential profitability of our underwriting businesses but also generally affect the commissions and fees payable to our brokerage businesses. In addition, insurance industry developments that can significantly affect our financial performance include factors such as:

  •
  rising levels of actual costs that are not known by companies at the time they price their products;

  •
  volatile and unpredictable developments, including weather-related and other natural and man-made catastrophes, including acts of terrorism;

  •
  changes in levels of capacity and demand, including reinsurance capacity; and

  •
  changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers' liabilities develop.

        A further decline in the credit ratings of our senior debt and commercial paper may adversely affect our borrowing costs and financial flexibility.    On several occasions in recent months, the credit rating agencies have lowered the credit ratings of our senior debt and commercial paper. Most recently, on October 31, 2002, Moody's Investors Service lowered its rating of our senior debt to the current rating of "Baa2" from "Baa1." Moody's also placed the rating of our senior debt and the "P-2" rating of our commercial paper under review for possible future downgrade, which it subsequently removed without change. On October 31, 2002, Standard & Poor's Ratings Services placed its "A-" rating of our senior debt on CreditWatch with negative implications, which it subsequently removed without change. As a result of the actions taken by the rating agencies on October 31, 2002, we have been required, in lieu of our existing guarantees, to fund an aggregate of approximately $43 million with respect to our automobile finance securitizations. A further downgrade in the credit ratings of our senior debt and commercial paper will increase our borrowing costs and reduce our financial flexibility.

        Any such further downgrade may trigger a further obligation of our company to fund an aggregate of up to $220 million with respect to our premium finance and automobile finance securitizations. We no longer securitize automobile finance amounts, and, as a result, we expect this amount will decline over time as the outstanding automobile finance securitizations run down. Moreover, some of our debt instruments, such as our 6.20% notes due January 2007 ($250 million of which are outstanding), expressly provide for interest rate increases in the case of certain ratings downgrades. Similarly, any such downgrade would increase our commercial paper interest rates or may result in our inability to access the commercial paper market altogether. If we cannot access the commercial paper market, although we have committed backup lines in excess of our currently outstanding commercial paper borrowings, we cannot assure you that it would not adversely affect our financial position. A downgrade in the credit ratings of our senior debt may also adversely affect the claims-paying ability or financial strength ratings of our insurance company subsidiaries. See "A decline in the financial strength or claims-paying ability ratings of our insurance underwriting subsidiaries may increase policy cancellations and negatively impact new sales of insurance products" below.

        We face significant competitive pressures in each of our businesses.    We believe that competition in our lines of business is based on service, product features, price, commission structure, financial strength, claims paying ability ratings and name recognition. In particular, we compete with a large number of national, regional and local insurance companies and other financial services providers, brokers and, with respect to our extended warranty business, third-party administrators, manufacturers and distributors.

        Some of our underwriting competitors have penetrated more markets and offer a more extensive portfolio of products and services and have more competitive pricing than we do, which can adversely affect our ability to compete for business. Some underwriters also have higher claims paying ability ratings and greater financial resources with which to compete and are subject to less government regulation than our underwriting operations.

        We encounter strong competition for both business and professional talent in our insurance brokerage and risk management services operations from other insurance brokerage firms which also operate on a nationwide or worldwide basis, from a large number of regional and local firms in the United States, the European Union and in other countries and regions, from insurance and reinsurance companies that market and service their insurance products without the assistance of brokers or agents and from other businesses, including commercial and investment banks, accounting firms and consultants that provide risk-related services and products. Our consulting operations compete with independent consulting firms and consulting organizations affiliated with accounting, information systems, technology and financial services firms around the world.

        In addition, the increase in competition due to new legislative or industry developments could adversely affect us. These developments include:

  •
  an increase in capital-raising by insurance underwriting companies, which could result in new entrants to our markets and an influx of capital into the industry;

  •
  the selling of insurance by insurance companies directly to insureds;

  •
  the enactment of the Gramm-Leach-Bliley Act of 1999, which, among other things, permits financial institutions, such as banks and savings and loans, to sell insurance products, and also could result in new entrants to our markets;

  •
  the establishment of programs in which state-sponsored entities provide property insurance in catastrophe prone areas or other alternative markets types of coverage; and

  •
  changes in consumer buying practices caused by the Internet.

        New competition as a result of these developments could cause the supply of and demand for our products and services to change, which could adversely affect our results of operations and financial condition.

        A decline in the financial strength or claims-paying ability ratings of our insurance underwriting subsidiaries may increase policy cancellations and negatively impact new sales of insurance products.    Financial strength and claims-paying ability ratings have become increasingly important factors in establishing the competitive position of insurance companies. These ratings are based upon criteria established by the rating agencies for the purpose of rendering an opinion as to an insurance company's financial strength, operating performance, strategic position and ability to meet its obligations to policyholders. They are not evaluations directed toward the protection of investors, nor are they recommendations to buy, sell or hold specific securities. Periodically, the rating agencies evaluate our insurance underwriting subsidiaries to confirm that they continue to meet the criteria of the ratings previously assigned to them. A downgrade, or the potential for a downgrade, of these ratings could, among other things, increase the number of policy cancellations, adversely affect relationships with brokers, retailers and other distributors of their products and services, negatively impact new sales and adversely affect their ability to compete.

        Combined Specialty Insurance Company (formerly Virginia Surety Company, Inc.), our principal property and casualty insurance company subsidiary, is currently rated "A" (excellent; third highest of 16 rating levels) by A.M. Best Company. Combined Insurance Company of America, the principal insurance subsidiary that underwrites our specialty accident and health insurance business, is currently rated "A" (excellent; third highest of 16 rating levels) by A.M. Best Company, "BBB+" (good; fourth highest of nine rating levels and highest ranking within the level) for financial strength by Standard and Poor's Ratings Services and "Baa1" (adequate; fourth highest of nine rating levels and highest ranking within the level) for financial strength by Moody's Investors Service. We cannot assure you that one or more of the rating agencies will not downgrade or withdraw their financial strength or claims-paying ability ratings in the future.

        Changes in interest rates and investment prices could reduce the value of our investment portfolio and adversely affect our financial condition or results.    Our insurance underwriting subsidiaries carry a substantial investment portfolio of fixed-maturity and equity and other long-term investments. As of December 31, 2002, our fixed-maturity investments (94% of which were investment grade) had a carrying value of $2.1 billion, our equity investments had a carrying value of $62 million and our other long-term investments and limited partnerships had a carrying value of $600 million. Accordingly, changes in interest rates and investment prices could reduce the value of our investment portfolio and adversely affect our financial condition or results.

        For example, changes in domestic and international interest rates directly affect our income from, and the market value of, fixed-maturity investments. Similarly, general economic conditions, stock market conditions and other factors beyond our control affect the value of our equity investments. We monitor our portfolio for "other than temporary impairments" in carrying value. For securities judged to have an "other than temporary impairment," we recognize a realized loss through the statement of income to write down the value of those securities.

        For 2002, we recognized impairment losses of $130 million, which includes $51 million to reflect other than temporary impairments existing with respect to prior years. We cannot assure you that we will not have to recognize additional impairment losses in the future, which would negatively affect our financial results.

        On December 31, 2001, our two major insurance companies sold the vast majority of their limited partnership portfolio, valued at $450 million, to Private Equity Partnership Structures I, LLC, a qualifying special purpose entity. We utilized this qualifying special purpose entity following the guidance contained in Financial Accounting Standards Board Statement No. 140 (Statement No. 140) and other relevant accounting guidance. The common stock interest in Private Equity Partnership Structures I is held by a limited liability company which is owned by one of our subsidiaries (49%) and by a charitable trust, which is not controlled by us, established for victims of the September 11 attacks (51%). Approximately $171 million of investment grade fixed-maturity securities were sold by Private Equity Partnership Structures I to unaffiliated third parties. Private Equity Partnership Structures I then paid our insurance underwriting companies the $171 million in cash and issued to them an additional $279 million in fixed-maturity and preferred stock securities. The fixed-maturity securities our insurance underwriting companies received from Private Equity Partnership Structures I are rated as investment grade by Standard & Poor's Ratings Services. As part of this transaction, our insurance underwriting companies are required to purchase from Private Equity Partnership Structures I additional fixed-maturity securities in an amount equal to the unfunded limited partnership commitments, as they are requested. As of December 31, 2002, these unfunded commitments amount to $100 million. Based on the actions taken by the ratings agencies on October 31, 2002, credit support arrangements were purchased on January 27, 2003. If our insurance underwriting companies fail to purchase additional fixed-maturity securities as commitments are drawn down, we have guaranteed their purchase.

        Although the Private Equity Partnership Structures I transaction is expected to reduce the reported earnings volatility historically associated with directly owning limited partnership investments, it will not eliminate our risk of future losses. For instance, we must analyze our preferred stock and fixed-maturity interests in Private Equity Partnership Structures I for other than temporary impairment, based on the valuation of the limited partnership interests held by Private Equity Partnership Structures I and recognize an impairment loss if necessary. We cannot assure you that we will not have to recognize impairment losses with respect to our Private Equity Partnership Structures I interests in the future.

        Our pension liabilities may continue to grow, which could adversely affect our stockholders' equity or require us to make additional cash contributions to the pension plans.    To the extent that the present value of the benefits incurred to date for pension obligations in the major countries in which we operate continue to exceed the market value of the assets supporting these obligations, our financial position and results of operations may be adversely affected. Primarily as a result of the decline in the equity markets, some of our defined benefit pension plans, particularly in the United Kingdom, have suffered significant valuation losses in the assets backing the related pension obligation. On February12, 2003, we announced that we incurred an after-tax increase to the minimum pension liability and a commensurate reduction in 2002 year-end stockholders' equity of $552 million. Current projections indicate that our 2003 pension expense would increase by approximately $130 million compared with 2002 and incremental cash contributions of approximately $40 million would be required in 2003.These estimates are based on certain assumptions, including discount rates, interest rates, fair value of assets for some of our plans and expected return on plan assets. Changes in our pension benefit obligations and the related net periodic costs or credits may occur in the future due to any variance of actual results from our assumptions and changes in the number of participating employees. As a result, there can be no assurance that we will not experience future decreases in stockholders' equity or that we will not be required to make additional cash contributions in the future beyond those which have been announced.

        We are subject to a number of contingencies and legal proceedings which, if determined adversely to us, would adversely affect our financial results.    We are subject to numerous claims, tax assessments and lawsuits that arise in the ordinary course of business. The damages that may be claimed are substantial, including in many instances claims for punitive or extraordinary damages. The litigation naming us as a defendant ordinarily involves our activities as a broker or provider of insurance products or as an employer. It is possible that, if the outcomes of these contingencies and legal proceedings were not favorable to us, it could materially adversely affect our future financial results. In addition, our results of operations, financial condition or liquidity may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liabilities for which we self-insure.

        Our success depends, in part, on the efforts of our senior management and our ability to attract and retain experienced and qualified personnel.    We believe that our continued success depends, in part, on the efforts of our senior management. The loss of the services of any of our executive officers for any reason could have a material adverse effect on our business, operating results and financial condition. In addition, our future success depends on our ability to attract and retain experienced underwriters, brokers and other professional personnel. Competition for such experienced professional personnel is intense. If we cannot hire and retain talented personnel, our business, operating results and financial condition could be adversely affected.

        We are subject to increasing costs arising from errors and omissions claims against us.    We have experienced an increase in the frequency and severity of errors and omissions claims against us, which has and will continue to substantially increase our risk management expenses. In our insurance brokerage business, we often assist our clients with matters which include the placement of insurance coverage and the handling of related claims. Errors and omissions claims against us may allege our potential liability for all or part of the amounts in question. Errors and omissions claims could include, for example, the failure of our employees or sub-agents, whether negligently or intentionally, to place coverage correctly or notify claims on behalf of clients or to provide insurance carriers with complete and accurate information relating to the risks being insured. It is not always possible to prevent and detect errors and omissions, and the precautions we take may not be effective in all cases. In addition, errors and omissions claims may harm our reputation or divert management resources away from operating our business.

        Our businesses are subject to extensive governmental regulation which could reduce our profitability or limit our growth.    Our businesses are subject to extensive federal, state and foreign governmental regulation and supervision, which could reduce our profitability or limit our growth by increasing the costs of regulatory compliance, limiting or restricting the products or services we sell or the methods by which we sell our products and services or subjecting our businesses to the possibility of regulatory actions or proceedings. With respect to our insurance brokerage businesses, this supervision generally includes the licensing of insurance brokers and agents and third-party administrators and the regulation of the handling and investment of client funds held in a fiduciary capacity. Our continuing ability to provide insurance brokering and third-party administration in the jurisdictions in which we currently operate depends on our compliance with the rules and regulations promulgated from time to time by the regulatory authorities in each of these jurisdictions. Also, we can be affected indirectly by the governmental regulation and supervision of other insurance companies. For instance, if we are providing managing general underwriting services for an insurer we may have to contend with regulations affecting our client. Further, regulation affecting the insurance companies with whom our brokers place business can affect how we conduct those operations.

        Most insurance regulations are designed to protect the interests of policyholders rather than stockholders and other investors. In the United States, this system of regulation, generally administered by a department of insurance in each state in which we do business, affects the way we can conduct our insurance underwriting business. Furthermore, state insurance departments conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies, holding company issues and other matters.

        Although the federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including employee benefit plan regulation, age, race, disability and sex discrimination, investment company regulation, financial services regulation, securities laws and federal taxation, do affect the insurance industry generally and our insurance underwriting subsidiaries in particular. For example, recently adopted federal financial services modernization legislation and privacy laws, such as the Health Insurance Portability and Accountability Act of 1996 and the Gramm-Leach-Bliley Act (as it relates to the use of medical and financial information by insurers), may result in additional regulatory compliance costs, limit the ability of our insurance underwriting subsidiaries to market their products or otherwise constrain the nature and scope of our operations. With respect to our international operations, we are subject to various regulations relating to, among other things, licensing, currency, policy language and terms, reserves and the amount of local investment. These various regulations also add to our cost of doing business through increased compliance expenses, the financial impact of use of capital restrictions and increased training and employee expenses. Furthermore, the loss of a license in a particular jurisdiction could restrict or eliminate our ability to conduct business in that jurisdiction.

        In all jurisdictions the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally, such authorities are vested with relatively broad discretion to grant, renew and revoke licenses and approvals, and to implement regulations. Accordingly, we may be precluded or temporarily suspended from carrying on some or all of our activities or otherwise fined or penalized in a given jurisdiction. No assurances can be given that our businesses can continue to be conducted in any given jurisdiction as they have been in the past.

        Our significant global operations expose us to various international risks that could adversely affect our business.    A significant portion of our operations is conducted outside the United States. Accordingly, we are subject to legal, economic and market risks associated with operating in foreign countries, including:

  •
  the general economic and political conditions existing in those countries;

  •
  imposition of limitations on conversion of foreign currencies or remittance of dividends and other payments by foreign subsidiaries;

  •
  imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries;

  •
  hyperinflation in certain foreign countries;

  •
  imposition or increase of investment and other restrictions by foreign governments;

  •
  longer payment cycles;

  •
  greater difficulties in accounts receivables collection; and

  •
  the requirement of complying with a wide variety of foreign laws.

        Some of our foreign brokerage subsidiaries receive revenues in currencies that differ from their functional currencies. We must also translate the financial results of our foreign subsidiaries into United States dollars. Although we use various derivative financial instruments to help protect against adverse transaction and translation effects due to exchange rate fluctuations, we cannot eliminate such risks, and significant changes in exchange rates may adversely affect our results.

        Our financial results could be adversely affected if our underwriting reserves differ from actual experience.    We maintain reserves as an estimate of our liability under insurance policies issued by our insurance underwriting subsidiaries. The reserves that we maintain that could cause variability in our financial results consist of (1) unearned premium reserves, (2) policy and contract claim reserves and (3) future policy benefit reserves. Unearned premium reserves generally reflect our liability to return premiums we have collected under policies in the event of the lapse or cancellation of those policies. Under accounting principles generally accepted in the United States, premiums we have collected generally become "earned" over the life of a policy by means of a reduction in the amount of the unearned premium reserve associated with the policy. Unearned premium reserves are particularly significant with respect to our warranty business, given that the premiums we receive for warranty products generally cover an extended period of time. If there are significant lapses or cancellations of these types of policies, or expected losses for existing policies develop adversely and therefore premiums are not earned as expected, it may be necessary to accelerate the amortization of deferred acquisition expenses associated with the policies because these deferred expenses are amortized over the projected life of the policies or establish additional reserves to cover premium deficiencies.

        Policy and contract claim reserves reflect our estimated liability for unpaid claims and claims adjustment expenses, including legal and other fees and general expenses for administering the claims adjustment process, and for reported and unreported losses incurred as of the end of each accounting period. If the reserves originally established for future claims prove inadequate, we would be required to increase our liabilities, which could have an adverse effect on our business, results of operations and financial condition.

        The obligation for policy and contract claims does not represent an exact calculation of liability. Rather, reserves represent our best estimate of what we expect the ultimate settlement and administration of claims will cost. These estimates represent informed judgments based on our assessment of currently available data, as well as estimates of future trends in claims severity, frequency, judicial theories of liability and other factors. Many of these factors are not quantifiable in advance and both internal and external events, such as changes in claims handling procedures, inflation, judicial and legal developments and legislative changes, can cause our estimates to vary. The inherent uncertainty of estimating reserves is greater for certain types of liabilities, where the variables affecting these types of claims are subject to change and long periods of time may elapse before a definitive determination of liability is made. Reserve estimates are periodically refined as experience develops and further losses are reported and settled. Adjustments to reserves are reflected in the results of the periods in which such estimates are changed. Because setting the level of reserves for policy and contract claims is inherently uncertain, we cannot assure you that our current reserves will prove adequate in light of subsequent events.

        Future policy benefit reserves generally reflect our liability to provide future life insurance benefits and future accident and health insurance benefits on guaranteed renewable and non-cancelable policies. Future policy benefit reserves on accident and health and life products have been provided on the net level premium method. These reserves are calculated based on assumptions as to investment yield, mortality, morbidity and withdrawal rates that were determined at the date of issue and provide for possible adverse deviations.

        We may not realize all of the expected benefits from our business transformation plan.    In the fourth quarter of 2000, we began a comprehensive business transformation plan designed to enhance client service, improve productivity through process redesign and accelerate revenue growth. Outside of U.S. retail brokerage, the plan has been substantially implemented and has delivered the expected benefits, including improved revenue growth and enhanced productivity. Within U.S. retail brokerage, however, we experienced unexpected delays in implementing components of the plan, as well as higher than expected costs. As a result, we cannot assure you that we will realize all of the expected benefits associated with our business transformation plan. In addition, regardless of whether we are able to realize any of the benefits of the business transformation plan, we have incurred significant costs, which have been greater than those planned.

        The perceived conflicts associated with our insurance brokerage and underwriting businesses could limit our growth.    Historically, we have not been able to fully exploit business opportunities due to the perceived conflicts associated with our insurance brokerage and underwriting businesses. For example, we have refrained from offering our extended warranty products and services through competing insurance brokers. Independent brokers have been reluctant to do business with our insurance underwriting business because they believed that any fees or information provided to us would ultimately benefit our competing brokerage business. These brokers also have been concerned that any information gleaned by our underwriting business regarding their clients and their clients' insurance needs would be shared with our competing brokerage business to solicit new business from these clients. Similarly, competing underwriters have feared that our brokers could share information with our underwriting business in an effort to help secure desirable business or, alternatively, seek price quotes from them only for undesirable business. In the future, these perceived conflicts could limit our ability to expand our product and service offerings and seek new business through independent brokerage channels.

        Each of our business lines may be adversely affected by an overall decline in economic activity.    The demand for property and casualty insurance generally rises as the overall level of economic activity increases and generally falls as such activity decreases, affecting both the commissions generated by our brokerage business and the premiums generated by our underwriting businesses. In particular, a growing number of insolvencies associated with an economic downturn, especially insolvencies in the insurance industry, could adversely affect our brokerage business through the loss of clients or by hampering our ability to place insurance and reinsurance business. Moreover, the results of our consulting business are generally affected by the level of business activities of our clients, which in turn is affect by the level of economic activity in the industries and markets these clients serve. As our clients become adversely affected by declining business conditions, they may choose to delay or forgo consulting engagements with us.

        Recent and proposed accounting rule changes could negatively affect our financial position and results.    Recent accounting changes effected and proposals made could negatively affect our financial position or results of operations. Under Financial Accounting Standards Board Statement No. 142 (Statement No. 142), which we adopted on January 1,

2002, goodwill is no longer being amortized, but must instead be tested annually for impairment in its value. Goodwill is the excess of cost over net assets purchased relating to business acquisitions. As of December 31, 2002, we had approximately $4.1 billion of goodwill on our balance sheet. If an impairment exists, we must recognize a non-cash charge equal to the impairment, thereby reducing our net worth. Under our principal credit facility that supports our commercial paper program, we are required to maintain a minimum net worth of $2.5 billion. As of December 31, 2002, our net worth calculated for this purpose was $3.9 billion. In connection with our adoption of Statement No. 142 we tested our goodwill and found no impairment as of January 1, 2002. We have finalized our testing for 2002 and found no impairment. However, we cannot assure you that impairment will not exist when we perform testing in future periods, and any impairment charge we would be required to take would have a negative effect on our financial position and results.

        We have substantial debt outstanding that could adversely affect our financial flexibility.    We have substantial debt outstanding. As of December 31, 2002, we had total consolidated debt outstanding (including for this purpose our mandatorily redeemable preferred capital securities) of approximately $2.5 billion. This substantial amount of debt outstanding could adversely affect our financial flexibility.

        We are a holding company and, therefore, may not be able to receive dividends in needed amounts.    Our principal assets are the shares of capital stock of our subsidiaries, including our insurance underwriting companies. We have to rely on dividends from these subsidiaries to meet our obligations for paying principal and interest on outstanding debt obligations and for paying dividends to stockholders and corporate expenses. Payments from our underwriting subsidiaries are limited by governmental regulation and will depend on the surplus and future earnings of these subsidiaries. In some circumstances, specific payments from our insurance underwriting subsidiaries may require prior regulatory approval, and we may not be able to receive dividends from these subsidiaries at times and in the amounts we anticipate or require.

        The volume of premiums we write and our profitability are affected by the availability of reinsurance and the size and adequacy of our insurance company subsidiaries' capital base.    The level of business that our insurance underwriting subsidiaries are able to write depends on the size and adequacy of their capital base. Many state insurance laws to which they are subject impose risk-based capital requirements for purposes of regulating insurer solvency. Insurers having less statutory surplus than that required by the risk-based capital model formula generally are subject to varying degrees of regulatory scrutiny and intervention depending on the level of capital inadequacy. As of December 31, 2002, each of our insurance company subsidiaries met the risk-based statutory surplus requirements of every state in which it conducts business.

        We purchase reinsurance for certain of the risks underwritten by our insurance company subsidiaries. Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase, which may affect the level of business we are able to write and our profitability. We cannot assure you that we will be able to maintain our current reinsurance facilities or that we can obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we would have to reduce the level of our underwriting commitments. Either of these potential developments could adversely affect our underwriting business.

        We cannot guarantee that our reinsurers will pay in a timely fashion, if at all.    To better manage our portfolio of underwriting risk, we may, from time to time, purchase reinsurance by transferring part of the risk that we will assume (known as ceding) to a reinsurance company in exchange for part of the premium that we will receive in connection with the risk. Although reinsurance would make the reinsurer liable to us to the extent the risk were transferred (or ceded) to the reinsurer, it would not relieve us of our liability to our policyholders. Accordingly, we will bear credit risk with respect to our reinsurers, if any. Recently, due to industry and general economic conditions, there is an increasing risk of insolvency among reinsurance companies, resulting in a greater incidence of litigation and affecting the recoverability of claims. We cannot assure you that our reinsurers, if any, will pay the reinsurance recoverables owed to us or that they will pay these recoverables on a timely basis.

Information Concerning Forward-looking Statements

        This report contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, pension funding, changes in commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure, the ultimate impact of the business transformation plan, and the timing and resolution of related insurance and reinsurance issues relating to the events of September 11, 2001.

Recent Developments

        Previously Planned Divestiture of Insurance Underwriting Business and Discontinuance of Certain Operations.    As previously discussed, in fourth quarter 2002, we announced our plans to sell Sheffield Insurance Corporation, a small property-casualty company. In March 2003, we complete the sale.

        Capital Enhancement Actions.    As previously discussed, we received approximately $223 million ($225 million aggregate principal amount) by privately placing 7.375% senior notes in the fourth quarter 2002. In March 2003, we filed a registration statement with the Securities and Exchange Commission to register the offer to exchange these notes for registered notes having identical terms.

        BTA Litigation.    On February 27, 2003, oral arguments were held before the Second U.S. Circuit Court of Appeals. In the action filed by reinsurers in the U.K., the court decided that it should wait until at least June 2003 to allow determination of the outcome of the U.S. appeal.

        Other Items.    In February 2003, our insurance subsidiaries transferred, for appropriate consideration, shares of Endurance Specialty Insurance, Ltd., to other subsidiaries of Aon of approximately $75 million.

CONSOLIDATED STATEMENTS OF INCOME

	Years ended December 31
	2002	2001	2000
	(millions except per share data)
Revenue
Brokerage commissions and fees	$6,202	$5,436	$4,946
Premiums and other	2,368	2,027	1,921
Investment income (note 7)	252	213	508

Total revenue	8,822	7,676	7,375

Expenses
General expenses (notes 4, 5 and 15)	6,505	5,813	5,190
Benefits to policyholders	1,375	1,111	1,037
Interest expense	124	127	140
Amortization of intangible assets	54	158	154
Unusual charges (credits)—World Trade Center (note 1)	(29)	158	—

Total expenses	8,029	7,367	6,521

Income Before Income Tax, Minority Interest and Accounting Change	793	309	854
Provision for income tax (note 9)	293	122	333

Income Before Minority Interest And Accounting Change	500	187	521
Minority interest, net of tax—Company-obligated mandatorily redeemable preferred capital securities (note 11)	(34)	(40)	(40)

Income Before Accounting Change	466	147	481
Cumulative effect of change in accounting principle, net of tax (note 1)	—	—	(7)

Net Income	$466	$147	$474

Net Income Available for Common Stockholders	$463	$144	$471

Basic Net Income Per Share:
Before accounting change	$1.65	$0.54	$1.84
Cumulative effect of change in accounting principle	—	—	(0.03)

Basic net income per share	$1.65	$0.54	$1.81
Dilutive Net Income Per Share:
Before accounting change	$1.64	$0.53	$1.82
Cumulative effect of change in accounting principle	—	—	(0.03)

Dilutive net income per share	$1.64	$0.53	$1.79

Cash Dividends Per Share Paid on Common Stock	$0.825	$0.895	$0.87

Dilutive Average Common and Common Equivalent Shares Outstanding	282.6	272.4	263.0

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	As of December 31
	2002	2001
	(millions)
Assets
Investments
Fixed maturities at fair value	$2,089	$2,149
Equity securities at fair value	62	382
Short-term investments	3,836	2,975
Other investments	600	640

Total investments	6,587	6,146

Cash	506	439
Receivables
Insurance brokerage and consulting services	8,430	7,033
Other receivables	1,213	863

Total receivables (net of allowance for doubtful accounts: 2002-$177; 2001-$187)	9,643	7,896

Current Income Taxes	124	46
Deferred Income Taxes	689	582
Deferred Policy Acquisition Costs	882	704
Goodwill (net of accumulated amortization: 2002-$723; 2001-$698)	4,099	3,842
Other Intangible Assets (net of accumulated amortization: 2002-$238; 2001-$170)	225	242
Property And Equipment, Net	865	775
Other Assets	1,714	1,658

Total Assets	$25,334	$22,330

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	As of December 31
	2002	2001
	(millions)
Liabilities and Stockholders' Equity
Insurance Premiums Payable	$9,904	$8,233
Policy Liabilities
Future policy benefits	1,310	1,026
Policy and contract claims	1,251	937
Unearned and advance premiums and contract fees	2,610	2,214
Other policyholder funds	139	813

Total policy liabilities	5,310	4,990
General Liabilities
General expenses	2,012	1,770
Short-term borrowings	117	257
Notes payable	1,671	1,694
Other liabilities	1,673	1,071

Total Liabilities	20,687	18,015

Commitments and Contingent Liabilities
Redeemable Preferred Stock	50	50
Company-Obligated Mandatorily Redeemable Preferred Capital Securities of Subsidiary Trust Holding Solely the Company's Junior Subordinated Debentures	702	800
Stockholders' Equity
Common stock—$1 par value Authorized: 750 shares; issued	333	293
Paid-in additional capital	2,228	1,654
Accumulated other comprehensive loss	(954)	(535)
Retained earnings	3,251	3,021
Treasury stock at cost (shares: 2002-22.7; 2001-22.5)	(794)	(786)
Deferred compensation	(169)	(182)

Total Stockholders' Equity	3,895	3,465

Total Liabilities and Stockholders' Equity	$25,334	$22,330

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31
	2002	2001	2000
	(millions)
Cash Flows from Operating Activities
Net income	$466	$147	$474
Adjustments to reconcile net income to cash provided by operating activities
Cumulative effect of change in accounting principle, net of tax	—	—	7
Insurance operating assets and liabilities, net of reinsurance	335	(45)	46
Amortization of intangible assets	54	158	154
Depreciation and amortization of property, equipment and software	209	181	179
Income taxes	34	(97)	145
Special and unusual charges and purchase accounting liabilities (notes 4, 5 and 15)	(67)	59	(57)
Valuation changes on investments and income on disposals	87	158	(66)
Other receivables and liabilities—net	124	(2)	(143)

Cash Provided by Operating Activities	1,242	559	739

Cash Flows from Investing Activities
Sale of investments
Fixed maturities
Maturities	162	120	100
Calls and prepayments	137	100	129
Sales	1,711	1,220	400
Equity securities	351	379	253
Other investments	61	272	281
Purchase of investments
Fixed maturities	(1,879)	(1,112)	(455)
Equity securities	(46)	(227)	(148)
Other investments	(27)	(347)	(436)
Short-term investments—net	(678)	(633)	3
Acquisition of subsidiaries	(111)	(107)	(85)
Property and equipment and other—net	(278)	(281)	(179)

Cash Used by Investing Activities	(597)	(616)	(137)

Cash Flows from Financing Activities
Issuance of common stock	607	—	—
Retirement of preferred stock—net	(87)	—	—
Treasury stock transactions—net	(10)	49	(59)
Issuance (repayments) of short-term borrowings—net	(163)	(395)	11
Issuance of long-term debt	519	400	250
Repayment of long-term debt	(547)	(148)	(70)
Interest sensitive, annuity and investment-type contracts
Deposits	—	20	218
Withdrawals	(682)	(305)	(437)
Cash dividends to stockholders	(233)	(241)	(226)

Cash Used by Financing Activities	(596)	(620)	(313)

Effect of Exchange Rate Changes on Cash	18	(2)	(8)

Increase (Decrease) In Cash	67	(679)	281
Cash at Beginning of Year	439	1,118	837

Cash at End of Year	$506	$439	$1,118

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Years ended December 31
	2002	2001	2000
	(millions)
Common Stock Balance at January 1	$293	$264	$259
Issuance of stock (note 11)	37	—	—
Issued for business combinations	1	28	4
Issued for employee benefit plans	2	1	1

	333	293	264

Paid-in Additional Capital Balance at January 1	1,654	706	525
Issuance of stock (note 11)	570	—	—
Business combinations (notes 4 and 11)	(18)	952	141
Employee benefit plans	22	(4)	40

	2,228	1,654	706

Accumulated Other Comprehensive Income (Loss) Balance at January 1	(535)	(377)	(309)
Cumulative effect of change in accounting principle related to derivatives (note 1)	—	—	3
Net derivative gains (losses)	22	(6)	3
Net unrealized investment gains	42	30	49
Net foreign exchange gains (losses)	69	(58)	(115)
Net additional minimum pension liability adjustment	(552)	(124)	(8)

Other comprehensive loss	(419)	(158)	(68)

	(954)	(535)	(377)

Retained Earnings Balance at January 1	3,021	3,127	2,905
Net income	466	147	474
Dividends to stockholders	(233)	(241)	(226)
Loss on treasury stock reissued	(2)	(10)	(24)
Employee benefit plans	(1)	(2)	(2)

	3,251	3,021	3,127

Treasury Stock Balance at January 1	(786)	(118)	(90)
Cost of shares acquired—non-cash exchange (notes 4 and 11)	—	(783)	—
Cost of shares acquired	(13)	(5)	(102)
Shares reissued at average cost	5	120	74

	(794)	(786)	(118)

Deferred Compensation Balance at January 1	(182)	(214)	(239)
Net issuance of stock awards	(13)	(3)	(7)
Amortization of deferred compensation	26	35	32

	(169)	(182)	(214)

Stockholders' Equity at December 31	$3,895	$3,465	$3,388

Comprehensive Income (Loss)
Net income	$466	$147	$474
Other comprehensive loss (note 3)	(419)	(158)	(68)

Comprehensive income (loss)	$47	$(11)	$406

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Principles and Practices

        Principles of Consolidation.    The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States and include the accounts of Aon Corporation and its subsidiaries (Aon). These statements include informed estimates and assumptions that affect the amounts reported. Actual results could differ from the amounts reported. All material intercompany accounts and transactions have been eliminated.

        Brokerage Commissions and Fees.    Commission income is recognized at the later of the billing or effective date of the policy. However, in circumstances where a binding order has been received before the end of the accounting period and coverage is effective, but processing has not yet occurred in the billing system due to timing, an accrual is recorded. The amounts recorded for these accruals are generally consistent from period to period and the total accrual has not materially impacted the historical trend of revenue and earnings in any quarterly or annual period. Aon's policy for estimating allowances for return commissions on policy cancellations is to record an allowance based on a historical evaluation of cancellations as a percentage of related revenue. Certain life insurance commissions, commissions on premiums billed directly by insurance companies and certain other carrier compensation are generally recognized as income when received. Revenues may be recorded in advance of the cash receipts in cases where the amounts due to be received have been confirmed by the insurance company, or when Aon has sufficient information in its records to estimate amounts for premium based revenue accruals in accordance with agreements Aon has with insurance carriers. Commissions on premium adjustments are recognized as they occur.

        Fees for claims services, benefit consulting, human capital outsourcing, reinsurance services and other services are recognized when the services are rendered. Aon may enter into multiple year outsourcing agreements with clients. Revenues received from these agreements are recorded on a gross basis, inclusive of amounts ultimately passed through to subcontractors, when Aon maintains the performance obligation, and are recorded ratably over the life of the contract. The portion of the revenues received on extended warranty contracts that are for the marketing, administration and servicing of those contracts are reported as earned consistent with the method used to earn the premium portion of those revenues, and revenues that represent administrative fee-for-service arrangements for which Aon does not bear the underwriting risk, are earned as those services are performed. These fee-for-service arrangements include the marketing and servicing of extended warranty contracts on behalf of other companies and brokerage commissions for accident and health products placed with non-Aon insurance carriers.

        Premium Revenue.    For accident and health products, premiums are reported as earned in proportion to insurance protection provided over the period covered by the policies. For life products, premiums are recognized as revenue when due. For extended warranty products, premium revenues represent the portion of revenue from these contracts that are submitted to an Aon insurance carrier for coverage and are earned over the period of risk in proportion to the amount of insurance protection provided in accordance with Financial Accounting Standards Board (FASB) Statement No. 60, Accounting and Reporting by Insurance Enterprises.

        For universal life-type and investment products, generally there is no requirement for payment of premium other than to maintain account values at a level sufficient to pay mortality and expense charges. Consequently, premiums for universal life-type policies and investment products are not reported as revenue, but as deposits. Policy fee revenue for universal life-type policies and investment products consists of charges for the cost of insurance, policy administration and surrenders assessed during the period. Expenses include interest credited to policy account balances and benefit claims incurred in excess of policy account balances.

        Unusual Charges (Credits)—World Trade Center.    In 2001, Aon recorded pretax unusual charges of $158 million ($97 million after-tax or $0.35 per dilutive share), net of insurance and reinsurance recoveries, related to losses sustained as a result of the destruction of the World Trade Center on September 11, 2001 and the death of 175 employees. Costs incurred included $33 million of destroyed depreciable assets at net book value, $40 million for salaries and benefits for deceased and injured employees and other costs, and a $10 million commitment to the Aon Memorial Education fund to support the educational needs of the children of Aon employees who were victims of the September 11th attacks. Offset-

ting these expenses were estimated insurance recoveries of $60 million as of fourth quarter 2001. These costs also included $192 million of insurance benefits paid by Aon's Combined Insurance Company of America subsidiary (CICA) under life insurance policies issued for the benefit of deceased employees, which were partially offset by reinsurance recoveries of $147 million, resulting in a net charge of $45 million. Reinsurers have disputed their liability as to approximately $90 million of reinsurance recoveries under a Business Travel Accident (BTA) policy issued by CICA to cover U.S.-based employees of subsidiaries of Aon, and legal actions have been filed by both parties. In fourth quarter 2001, Aon recorded a pretax $90 million allowance for a potentially uncollectible receivable related to this dispute. In September 2002, CICA's action with respect to the BTA policy was dismissed by the Court for the lack of subject matter jurisdiction. Prior to year-end, CICA was granted an expedited appeal.

        During 2002, a settlement was reached with Aon's property insurance carriers pertaining to reimbursement for depreciable assets destroyed. This settlement resulted in a pretax credit of $29 million, which is reported as an Unusual credit—World Trade Center in the consolidated statements of income. Additional claims are in the process of being presented to other insurers for issues related to extra expenses, leasehold interests and business interruption coverage and additional recoveries and gains are expected in future periods when specific claims are settled.

        Reinsurance.    Reinsurance premiums, commissions and expense reimbursements on reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums and benefits to policyholders ceded to other companies have been reported as a reduction of premium revenue and benefits to policyholders. Expense reimbursements received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs. Reinsurance receivables and prepaid reinsurance premium amounts are reported as assets.

        Allowance for Doubtful Accounts.    Aon's policy for estimating allowances for doubtful accounts with respect to receivables is to record an allowance based on a historical evaluation of write-offs, aging of balances and other qualitative and quantitative analyses.

        Stock Compensation Plans.    Aon applies Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for its stock option plan as the exercise price of the options equaled the market price of the stock at the date of grant. Compensation expense has been recognized for stock awards based on the market price at the date of the award.

        The following table illustrates the effect on net income and earnings per share if Aon had applied the fair value recognition provision of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

		Years ended December 31
		2002	2001	2000
Net income, as reported		$466	$147	$474
Add:	Stock-based employee compensation expense included in reported net income, net of related tax effects	14	19	16
Deduct:	Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	37	29	32

Pro forma net income		$443	$137	$458

Net income per share:
Basic
	As reported	$1.65	$0.54	$1.81
	Pro forma	1.57	0.51	1.75
Dilutive
	As reported	1.64	0.53	1.79
	Pro forma	1.56	0.50	1.73

        The fair value per share of options and awards granted is estimated as $6.21 and $28.54 in 2002, $8.66 and $29.78 in 2001 and $6.33 and $25.73 in 2000, respectively, on the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2002	2001	2000
Dividend yield	2.25%	2.0%	2.0%
Expected volatility	21%	28%	27%
Risk-free interest rate	4%	6%	6%
Expected term life beyond vesting date (in years):
Stock options	0.96	1.06	0.94
Stock awards	—	—	—

        The compensation cost as generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder.

        The pro forma information reflected above may not be representative of the amounts to be expected in future years as the fair value method of accounting contained in FASB Statement No. 123 has not been applied to options and awards granted prior to January 1995.

        Income Tax.    Deferred income tax has been provided for the effects of temporary differences between financial reporting and tax bases of assets and liabilities and has been measured using the enacted marginal tax rates and laws that are currently in effect.

        Income Per Share.    Basic income per share is computed based on the weighted-average number of common shares outstanding, excluding any dilutive effects of options and awards. Net income available for common stockholders is net of all preferred dividends. Dilutive income per share is computed based on the weighted-average number of common shares outstanding plus the dilutive effect of options and awards. The dilutive effect of options and awards is calculated under the treasury stock method using the average market price for the period. Common stock equivalents related to options to purchase 24 million, 4 million and 5 million shares of Aon common stock in 2002, 2001 and 2000, respectively, have not been considered because they would have been anti-dilutive. Income per share is calculated as follows:

	2002	2001	2000
	(millions except per share data)
Net income	$466	$147	$474
Redeemable preferred stock dividends	(3)	(3)	(3)

Net income available for common stockholders	$463	$144	$471

Basic shares outstanding	281	269	260
Common stock equivalents	2	3	3

Dilutive potential common shares	283	272	263

Net income per share:
Basic	$1.65	$0.54	$1.81
Dilutive	$1.64	$0.53	$1.79

        Investments.    Short-term investments include certificates of deposit and highly liquid debt instruments purchased with maturities of up to one year (generally three months or less) and money market funds and are carried at cost which approximates fair value.

        Fixed-maturity securities are available for sale and are carried at fair value. The amortized cost of fixed maturities is adjusted for amortization of premiums and the accretion of discounts to maturity that are included in investment income. Marketable equity securities that are held directly are carried at fair value. Unrealized gains and temporary unrealized losses on fixed-maturities and directly-held equity securities are excluded from income and are recorded directly to stockholders' equity in accumulated other comprehensive income or loss, net of deferred income taxes. Mortgage loans and policy loans are generally carried at cost or unpaid principal balance. Private equity investments are generally carried at cost, which approximates fair value, except where Aon has significant influence, in which case they are carried under the equity method. In 2001, Aon announced that it would co-sponsor a new Bermuda-based insurance and reinsurance company with total initial capitalization of $1.2 billion to provide additional underwriting capacity to commercial property and casualty insurance and reinsurance clients. Aon's investment in Endurance Specialty Insurance Ltd. (Endurance) was funded in December 2001 with $227 million of operating cash. The investment in Endurance is carried under the equity method and is included in Other Investments in the consolidated statements of financial position.

        Limited partnership investments are carried under the equity method. Certain of the limited partnerships in which Aon invests have holdings in publicly traded equities. Changes in market value of these indirectly-held equities flow through the limited partnerships' financial statements. Aon's ownership share of these valuation changes is included in Aon's Corporate and Other Segment revenue.

        In December 2001, Aon securitized $450 million of limited partnership investments, plus associated limited partnership commitments, via a sale to Private Equity Partnership Structures I, LLC (PEPS I). Aon received $171 million in cash plus $279 million of newly-issued fixed maturity and preferred stock securities of PEPS I. The underlying equity in the limited partnerships was the basis for determining the fair value of the cash and securities received in the securitization. No significant management assumptions were used in determining the fair value of the cash and securities received in the securitization or the value at December 31, 2002. At December 31, 2002, a 10% or 20% decrease in the underlying equity of the limited partnerships would have resulted in a decrease in the value of the preferred stock securities owned by $40 million and $80 million, respectively.

        Income or loss on disposal of any securities held in the portfolio is computed using specific costs of securities sold and reported as investment income in the consolidated statements of income.

        Declines in the fair value of invested assets below cost are evaluated for other than temporary impairment losses on a quarterly basis. Impairment losses for declines in value of fixed-maturity investments and equity securities below cost attributable to issuer-specific events are based upon all relevant facts and circumstances for each investment and are recognized when appropriate in accordance with Staff Accounting Bulletin (SAB) 59, FASB Statement No. 115 and related guidance. For fixed-maturity investments with unrealized losses due to market conditions or industry-related events where Aon has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery or to maturity, declines in value below cost are assumed to be temporary.

        Aon's policy for equity securities is to recognize impairment losses on specific securities that have had continuous material unrealized losses for more than three consecutive quarters or less, due to market conditions or industry-related events.

        Reserves for certain other investments are established based on an evaluation of the respective investment portfolio and current economic conditions. Write-downs and changes in reserves are included in investment income in the consolidated statements of income. In general, Aon ceases to accrue investment income when interest or dividend payments are in arrears.

        Accounting policies relating to derivative financial instruments are discussed in note 14.

        Deferred Policy Acquisition Costs.    Costs of acquiring new and renewal insurance underwriting business, principally the excess of new commissions over renewal commissions, underwriting and sales expenses that vary with and are primarily related to the production of new business, are deferred and reported as assets. For long-duration life and health products, amortization of deferred policy acquisition costs is related to and based on the expected premium revenues of the policies. In general, amortization is adjusted to reflect current withdrawal experience. Expected premium revenues are estimated by using the same assumptions used in estimating future policy benefits. For extended warranty and short-duration health insurance, costs of acquiring and renewing business are deferred and amortized as the related premiums and contract fees are earned.

        Intangible Assets.    In general, prior to January 1, 2002, goodwill relating to business acquisitions had been amortized into income over periods not exceeding 40 years using the straight-line method. Goodwill related to acquisitions made after June 30, 2001 has not been amortized. Beginning January 2002, goodwill was not amortized but instead tested for impairment under new authoritative guidance on business combinations and goodwill. See Accounting and Disclosure Changes (note 1) for further information. The cost of other intangible assets is being amortized over a range of 1 to 10 years with a weighted-average life of 3.8 years.

        In the unexpected event of a significant deterioration in profitability that is projected to be recurring, Aon would assess the recoverability of its intangible assets through an analysis of expected future cash flows.

        Property and Equipment.    Property and equipment are generally depreciated using the straight-line method over their estimated useful lives. Included in this category is internal use software, which is software that is acquired, internally developed or modified solely to meet internal needs, with no plan to market externally. Costs related to directly obtaining, developing or upgrading internal use software are capitalized. These costs are generally amortized using the straight-line method over a range of 2 to 10 years. The weighted-average life of Aon's software at December 31, 2002 is 4.7 years.

        Fair Value of Financial Instruments.    The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amounts in the consolidated statements of financial position for cash and cash equivalents, including short-term investments, approximate their fair value. Fair value for fixed-maturity and equity securities is based on quoted market prices or, if they are not actively traded, on estimated values obtained from independent pricing services. Fair value of derivative financial instruments is based on quoted prices for exchange-traded instruments or the cost to terminate or offset with other contracts.

        Other investments are comprised of mortgage loans, policy loans, private equity investments, limited partnerships and Aon's investment in Endurance. The fair value for mortgage loans and policy loans is estimated using discounted cash flow analysis, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. It is generally not practical to estimate the fair value of private equity investments and limited partnerships without incurring excessive costs.

        Fair value for liabilities for investment-type contracts is estimated using discounted cash flow calculations based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued. The fair value for notes payable is based on quoted market prices for the publicly-traded portion and on estimates using discounted cash flow analyses based on current borrowing rates for similar types of borrowing arrangements for the nonpublicly-traded portion.

        Future Policy Benefits, Policy and Contract Claims, Unearned Premiums and Contract Fees.    Future policy benefit liabilities on non-universal life and accident and health products have been provided on the net level premium method. The liabilities are calculated based on assumptions as to investment yield, mortality, morbidity and withdrawal rates that were determined at the date of issue and provide for possible adverse deviations. Interest assumptions are graded and range from 4.5% to 7.0% at December 31, 2002. Withdrawal assumptions are based principally on insurance subsidiaries' experience and vary by plan, year of issue and duration.

        Policyholder liabilities on universal life and investment products are generally based on policy account values. Interest credit rates for these products range from 2% to 7.3%.

        Policy and contract claim liabilities represent estimates for reported claims, as well as provisions for losses incurred, but not yet reported. These claim liabilities are based on historical experience and are estimates of the ultimate amount to be paid when the claims are settled. Changes in the estimated liability are reflected in income as the estimates are revised.

        Unearned premiums and contract fees generally are calculated using the pro rata method based on gross premiums. However, in the case of extended warranty and credit life and disability products, the unearned premiums and contract fees are calculated such that the premiums and contract fees are earned over the period of risk in a reasonable relationship to anticipated claims.

        Foreign Currency Translation.    In general, foreign revenues and expenses are translated at average exchange rates. Foreign assets and liabilities are translated at year-end exchange rates. Net foreign exchange gains and losses on translation are generally reported in stockholders' equity, in accumulated other comprehensive income or loss, net of deferred income tax. The effect of transaction gains and losses on the consolidated statements of income, after consideration of derivative hedging, is insignificant for all periods presented.

        Accounting and Disclosure Changes.    As of October 1, 2000, Aon adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The adoption of Statement No. 133 resulted in a $5 million cumulative effect of a change in accounting principle before applicable income taxes of $2 million and was recognized as a decrease to accumulated other comprehensive loss (note 3) in the consolidated statement of stockholders' equity for the year ended December 31, 2000. The adoption of Statement No. 133 did not have a material effect on net income for the year ended December 31, 2000. Refer to note 14 for a description of accounting policies relating to derivative financial instruments.

        In December 1999, the Securities and Exchange Commission (SEC) issued SAB No. 101, which provides guidance for applying generally accepted accounting principles relating to the timing of revenue recognition in financial statements filed with the SEC. Effective January 1, 2000, in accordance with the provisions of SAB No. 101, Aon established a provision for estimated returned commissions from policy cancellations. In 1999 and previous years, Aon recognized returned commissions when they occurred. The cumulative effect of this accounting change was an after-tax charge of $7 million or $0.03 per share in the first quarter of 2000. Previously reported results for the remaining quarters of 2000 were not impacted by this accounting change.

        In September 2000, the FASB issued Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Statement No. 140 replaces Statement No. 125 and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. Statement No. 140 became effective for all transfers of financial assets occurring after March 31, 2001. Implementation of Statement No. 140 did not have a material impact on Aon's consolidated financial statements.

        In June 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141 superceded APB Opinion No. 16, and amended or superceded a number of interpretations of APB No. 16. Certain purchase accounting guidance in APB No. 16, as well as certain of its amendments and interpretations, have been carried forward. The statement eliminated the pooling of interests method of accounting for business combinations. It also changed the criteria to recognize intangible assets apart from goodwill. The requirements of Statement No. 141 were effective for any business combination accounted for by the purchase method that was completed after June 30, 2001. Statement No. 142 supercedes APB No. 17. Under Statement No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that have finite lives will continue to be amortized over their useful lives. The amortization provisions of Statement No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill acquired prior to July 1, 2001, amortization was discontinued effective as of January 1, 2002. Reported goodwill amortization was $118 million and $114 million for the years ended December 2001 and 2000, respectively.

        In accordance with Statement No. 141, other intangible assets which resulted from acquisitions made prior to July 1, 2001, that did not meet the criteria for recognition apart from goodwill (as defined by Statement No. 141) were to be classified as goodwill upon adoption of the statement. Accordingly, Aon has reclassified $287 million of these intangibles, net of accumulated amortization, to goodwill as of January 1, 2002. Amounts on the December 31, 2001 consolidated statement of financial position have been reclassified for this item. In addition, Aon re-examined the useful lives of all intangibles in accordance with Statement No. 142. Reported amortization expense for all other intangibles was $54 million, $40 million and $40 million for the years ended December 31, 2002, 2001 and 2000, respectively.

        In August 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement No. 144 supercedes Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and provides new rules on asset impairment and a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of Statement No. 121, the new rules significantly change the criteria that would have to be met to classify an asset as held-for-sale. The new rules also supercede the provisions of APB No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, with regard to reporting the effects of a disposal of a segment of a business and require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred. Statement No. 144 was effective January 1, 2002. This statement did not have a material impact on Aon's consolidated financial statements.

        In June 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Statement No. 146 supercedes Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Statement No. 146 is effective January 1, 2003. The adoption of this statement is not expected to have a material impact on Aon's consolidated financial statements.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). Guarantees meeting the characteristics described in FIN 45 are required to be initially recorded at fair value, which is different from the general current practice of recording a liability only when a loss is probable and reasonably estimable, as those terms are defined in FASB Statement No. 5, Accounting for Contingencies.

        FIN 45's disclosure requirements are applicable for each guarantee, or each group of similar guarantees, even if the likelihood of the guarantor having to make payments is remote.

        FIN 45's disclosure requirements are effective for financial statements ending after December 15, 2002. Aon's disclosures may be found in note 14. FIN 45's initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Implementation of this Interpretation is not expected to have a material impact on Aon's consolidated financial statements.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). This interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 identifies circumstances in which the consolidation decision should be based on voting interests and other circumstances in which the consolidation decision should be based on variable interests. FIN 46's disclosure requirements are effective for financial statements issued after January 31, 2003. Aon's disclosures may be found in note 14.

        The provisions of FIN 46 are effective immediately for variable interest entities created after January 31, 2003, and are effective for existing variable interest entities no later than the beginning of the first interim reporting period beginning after June 15, 2003. Aon has not yet determined the effect, if any, this statement will have on the consolidated financial statements.

  Previously Planned Divestiture of Underwriting Business.

        In April 2001, Aon's Board of Directors approved a preliminary plan to spin off its insurance underwriting businesses to Aon's common stockholders, creating two independent, publicly traded companies. In August 2002, Aon announced it was no longer planning to spin off all the underwriting businesses, but was considering a sale or partial spin-off. At that time, a prompt sale of all or part of the underwriting operations, at an acceptable price, was believed to be achievable within a reasonable timeframe. However, due to adverse market conditions for mergers and acquisitions, Aon announced in October 2002 that it had decided not to sell, or spin off, its major underwriting subsidiaries. In fourth quarter 2002, Aon announced its plans to sell Sheffield Insurance Corporation, a small property-casualty company.

        In 2002, Aon incurred approximately $50 million of pretax expenses associated with its prior spin-off plans and related initiatives that will not be pursued. These expenses, recorded primarily in general expenses in the consolidated statements of income, represent staff build-up and severance costs, corporate overhead and advisory fees and costs tied to an anticipated, but now abandoned, expansion of certain specialty property and casualty underwriting.

        Reclassification.    Certain amounts in prior years' consolidated financial statements have been reclassified to conform to the 2002 presentation.

2. Goodwill and Other Intangible Assets

        In accordance with FASB Statement No. 142, all of Aon's goodwill will no longer be amortized. Goodwill and other intangible assets are allocated to various reporting units, which are either at its operating segments or one reporting level below the operating segment. In prior years, goodwill amortization has been systematically expensed in the Corporate and Other segment. Statement No. 142 requires Aon to compare the fair value of the reporting unit to its carrying value on an annual basis to determine if there is potential impairment of goodwill. If the fair value of the reporting unit is less than its carrying value at the valuation date, an impairment loss would be recorded to the extent that the implied fair value of the goodwill within the reporting unit is less than the recorded amount of goodwill. Fair value is estimated based on various valuation metrics.

        In first quarter 2002, Aon completed its initial impairment review that indicated that there was no impairment as of January 1, 2002. In fourth quarter 2002, Aon completed its annual impairment review that affirmed that there was no impairment as of October 1, 2002 (the annual evaluation date).

        A reconciliation of net income for the years ended December 31, 2001 and 2000 to adjusted net income had Statement No. 142 and the reclassification provisions of Statement No. 141 been applicable for all periods presented follows:

	Year Ended December 31, 2001			Year Ended December 31, 2000
	Amount	Basic Net Income Per Share	Dilutive Net Income Per Share	Amount	Basic Net Income Per Share	Dilutive Net Income Per Share
	(millions, except per share data)
Reported net income	$147	$0.54	$0.53	$474	$1.81	$1.79
Add back amortization (net of tax):
Goodwill	104	0.38	0.38	98	0.37	0.37
Intangible assets reclassified to goodwill	10	0.04	0.04	10	0.04	0.04
Less amortization (net of tax):
Other intangible assets—change in amortization periods	(5)	(0.02)	(0.02)	(5)	(0.02)	(0.02)

	$256	$0.94	$0.93	$577	$2.20	$2.18

        The changes in the net carrying amount of goodwill for the year ended December 31, 2002 are as follows:

	Insurance Brokerage and Other Services	Consulting	Insurance Underwriting	Total
	(millions)
Balance as of December 31, 2001	$3,239	$366	$237	$3,842
Goodwill acquired during the period	58	5	—	63
Foreign currency revaluation	190	1	3	194

Balance as of December 31, 2002	$3,487	$372	$240	$4,099

        Amortizable intangible assets by asset class follow:

	Customer Related and Contract Based	Present Value of Future Profits	Marketing, Technology and Other	Total
	(millions)
As of December 31, 2002
Gross carrying amount	$225	$76	$162	$463
Accumulated amortization	148	24	66	238

Net carrying amount	$77	$52	$96	$225

As of December 31, 2001
Gross carrying amount	$237	$83	$92	$412
Accumulated amortization	151	3	16	170

Net carrying amount	$86	$80	$76	$242

        Amortization expense for amortizable intangible assets for the years ending December 31, 2003, 2004, 2005, 2006 and 2007 is estimated to be $50 million, $43 million, $37 million, $26 million and $11 million, respectively.

3. Other Comprehensive Loss

        The components of other comprehensive loss and the related tax effects are as follows:

	Years ended December 31
	2002			2001			2000
	Amount Before Taxes	Income Tax (Expense) Benefit	Amount Net of Taxes	Amount Before Taxes	Income Tax (Expense) Benefit	Amount Net of Taxes	Amount Before Taxes	Income Tax (Expense) Benefit	Amount Net of Taxes
	(millions)
Cumulative effect of change in accounting principle related to derivatives	$—	$—	$—	$—	$—	$—	$5	$(2)	$3
Net derivative gains (losses) arising during the year	33	(13)	20	(6)	2	(4)	—	—	—
Net derivative gains arising during fourth quarter 2000	—	—	—	—	—	—	4	(1)	3
Reclassification adjustment	3	(1)	2	(4)	2	(2)	—	—	—

Net derivative gains (losses)	36	(14)	22	(10)	4	(6)	9	(3)	6
Unrealized holding gains (losses) arising during the year	31	(12)	19	(9)	3	(6)	45	(14)	31
Reclassification adjustment	38	(15)	23	59	(23)	36	26	(8)	18

Net unrealized investment gains	69	(27)	42	50	(20)	30	71	(22)	49
Net foreign exchange gains (losses)	113	(44)	69	(95)	37	(58)	(188)	73	(115)
Net additional minimum pension liability adjustment	(876)	324	(552)	(203)	79	(124)	(13)	5	(8)

Total other comprehensive loss	$(658)	$239	$(419)	$(258)	$100	$(158)	$(121)	$53	$(68)

        The pretax amount of $876 million for net additional minimum pension liability adjustment includes $30 million related to the defined benefit pension plans in Canada, recognized for the first time in 2002.

        The components of accumulated other comprehensive loss, net of related tax, are as follows:

	As of December 31
	2002	2001	2000
	(millions)
Net derivative gains	$22	$—	$6
Net unrealized investment gains (losses)	—	(42)	(72)
Net foreign exchange losses	(256)	(325)	(267)
Net additional minimum pension liability	(720)	(168)	(44)

Accumulated other comprehensive loss	$(954)	$(535)	$(377)

4. Business Combinations

        Acquisitions.    In 2002, Aon completed several immaterial acquisitions, most related to the insurance brokerage operations. In these transactions, Aon paid an aggregate of approximately $111 million in cash and $3 million in common stock. Internal funds, short-term borrowings and common stock financed the acquisitions. Goodwill of approximately $51 million and other intangible assets of approximately $48 million, accounted for on a preliminary basis, resulted from these acquisitions.

        With respect to certain acquisitions, Aon is contingently liable to issue additional shares based on the occurrence of future events which would increase the purchase price of certain acquisitions. Approximately 230,000 shares were contingently issuable at December 31, 2002 related to current and prior year acquisitions. In January 2003, approximately 173,000 shares were issued in relation to a prior year acquisition.

        In 2001, Aon acquired ASI Solutions Incorporated (ASI), a worldwide provider of human resource outsourcing and compensation consulting services, and First Extended, Inc. (FEI), an underwriter and administrator of automotive extended warranty products, and certain other insurance brokerage and consulting operations. In these transactions, Aon paid an aggregate of approximately $107 million in cash and $197 million in common stock. Internal funds, short-term borrowings and common stock financed the acquisitions. Goodwill of approximately $282 million and other intangible assets of approximately $72 million, resulted from these acquisitions.

        In July 2001, Aon acquired the common stock of two entities controlled by Aon's Chairman and Chief Executive Officer. The acquisition was financed by the issuance of approximately 22.4 million shares of Aon common stock. The two acquired entities owned, in the aggregate, approximately 22.4 million shares of Aon common stock, which are included in treasury stock, and had additional net assets, net of expenses, totaling $5 million. This transaction did not have a material effect on Aon's total assets, liabilities or stockholders' equity.

        In 2000, Aon acquired Actuarial Sciences Associates, Inc., Horizon Consulting Group, Inc., and certain other insurance brokerage and consulting operations for approximately $85 million in cash and $145 million in common stock. Internal funds, short-term borrowings and common stock financed the acquisitions. Goodwill of approximately $225 million resulted from these acquisitions.

        The results of operations of these acquisitions, all of which were accounted for by the purchase method, are included in the consolidated financial statements from the dates they were acquired. Pro forma results of these acquisitions are not materially different from reported results. In accordance with a 1992 purchase agreement, securities with a value of $41 million, previously held under an escrow agreement (as amended), were released. All current balances with Aon were settled.

        Restructuring charges.    In 2002, Aon made payments of $12 million on restructuring charges and purchase accounting liabilities related to business combinations.

        In 1996 and 1997, Aon recorded pretax special charges of $60 million and $145 million, respectively, related to management's commitment to a formal plan of restructuring Aon's brokerage operations as a result of the acquisition of Alexander & Alexander Services, Inc. (A&A). Also in 1997, following management's commitment to a formal plan of restructuring the A&A and Bain Hogg brokerage operations, Aon recorded $264 million in costs to restructure those acquisitions. Together, these costs were primarily related to termination benefits of $152 million, lease abandonments and other exit costs of $280 million, and asset impairments of $37 million relating to the abandonment of systems and real estate space. All termination benefits have been paid. The remaining liability of $51 million is for lease abandonments and other exit costs, and is being paid out over several years as planned.

        The following table sets forth the activity related to these liabilities:

(millions)
Balance at December 31, 1999	$105
Cash payments in 2000	(25)
Charge to expense in 2000	4
Foreign currency revaluation	(6)

Balance at December 31, 2000	78
Cash payments in 2001	(19)
Foreign currency revaluation	(1)

Balance at December 31, 2001	58
Cash payments in 2002	(11)
Foreign currency revaluation	4

Balance at December 31, 2002	$51

        All of Aon's unpaid liabilities relating to acquisitions are reflected in general expense liabilities in the consolidated statements of financial position.

5. Business Transformation Plan

        In fourth quarter 2000, after final approval by its Board of Directors, Aon began a comprehensive business transformation plan designed to enhance client service, improve productivity through process redesign and accelerate growth. Costs of the plan include special charges and transition costs. In connection with the overall plan and strategic initiatives, Aon recorded total net expenses of $294 million, of which $6 million of income, $218 million of expenses and $82 million of expenses were recorded in 2002, 2001 and 2000, respectively, and are reflected in general expenses in the consolidated statements of income.

        In 2000, expenses included costs related to termination benefits of $54 million, covering notification to 750 employees. Other costs to exit an activity of $6 million were incurred, which included $2 million for abandoned leases and $4 million for direct costs necessary to complete portions of the business transformation plan and cash settlement necessary to exit contractual obligations. Other expenses of $22 million were also recorded in 2000, including fixed asset impairments of $20 million (of which $16 million related to information systems assets), as well as $2 million of other costs.

        For 2001, expenses included costs related to termination benefits of $109 million, covering notification to 3,150 employees. Other costs to exit an activity of $21 million were incurred, which included $10 million for abandoned leases and $11 million for direct costs necessary to complete portions of the business transformation plan and cash settlements necessary to exit contractual obligations.

        Other expenses of $88 million were recorded in 2001. A subsidiary of Aon has acted as a servicing agent for a limited partnership affiliated with automobile dealerships to provide auto financing to dealerships on a cooperative basis through various financing conduit facilities. This subsidiary also has a general partnership interest in the limited partnership. Continued competition from financing provided by the financing arms of automobile manufacturers caused Aon to evaluate whether it wished to continue in this servicing partner relationship. In first quarter 2001, Aon elected to cease servicing new business and run off its existing service obligation. The limited partnership affiliated with automobile dealerships established allowances for uncollectible loan balances. In conjunction with the decision to discontinue new auto financing receivables, the limited partners are not obligated to contribute additional capital beyond what they have already provided for any shortfall in the reserves for their individual book of business. Aon is required to fund any shortfalls in accordance with Aon's limited recourse to the funding facility arranged by the servicing agent. The servicing agent estimated the liability that Aon would have for the existing shortfall at the time Aon decided to discontinue new auto loan financing under the facility. Aon recorded a charge to establish this obligation in accordance with FASB Statement No. 5, which amounted to an expense of $44 million. For the year 2000, the last full year of operation, these servicing operations, which were part of Aon's Insurance Brokerage and Other Services segment, generated revenue of $42 million and pretax income of $3 million.

        During 2001 Aon exited four other joint venture operations as a part of its business transformation process. For the year 2000, the last full year of operation, these joint ventures, which were part of Aon's Insurance Brokerage and Other Services segment, generated less than $1 million of revenue and incurred nearly $3 million of pretax losses. The total cost to exit these four joint ventures was $12 million. Additional expenses in 2001 included a provision of $14 million for discontinuing supplemental accident and health insurance business operations in Mississippi. The expense included severance costs and expenses associated with the reassignment of agents, as well as estimated costs for resolving asserted and unasserted claims and suits. A $5 million expense was recorded relating to the write-down of certain agent receivables in conjunction with the restructuring of a worksite marketing agent commission pay structure and operations.

        Further fixed asset impairments of $10 million (of which $9 million related to information systems assets) were taken in 2001, as well as $3 million of other costs.

        In the second quarter 2002, $6 million of pretax costs previously incurred in connection with the business transformation plan in the U.S. were reversed and included as a credit to general expenses.

        Approximately 3,700 employees have either departed voluntarily or have positions that have been eliminated. Most of the terminations have occurred and are related to the Insurance Brokerage and Other Services segment in the U.S. and the U.K.

The following table sets forth the activity related to the liability for termination benefits and other costs to exit an activity:

	Termination Benefits	Other Costs to Exit an Activity	Total
	(millions)
Expense charged in 2000	$54	$6	$60
Cash payments in 2000	(13)	(3)	(16)

Balance at December 31, 2000	41	3	44

Expense charged in 2001	109	21	130
Cash payments in 2001	(73)	(20)	(93)
Foreign currency revaluation	(2)	—	(2)

Balance at December 31, 2001	75	4	79

Credit to expense in 2002	(6)	—	(6)
Cash payments in 2002	(46)	(3)	(49)
Foreign currency revaluation	4	—	4

Balance at December 31, 2002	$27	$1	$28

        All of Aon's unpaid liabilities relating to business transformation plan are reflected in general expense liabilities in the consolidated statements of financial position. Termination benefits of $15 million and $2 million are expected to be paid in 2003 and 2004, respectively, with the remainder payable thereafter.

6. Discontinued Operations

        Prior to its acquisition by Aon, A&A discontinued its property and casualty insurance underwriting operations in1985, some of which were then placed into run-off, with the remainder sold in1987. In connection with those sales, A&A provided indemnities to the purchaser for various estimated and potential liabilities, including provisions to cover future losses attributable to insurance pooling arrangements, a stop-loss reinsurance agreement and actions or omissions by various underwriting agencies previously managed by an A&A subsidiary.

        In January 2002, Aon settled certain of these liabilities. The settlement had no material effect on the consolidated financial statements. As of December 31, 2002, the liabilities associated with the foregoing indemnities were included in other liabilities in the consolidated statements of financial position. Such liabilities amounted to $48 million, net of reinsurance recoverables and other assets of $101 million.

        The insurance liabilities represent estimates of known and future claims expected to be settled over the next 20 to 30 years, principally with regards to asbestos, pollution and health hazard exposures.

        Although these insurance liabilities represent a best estimate of the probable liabilities, adverse developments may occur given the nature of the information available and the variables inherent in the estimation processes. Based on current estimates, management believes that the established liabilities of discontinued operations are sufficient.

7. Investments

        The components of investment income are as follows:

	Years ended December 31
	2002	2001	2000
	(millions)
Short-term investments	$131	$191	$214

Fixed maturities:
Interest income	118	137	172
Income on disposals	51	37	13
Losses on disposals(1)	(33)	(21)	(12)

Total	136	153	173

Equity securities:
Dividend income	15	25	31
Income on disposals	3	13	28
Losses on disposals(1)	(63)	(37)	(9)

Total	(45)	1	50

Limited partnerships—equity earnings	14	(94)	73

Other investments:
Interest, dividend and other income	40	10	11
Endurance Specialty—equity earnings	21	—	—
Losses on disposals(1)	(39)	(41)	(5)

Total	22	(31)	6

Gross investment income	258	220	516
Less: investment expenses	6	7	8

Investment income	$252	$213	$508

(1)
Includes impairment write-downs of $130 million, $57 million and $10 million in 2002, 2001 and 2000, respectively.

        The components of net unrealized gains (losses) are as follows:

	As of December 31
	2002	2001	2000
	(millions)
Fixed maturities	$(4)	$(28)	$(45)
Equity securities	3	(43)	(72)
Other investments	3	4	—
Deferred tax credit (charge)	(2)	25	45

Net unrealized investment gains (losses)	$—	$(42)	$(72)

        The pretax changes in net unrealized investment gains (losses) are as follows:

	Years ended December 31
	2002	2001	2000
	(millions)
Fixed maturities	$24	$17	$55
Equity securities	46	29	16
Other investments	(1)	4	—

Total	$69	$50	$71

        The amortized cost and fair value of investments in fixed maturities and equity securities are as follows:

	As of December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(millions)
U.S. government and agencies	$378	$7	$—	$385
States and political subdivisions	4	1	—	5
Foreign governments	564	9	—	573
Corporate securities	1,140	16	(36)	1,120
Mortgage-backed securities	7	—	(1)	6

Total fixed maturities	2,093	33	(37)	2,089
Total equity securities	59	5	(2)	62

Total	$2,152	$38	$(39)	$2,151

	As of December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(millions)
U.S. government and agencies	$355	$8	$(2)	$361
States and political subdivisions	3	—	—	3
Foreign governments	515	8	(2)	521
Corporate securities	1,243	14	(54)	1,203
Mortgage-backed securities	42	—	—	42
Other fixed maturities	19	—	—	19

Total fixed maturities	2,177	30	(58)	2,149
Total equity securities	425	6	(49)	382

Total	$2,602	$36	$(107)	$2,531

        The amortized cost and fair value of fixed maturities by contractual maturity are as follows:

	As of December 31, 2002
	Amortized Cost	Fair Value
	(millions)
Due in one year or less	$96	$98
Due after one year through five years	1,135	1,143
Due after five years through ten years	359	362
Due after ten years	496	480
Mortgage-backed securities	7	6

Total fixed maturities	$2,093	$2,089

        Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

        Securities on deposit for regulatory authorities as required by law, all relating to the insurance underwriting subsidiaries, amounted to $343 million at December 31, 2002 and $290 million at December 31, 2001. Aon maintains premium trust bank accounts for premiums collected from insureds but not yet remitted to insurance companies of $2.8 billion and $2.3 billion at December 31, 2002 and 2001, respectively.

        At December 31, 2002 and 2001, Aon had $129 million and $25 million, respectively, of non-income producing investments, which excludes private equity investments carried on the equity method, held for at least twelve months, that have not declared dividends during 2002 and 2001.

        Limited Partnership Securitization.    On December 31, 2001, Aon sold the vast majority of its limited partnership (LP) portfolio, valued at $450 million, to PEPS I, a Qualified Special Purpose Entity (QSPE). The common stock interest in PEPS I is held by a limited liability company which is owned by one of Aon's subsidiaries (49%) and by a charitable trust, which is not controlled by Aon, established for victims of the September 11th attacks (51%). Approximately $171 million of investment grade fixed-maturity securities were sold by PEPS I to unaffiliated third parties. PEPS I then paid Aon's insurance underwriting subsidiaries the $171 million in cash and issued to them an additional $279 million in fixed-maturity and preferred stock securities. The fixed-maturity securities Aon subsidiaries received from PEPS I are rated as investment grade by Standard & Poor's Ratings Services. In second quarter 2002, Aon recognized a $32 million impairment write-down on a portion of the preferred stock securities.

        As part of this transaction, the insurance underwriting subsidiaries are required to purchase from PEPS I additional fixed-maturity securities in an amount equal to the unfunded limited partnership commitments, as they are requested. In 2002, Aon's insurance underwriting subsidiaries funded $38 million of commitments. As of December 31, 2002, these unfunded commitments amount to $100 million. Based on the downgrades to Aon and the underwriting subsidiaries made by the ratings agencies in October 2002, credit support arrangements were put in place on January 27, 2003, whereby $100 million of cash of one of Aon's underwriting subsidiaries has been pledged as collateral for these commitments. If the insurance underwriting subsidiaries fail to purchase additional fixed-maturity securities as commitments are drawn down, Aon has guaranteed their purchase. These commitments have specific expiration dates and the general partners may decide not to draw on these commitments.

        To achieve the benefits of the securitization, Aon gave up all future voting interests in and control over the limited partnership interests sold to PEPS I and has no voting interest, control or significant influence over the business activities of PEPS I.

        Aon has obtained a true sale/non-consolidation opinion from qualified external legal counsel.

        PEPS I holds limited partnership investments. The legal documents that established PEPS I specify the actions that PEPS I and the servicer will undertake when PEPS I is required to make a voting decision (due to the general partner of a limited partnership calling for the vote of limited partners or proxy voting on a money market fund that PEPS I is invested in). Additionally, the legal documents contain specific instructions regarding actions to be taken if PEPS I receives (or has the ability to receive) distributions of investments held by limited partnerships in which it is invested. In instances where the general partner of a given investment may distribute underlying invested company shares to the limited partners (such as PEPS I), the legal documents that establish PEPS I outline very specific disposal instructions.

        Throughout the life of PEPS I, at least 10% of the beneficial interests will be held by parties other than the transferor, its affiliates or its agents. This 10% threshold is accomplished through the first tranche notes outstanding to unaffiliated third party investors.

        PEPS I will invest cash collected from the limited partnerships pending distribution to holders of beneficial interests. PEPS I invests only in relatively risk free investments with maturities no later than an expected distribution date.

        All holders of each of the above beneficial interests have the right to pledge or exchange (sell), without any constraints, the beneficial interests that they hold. As such, there are no conditions that constrain the beneficial interest holders from pledging or exchanging their beneficial interest(s) and provide the transferor with more than a trivial benefit.

8. Debt and Lease Commitments

        Notes Payable.    The following is a summary of notes payable:

	As of December 31
	2002	2001
	(millions)
Commercial paper	$—	$254
3.5% convertible debt securities, due November 2012	296	—
6.2% debt securities, due January 2007(1)	250	250
8.65% debt securities, due May 2005	250	250
7.375% debt securities, due December 2012	223	—
6.9% debt securities, due July 2004	216	250
6.7% debt securities, due June 2003	150	150
LIBOR +1% debt securities, (3.025% at December 31, 2002) due January 2003	150	150
6.3% debt securities, due January 2004	89	100
7.4% debt securities, due October 2002	—	100
Euro credit facility(2)	—	87
Notes payable, due in varying installments, with interest at 3.7% to 8.1%	47	103

Total notes payable	$1,671	$1,694

(1)
Rate increased to 6.7% in January 2003.

(2)
Excludes $76 million and $152 million classified as short-term borrowings at December 31, 2002 and 2001, respectively.

        Commercial paper borrowings of $254 million at December 31, 2001 were included in notes payable based on Aon's intent and ability to maintain or refinance these obligations on a long-term basis through 2005.

        In November 2002, Aon completed a private offering of $300 million aggregate principal amount of 3.5% convertible senior debentures due 2012. Net proceeds from this offering were $296 million. The debentures are unsecured obligations and are convertible into Aon common stock at an initial conversion price of approximately $21.475 per common share under certain circumstances including (1) during any fiscal quarter beginning after December 31, 2002, if the closing price of Aon's common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the previous fiscal quarter or (2) subject to certain exceptions, during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of the debentures for each day of the ten trading day period was less than 95% of the product of the closing sale price of Aon's common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures. Aon will be required to pay additional contingent interest, beginning November 15, 2007, if the trading price of the debentures for each of the five trading days immediately preceding the first day of the six month interest period equals or exceeds 120% of the par value of the debentures. Beginning November 19, 2007, Aon may redeem any of the debentures at an initial redemption price of 101% of the principal amount plus accrued interest. The debentures were sold to qualified institutional buyers. We have reserved approximately 14 million shares for the potential conversion of these debentures. In January 2003, Aon filed a registration statement with the SEC to register the resale of the debentures.

        In December 2002, Aon completed a private offering of $225 million aggregate principal amount of 7.375% senior notes due 2012. Net proceeds from this offering were $223 million. The debentures were sold to qualified institutional buyers.

        Aon has used the net proceeds of both offerings to repay outstanding commercial paper, other short-term debt and certain other notes payable. In addition, some of the funds were used to repurchase a portion of Aon's 8.205% Mandatorily Redeemable Preferred Capital Securities (see note 11). A portion of the funds were invested and utilized to repay $150 million of LIBOR +1% debt securities that matured in January 2003.

        In December 2001, Aon issued $150 million of debt securities with a floating interest rate of LIBOR +1% due January 2003 and $250 million of 6.2% debt securities due January 2007. This debt was initially sold to qualified institutional buyers under Rule 144A of the Securities Act and the net proceeds were used to reduce short-term borrowings. In December 2002, Aon consummated an offer to exchange the 6.2% notes for registered notes having identical terms. Because of the ratings downgrades during 2002, the interest rate on the 6.2% debt securities was increased to 6.7%, effective January 2003.

        Interest is payable semi-annually on most debt securities. In addition, the debt securities are not redeemable by Aon prior to maturity except for the 3.5% convertible debt securities, which are redeemable by Aon beginning in 2007. There are no sinking fund provisions. Maturities of notes payable are $309 million, $312 million, $255 million, $4 million and $265 million in 2003, 2004, 2005, 2006 and 2007, respectively.

        In September 2001, Aon entered into a new committed bank credit facility under which certain European subsidiaries can borrow up to EUR 500 million. At December 31, 2002, Aon had borrowed EUR 74 million ($76 million) under this facility which is classified as short-term borrowings in the consolidated statements of financial position. Aon has guaranteed the obligations of its subsidiaries with respect to this facility.

        Aon had $875 million of other unused committed bank credit facilities at December 31, 2002 to support $1 million of commercial paper and other short-term borrowings. Aon has recently renegotiated the size of the short-term portion of the bank credit facilities, reducing the total amount to $775 million in February 2003. Commitment fees of 10 basis points are payable on the unused short-term portion and 12.5 basis points on the unused long-term portion. The facility requires Aon to maintain consolidated net worth of at least $2.5 billion, a ratio of consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) to consolidated interest expense of 4 to 1 and contains certain other restrictions relating to mergers and the sale or pledging of assets. No amounts were outstanding under this facility at December 31, 2002.

        Information related to notes payable and short-term borrowings is as follows:

	Years ended December 31
	2002	2001	2000
Interest paid (millions)	$123	$127	$140
Weighted-average interest rates—short-term borrowings	3.3%	4.5%	6.4%

        Lease Commitments.    Aon has noncancelable operating leases for certain office space, equipment and automobiles. Rental expenses for all operating leases amounted to $289 million in 2002, $242 million in 2001 and $217 million in 2000. Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 2002 are:

(millions)
2003	$311
2004	282
2005	258
2006	230
2007	197
Later years	904

Total minimum payments required	$2,182

9. Income Tax

        Aon and its principal domestic subsidiaries are included in a consolidated life-nonlife federal income tax return. Aon's foreign subsidiaries file various income tax returns in their foreign jurisdictions.

        Income (loss) before income tax and the cumulative effect of a change in accounting principle and the provision for income tax consist of the following:

	Years ended December 31
	2002	2001	2000(1)
	(millions)
Income (loss) before income tax:
U.S.	$166	$(66)	$454
Foreign	627	375	400

Total	$793	$309	$854

Provision for income tax:
Current:
Federal	$34	$15	$115
Foreign	191	122	124
State	13	6	28

Total current	238	143	267

Deferred (credit):
Federal	28	(28)	46
Foreign	21	9	16
State	6	(2)	4

Total deferred	55	(21)	66

Provision for income tax	$293	$122	$333

(1)
Before cumulative effect of change in accounting principle.

        During 2002, 2001 and 2000, Aon's consolidated statements of income reflect a tax benefit of $24 million, $26 million and $26 million, respectively, on the 8.205% Capital Securities issued in January 1997 (see note 11).

        A reconciliation of the income tax provisions based on the U.S. statutory corporate tax rate to the provisions reflected in the consolidated financial statements is as follows:

	Years ended December 31
	2002	2001	2000
Statutory tax rate	35.0%	35.0%	35.0%
Tax-exempt investment income	(0.3)	(0.7)	(0.5)
Amortization of intangible assets relating to acquired businesses	0.3	4.3	2.1
State income taxes	1.6	1.4	2.5
Other—net	0.4	(0.5)	(0.1)

Effective tax rate	37.0%	39.5%	39.0%

        Significant components of Aon's deferred tax assets and liabilities are as follows:

	As of December 31
	2002	2001
	(millions)
Deferred tax assets:
Employee benefit plans	$400	$141
Unrealized foreign exchange losses	171	210
Unearned and advanced premiums and contract fees	150	110
Net operating loss and tax credit carryforwards	82	81
Certain purchase accounting and special charges	32	81
Unrealized investment losses	—	26
Other	141	146

Total	976	795

Deferred tax liabilities:
Policy acquisition costs	(167)	(91)
Unrealized investment gains	(16)	—
Other	(71)	(101)

Total	(254)	(192)

Valuation allowance on deferred tax assets	(33)	(21)

Net deferred tax assets	$689	$582

        There are limitations on the utilization of net operating loss and tax credit carryforwards after a change of control, consequently, there will be annual limitations on the realization of these tax assets. Accordingly, valuation allowances were established for various acquisitions. Subsequently, recognized tax benefits for these items would reduce goodwill. The valuation allowance changed to $33 million in 2002 from $21 million in 2001, corresponding to increases in related deferred tax assets, with no effect on net income. Although future earnings cannot be predicted with certainty, management currently believes that realization of the net deferred tax asset after consideration of the valuation allowance is more likely than not.

        At December 31, 2002, Aon had domestic operating loss carryforwards of $55 million which will expire at various dates from 2003 to 2021. At December 31, 2002, Aon had foreign operating loss carryforwards of $113 million, which expire at various dates.

        Prior to 1984, life insurance companies were required to accumulate certain untaxed amounts in a memorandum "policyholders' surplus account." Under the Tax Reform Act of 1984, the "policyholders' surplus account" balances were

"capped" at December 31,1983, and the balances will be taxed only to the extent distributed to stockholders or when they exceed certain prescribed limits. As of December 31, 2002, the combined "policyholders' surplus account" of Aon's life insurance subsidiaries approximates $363 million. Aon's life insurance subsidiaries do not intend to make any taxable distributions or exceed the prescribed limits in the foreseeable future; therefore, no income tax provision has been made. However, if such taxes were assessed, the amount of taxes payable would be approximately $127 million.

        The amount of income taxes paid in 2002, 2001 and 2000 was $238 million, $193 million and $158 million, respectively.

10. Reinsurance and Claim Reserves

        Aon's insurance subsidiaries are involved in both the cession and assumption of reinsurance with other companies. Aon's reinsurance consists primarily of short-duration contracts that are entered into with the captive insurance operations of numerous automobile dealerships and insurers, certain newer accident and health initiatives as well as certain property casualty lines. Aon's insurance subsidiaries remain liable to the extent that the reinsuring companies are unable to meet their obligations.

        A summary of reinsurance activity is as follows:

	Years ended December 31
	2002	2001	2000
	(millions)
Ceded premiums earned	$1,190	$921	$845
Ceded premiums written	1,371	1,020	888
Assumed premiums earned	493	391	379
Assumed premiums written	533	384	304
Ceded benefits to policyholders	703	630	552

        Activity in the liability for policy contract claims is summarized as follows:

	Years ended December 31
	2002	2001	2000
	(millions)
Liabilities at beginning of year	$455	$377	$448
Incurred losses:
Current year	1,235	1,110	840
Prior years	25	(11)	16

Total	1,260	1,099	856

Payment of claims:
Current year	(930)	(769)	(633)
Prior years	(256)	(252)	(294)

Total	(1,186)	(1,021)	(927)

Liabilities at end of year (net of reinsurance recoverables: 2002-$722; 2001-$482; 2000-$424)	$529	$455	$377

11. Redeemable Preferred Stock, Capital Securities and Stockholders' Equity

        Redeemable Preferred Stock.    At December 31, 2002, one million shares of redeemable preferred stock were outstanding. Dividends are cumulative at an annual rate of $2.55 per share. The shares of redeemable preferred stock will be redeemable at the option of Aon or the holders, in whole or in part, at $50.00 per share beginning one year after the occurrence of a certain future event.

        Capital Securities.    In January 1997, Aon created Aon Capital A, a wholly-owned statutory business trust, for the purpose of issuing mandatorily redeemable preferred capital securities (Capital Securities). The sole asset of Aon Capital A is a $726 million aggregate principal amount of Aon's 8.205% Junior Subordinated Deferrable Interest Debentures due January 1, 2027. The back-up guarantees, in the aggregate, provide a full and unconditional guarantee of the trust's obligations under the Capital Securities.

        Aon Capital A issued $800 million of 8.205% capital securities in January 1997. The proceeds from the issuance of the Capital Securities were used to finance a portion of the A&A acquisition. The Capital Securities are subject to mandatory redemption on January 1, 2027 or, are redeemable in whole, but not in part, at the option of Aon upon the occurrence of certain events. During 2002, approximately $98 million of the Capital Securities were repurchased on the open market for $87 million excluding accrued interest. An after-tax gain on the repurchases of $7 million is included in minority interest in the consolidated statements of income.

        Interest is payable semi-annually on the Capital Securities. The Capital Securities are categorized in the consolidated statements of financial position as "Company- Obligated Mandatorily Redeemable Preferred Capital Securities of Subsidiary Trust Holding Solely Aon's Junior Subordinated Debentures." The after-tax interest incurred on the Capital Securities is reported as minority interest in the consolidated statements of income.

        Common Stock.    In December 2001, Aon filed a universal shelf registration on Form S-3 for the issuance of $750 million of debt and equity securities. In November 2002, Aon completed a public offering of 36.8 million shares of its common stock at $17.18 per share, raising net proceeds of $607 million. Aon has used the net proceeds to repay commercial paper and other short-term debt. A portion of the funds were invested and were utilized to repay debt maturing in 2003.

        Aon repurchased 0.4 million, 0.1 million and 3.5 million shares in 2002, 2001 and 2000, respectively, of its common stock. Share repurchases in 2000 were made primarily to provide shares for stock compensation plans. In addition, Aon issued 3.5 million new shares of common stock in 2002 for employee benefit plans and for acquisitions. In connection with the acquisition of two entities controlled by Aon's Chairman and Chief Executive Officer in 2001 (note 4), Aon obtained approximately 22.4 million shares of its common stock. These treasury shares are restricted as to their reissuance. The acquisition was financed by the issuance of approximately 22.4 million new shares of Aon stock.

        Dividends. A summary of dividends declared is as follows:

	Years ended December 31
	2002	2001	2000
	(millions)
Redeemable preferred stock	$3	$3	$3
Common stock	230	238	223

Total dividends declared	$233	$241	$226

        Statutory Capital and Surplus.    Generally, the capital and surplus of Aon's insurance subsidiaries available for transfer to the parent company are limited to the amounts that the insurance subsidiaries' statutory capital and surplus exceed minimum statutory capital requirements; however, payments of the amounts as dividends in excess of $105 million may be subject to approval by regulatory authorities. See note 9 for possible tax effects of distributions made out of untaxed earnings.

        Net statutory income (loss) of the insurance subsidiaries is summarized as follows:

	Years ended December 31
	2002	2001	2000
Life insurance	$(13)	$(61)	$133
Property casualty	(64)	60	49

        Statutory capital and surplus of the insurance subsidiaries is summarized as follows:

	As of December 31
	2002	2001	2000
	(millions)
Life insurance	$537	$421	$492
Property casualty	448	484	491

        The National Association of Insurance Commissioners revised the Accounting Practices and Procedures Manual in a process referred to as Codification. The revised manual was effective January 1, 2001. The domiciliary states of Aon's major insurance subsidiaries have adopted the provisions of the revised manual. The revised manual changed, to some extent, prescribed statutory accounting practices and resulted in changes to the accounting practices that Aon's major insurance subsidiaries use to prepare their statutory-basis financial statements. The impact of these changes was to increase Aon's major insurance subsidiaries' statutory capital and surplus by approximately 6% as of January 1, 2001.

12. Employee Benefits

        Savings and Profit Sharing Plans.    Aon subsidiaries maintain contributory savings plans for the benefit of United States salaried and commissioned employees. Provisions made for these plans were $48 million, $43 million and $39 million in 2002, 2001 and 2000, respectively.

        Pension and Other Postretirement Benefits.    Aon sponsors defined benefit, pension and postretirement health and welfare plans that provide retirement, medical and life insurance benefits. The postretirement healthcare plans are contributory, with retiree contributions adjusted annually; the life insurance and pension plans are noncontributory.

        U.S. Pension and Other Benefit Plans.    The following tables provide a reconciliation of the changes in obligations and fair value of assets for the years ended December 31, 2002 and

2001 and a statement of the funded status as of December 31, 2002 and 2001, for both qualified and non-qualified plans. The measurement for the U.S. plans is November 30.

	Pension Benefits		Other Benefits
	2002	2001	2002	2001
	(millions)
Reconciliation of benefit obligation
Obligation at beginning of period	$961	$792	$73	$69
Service cost	46	33	3	2
Interest cost	72	65	5	5
Participant contributions	—	—	7	6
Plan amendments	(9)	—	—	—
Actuarial loss (gain)	35	12	1	(1)
Benefit payments	(53)	(49)	(13)	(13)
Curtailments	—	(10)	—	—
Acquisitions	—	21	—	—
Change in interest rate	55	97	4	5

Obligation at end of period	$1,107	$961	$80	$73

Reconciliation of fair value of plan assets
Fair value at beginning of period	$931	$932	$8	$8
Actual return on plan assets	(91)	21	—	—
Participant contributions	—	—	7	6
Employer contributions	2	2	6	7
Benefit payments	(53)	(49)	(13)	(13)
Acquisitions	—	25	—	—

Fair value at end of period	$789	$931	$8	$8

Funded status
Funded status at end of period	$(318)	$(30)	$(72)	$(65)
Unrecognized prior-service	(11)	(3)	—	—
Unrecognized loss (gain)	363	76	(6)	(12)

Net amount recognized	$34	$43	$(78)	$(77)

Prepaid benefit cost	$—	$93	$—	$—
Accrued benefit liability	(213)	(60)	(78)	(77)
Other comprehensive income	247	10	—	—

Net amount recognized	$34	$43	$(78)	$(77)

        In 2002, plans with a projected benefit obligation (PBO) in excess of the fair value of plan assets had a PBO of $1.1 billion, and plans with an accumulated benefit obligation (ABO) in excess of the fair value of plan assets had an ABO of $1 billion. In 2001, plans with a PBO in excess of the fair value of plan assets were unfunded plans with a PBO of $71 million, and plans with an ABO in excess of the fair value of plan assets were unfunded plans with an ABO of $60 million.

        In both 2002 and 2001, pension plan assets include 3.7 million shares of common stock issued by Aon on which dividends of $3.1 million and $3.3 million were received in 2002 and 2001, respectively.

        The following table provides the components of net periodic benefit cost (credit) for the plans for the years ended December 31, 2002, 2001 and 2000:

	Pension Benefits
	2002	2001	2000
	(millions)
Service cost	$46	$33	$32
Interest cost	72	65	60
Expected return on plan assets	(108)	(104)	(95)
Amortization of prior-service	(2)	(1)	(1)
Amortization of net (gain) loss	2	(8)	(7)

Net periodic benefit cost (credit)	$10	$(15)	$(11)

	Other Benefits
	2002	2001	2000
	(millions)
Service cost	$3	$2	$2
Interest cost	5	5	5
Amortization of prior-service	—	—	(5)
Amortization of net gain	(1)	(1)	(1)

Net periodic benefit cost	$7	$6	$1

        The weighted-average assumptions for the measurement period for U.S. benefit obligations are shown in the following table:

	Pension Benefits		Other Benefits
	2002	2001	2002	2001
	(millions)
Discount rate	7.0%	7.5%	7.0%	7.5%
Expected return on plan assets	8.5	10.3	—	—
Rate of compensation increase	3.5	4.0	3.5	4.0

        Assumptions for Other Postretirement Benefits.    The employer's liability for future plan cost increase is limited in any year to 5% per annum. For measurement purposes in 2002, 2001 and 2000, the annual rate of increase in the per capita cost of covered health care benefits (trend rate) adjusted for actual current year cost experience was assumed to be 11.5%,12.0% and 7.5%, respectively, decreasing gradually to 5.5% in year 2014 and remaining the same thereafter. However, with the employer funding increase cap limited to 5%

per year, net employer trend rates are effectively limited to 5% per year in the future.

        As a result, a 1% change in assumed healthcare cost trend rates has no effect on the service and interest cost components of net periodic postretirement healthcare benefit cost and on the accumulated postretirement benefit obligation for the measurement period ended in 2002.

        International Pension Plans.    The following tables provide a reconciliation of the changes in obligations and fair value of assets for the years ended December 31, 2002 and 2001 and a statement of the funded status as of December 31, 2002 and 2001, for material international pension plans, which are located in the United Kingdom and the Netherlands. The measurement date for these plans is September 30.

	International Pension
	2002	2001
	(millions)
Reconciliation of benefit obligation
Obligation at beginning of period	$2,011	$2,036
Service cost	45	51
Interest cost	133	124
Participant contributions	3	4
Benefit payments	(80)	(69)
Change in interest rate	300	(81)
Foreign exchange translation	242	(54)

Obligation at end of period	$2,654	$2,011

Reconciliation of fair value of plan assets
Fair value at beginning of period	$1,693	$2,000
Actual return on plan assets	(98)	(243)
Employer contributions	74	53
Participant contributions	3	4
Benefit payments	(80)	(69)
Foreign exchange translation	185	(52)

Fair value at end of period	$1,777	$1,693

Funded status
Funded status at end of period	$(877)	$(318)
Unrecognized loss	1,286	660

Net amount recognized	$409	$342

Prepaid benefit cost	$64	$221
Accrued benefit liability	(555)	(144)
Other comprehensive income	900	265

Net amount recognized	$409	$342

        In 2002, plans with a PBO in excess of the fair value of plan assets had a PBO of $2.7 billion and plan assets with a fair value of $1.8 billion, and plans with an ABO in excess of the fair value of plan assets had an ABO of $2.1 billion and plan assets with a fair value of $1.6 billion.

        In 2001, plans with a PBO in excess of the fair value of plan assets had a PBO of $1.9 billion and plan assets with a fair value of $1.5 billion, and plans with an ABO in excess of the fair value of plan assets had an ABO of $1.0 billion and plan assets with a fair value of $0.9 billion.

        The following table provides the components of net periodic benefit cost for the international plans for the measurement period ended in 2002, 2001 and 2000:

	2002	2001	2000
	(millions)
Service cost	$45	$51	$65
Interest cost	133	124	123
Expected return on plan assets	(163)	(182)	(193)
Amortization of net loss	31	11	10

Net periodic benefit cost	$46	$4	$5

        The weighted-average assumptions for the measurement period for the international pension benefit obligations are shown in the following table:

	2002	2001	2000
Discount rate	5.5 - 5.75%	6.25 - 7.0%	6.0 - 7.0%
Expected return on plan assets	6.0 - 7.5	6.0 - 9.5	7.0 - 10.0
Rate of compensation increase	3.75 - 4.0	4.0	4.0 - 4.5

13. Stock Compensation Plans

        In 2001, Aon stockholders approved the Aon Stock Incentive Plan, which replaced all existing incentive compensation plans, including the Aon Stock Award Plan and the Aon Stock Option Plan. Under the new plan, non-qualified and incentive stock options, stock appreciation rights and stock awards may be granted. The annual rate of which awards are granted each year is based upon financial and competitive business conditions. The number of shares authorized to be issued under the new plan is equal to 18% of the number of common shares outstanding of Aon.

        Stock Awards.    Generally, employees are required to complete three continuous years of service before the award begins to vest in increments until the completion of a 10-year period of continuous employment. In 2002, a significant number of awards were granted that vest annually over five years, with the initial vesting occurring after one year of continuous service. In general, most awarded shares are issued as they become vested. In certain circumstances, an employee can elect to defer the receipt of vested shares to a later date. With certain limited exceptions, any break in continuous employment will cause forfeiture of all unvested awards. The compensation cost associated with each award is deferred and amortized over the period of continuous employment using the straight-line method. At December 31, 2002 and 2001, the number of shares available for award is included with options available for grant.

        Aon common stock awards outstanding consist of the following:

	Years ended December 31
	2002	2001	2000
	(shares in thousands)
Shares outstanding at beginning of year	7,424	8,881	9,865
Granted	1,024	258	586
Vested	(1,432)	(1,488)	(1,216)
Canceled	(533)	(227)	(354)

Shares outstanding at end of year	6,483	7,424	8,881

        Stock Options.    Options to purchase common stock are granted to certain officers and employees of Aon and its subsidiaries at 100% of market value on the date of grant. Generally, employees are required to complete two continuous years of service before the options begin to vest in increments until the completion of a 4-year period of continuous employment. For all grants made prior to an amendment to the former stock option plan in 2000, employees were required to complete three continuous years of service before the options began to vest in increments until the completion of a 6-year period of continuous employment.

        A summary of Aon's stock option activity (including options granted pursuant to the former Aon Stock Award Plan) and related information consists of the following:

	Years ended December 31
	2002		2001		2000
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
	(shares in thousands)
Beginning outstanding	21,298	$32	16,156	$29	11,223	$31
Granted	5,552	34	7,647	34	6,812	25
Exercised	(877)	20	(1,751)	18	(1,174)	17
Canceled	(1,495)	33	(754)	32	(705)	33

Ending outstanding	24,478	$32	21,298	$32	16,156	$29

Exercisable at end of year	5,308	$30	2,538	$29	2,607	$21

Options available for grant	22,771		14,444		2,368

        A summary of options outstanding and exercisable is as follows:

As of December 31, 2002
	Options Outstanding		Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Shares Exercisable	Weighted- Average Exercise Price
	(shares in thousands)
$14.92-$22.89	1,565	4.6	$20.02	942	$22.40
23.56-23.94	4,986	7.0	23.93	1,524	23.93
26.53-31.22	2,140	5.1	29.31	1,211	29.03
31.53-32.53	3,589	8.3	32.51	17	31.53
32.64-35.35	3,692	8.1	34.87	177	35.28
35.36-36.74	439	8.2	36.00	42	35.92
36.88-49.29	8,067	7.8	39.64	1,395	43.33

$14.92-$49.29	24,478	7.3	$32.45	5,308	$30.42

As of December 31, 2001
Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Shares Exercisable	Weighted- Average Exercise Price
	(shares in thousands)
$14.69-$22.89	1,471	1.0	$20.95	1,022	$20.09
23.41-23.94	5,735	8.1	23.93	40	23.69
26.53-31.22	2,304	6.1	29.35	734	28.71
31.53-32.53	3,804	9.3	32.51	—	—
32.64-35.18	2,330	9.4	34.74	4	35.06
35.20-43.33	3,803	7.4	39.44	712	41.57
43.44-49.29	1,851	7.2	43.57	26	46.26

$14.69-$49.29	21,298	7.5	$31.50	2,538	$28.96

Employee Stock Purchase Plans

        United States.    Effective July 1, 1998, Aon adopted an employee stock purchase plan that provides for the purchase of a maximum of 7.5 million shares of Aon's common stock by eligible U.S. employees. Under the original plan, shares of Aon's common stock could be purchased at 6-month intervals at 85% of the lower of the fair market value of the common stock on the first or the last day of each 6-month period. Effective July 1, 2000, the plan was amended by changing the purchase period to 3-month intervals. In 2002, 2001 and 2000, 312,000 shares, 680,000 shares and 940,000 shares, respectively, were issued to employees under the plan. In the first quarter 2002, the plan was suspended in anticipation of the planned divestiture of the insurance underwriting businesses (note 1). The plan was reactivated as of January 1, 2003. There was no compensation expense associated with this plan.

        United Kingdom.    In 1999, Aon adopted an employee stock purchase plan that provides for the purchase of approximately 720,000 shares of Aon common stock by eligible U.K. employees after a 3-year period and is similar to the U.S. plan described above. In 2002, 4,000 shares were issued to employees under the plan. No shares were issued under the plan in 2001 or 2000. There was no compensation expense associated with this plan.

14. Financial Instruments

        Financial Risk Management.    Aon is exposed to market risk from changes in foreign currency exchange rates, interest rates and equity securities prices. To manage the risk related to these exposures, Aon enters into various derivative transactions that have the effect of reducing these risks by creating offsetting market exposures. If Aon did not use derivative contracts, its exposure to market risk would be higher.

        Derivative transactions are governed by a uniform set of policies and procedures covering areas such as authorization, counterparty exposure and hedging practices. Positions are monitored using techniques such as market value and sensitivity analyses.

        Certain derivatives also give rise to credit risks from the possible non-performance by counterparties. The credit risk is generally limited to the fair value of those contracts that are favorable to Aon. Aon has limited its credit risk by restricting investments in derivative contracts to a diverse group of highly rated major financial institutions and by using exchange-traded instruments. Aon closely monitors the creditworthiness of and exposure to its counterparties and considers its credit risk to be minimal. At December 31, 2002 and 2001, Aon placed cash and securities relating to these derivative contracts in escrow amounting to $11 million and $5 million, respectively.

        Foreign currency forward contracts (forwards) and interest rate swaps entered into require no up-front premium. Forwards settle at the expiration of the related contract. The net effect of swap payments is settled periodically and reported in income. The premium and commission paid for purchased options, including interest rate caps and floors, and premium received, net of commission paid, for written options represent the cost basis of the position until it expires or is closed. The commission paid for futures contracts represents the cost basis of the position, until it expires or is closed. Exchange-traded futures are valued and settled daily. Unless otherwise noted, derivative instruments are generally reported in other receivables and liabilities in the consolidated statements of financial position.

        Accounting Policy for Derivative Instruments.    Effective October 1, 2000, Aon adopted FASB Statement No. 133. FASB Statement No. 133 requires all derivative instruments to be recognized in the consolidated statements of financial position at fair value. Changes in fair value are recognized immediately in earnings unless the derivative is designated as a hedge and qualifies for hedge accounting.

        FASB Statement No. 133 identifies three hedging relationships where a derivative (hedging instrument) may qualify for hedge accounting: a hedge of the change in fair value of a recognized asset or liability or firm commitment (fair value hedge), a hedge of the variability in cash flows from a recognized asset or liability or forecasted transaction (cash flow hedge) and a hedge of the net investment in a foreign subsidiary.

        In order for a derivative to qualify for hedge accounting, the derivative must be formally documented and designated as a hedge at inception and be consistent with Aon's overall risk management policy. The hedge relationship must be highly effective at inception and on an ongoing basis. For a highly effective hedge, changes in the fair value of the hedging instrument must be expected to substantially offset changes in the fair value of the hedged item. Aon performs frequent analyses to measure hedge effectiveness.

        The change in fair value of a hedging instrument designated and qualified as a fair value hedge and the change in value of the hedged item attributable to the risk being hedged are both recognized currently in earnings. The effective portion of the change in fair value of a hedging instrument designated and qualified as a cash flow hedge is recognized in other comprehensive income (OCI) and subsequently reclassified to income when the hedged item affects earnings. The ineffective portion of the change in fair value of a cash flow hedge is recognized immediately in earnings. For a derivative designated and qualified as a hedge of a net investment in a foreign subsidiary, the effective portion of the change in fair value is reported in OCI as part of the cumulative translation adjustment. The ineffective portion of the change in fair value of a hedge of a net investment in a foreign subsidiary is recognized immediately in earnings.

        Prior to the adoption of FASB Statement No. 133, the ineffective portion of the change in fair value of a hedging instrument designated and qualified as a hedge was not recognized immediately in earnings.

        Foreign Exchange Risk Management.    Certain of Aon's foreign brokerage subsidiaries, primarily in the United Kingdom, receive revenues in currencies that differ from their functional currencies. To reduce the variability of cash flows from these transactions, Aon has entered into foreign exchange forwards and options with settlement dates prior to December 2004. Upon adoption of FASB Statement No. 133, designated and qualified forwards are accounted for as cash flow hedges of forecasted transactions. As of December 31, 2002, a $32 million pretax gain has been deferred to OCI, $21 million of which is expected to impact pretax earnings in 2003. There was no material ineffectiveness recorded.

        Prior to the adoption of FASB Statement No. 133, these transactions did not qualify for hedge accounting and changes in the fair value related to these derivatives were recorded in general expenses in the consolidated statements of income. Certain other forward and option contracts did not meet the hedging requirements of FASB Statement No. 133. Changes in fair value related to these contracts were recorded in general expenses in the consolidated statements of income.

        Aon uses exchange-traded foreign currency futures and options on futures, as well as over-the-counter options and forward contracts to reduce the impact of foreign currency fluctuations on the translation of the financial statements of Aon's foreign operations. These derivatives are not afforded hedge accounting as defined by FASB Statement No. 133 and prior guidance. Changes in the fair value of these derivatives are recorded in general expenses in the consolidated statements of income.

        Aon uses forward contracts to offset foreign exchange risk associated with foreign denominated inter-company notes. During 2002, there were no designated and qualifying hedges of this exposure.

        In 2000, Aon entered into a cross currency swap to hedge the foreign currency and interest rate risks associated with a foreign denominated fixed-rate policyholder liability. This swap has been designated as a fair value hedge of the combined exposure. There was no material ineffectiveness related to this hedge.

        Interest Rate Risk Management.    Aon uses futures contracts and purchases options on futures contracts to reduce the price volatility of its fixed-maturity portfolio. Upon adoption of FASB Statement No. 133, derivatives designated and qualified as hedging specific fixed-income securities are accounted for as fair value hedges. There were no designated and qualified hedges at December 31, 2002. Prior to the adoption of FASB Statement No. 133, realized gains and losses on derivatives that qualified as hedges were deferred and reported as an adjustment of the cost basis of the hedged item and are being amortized into earnings over the remaining life of the hedged item.

        Aon occasionally enters into interest rate swaps to hedge the fair value of its fixed-rate notes. The interest rate swaps qualify as fair value hedges and there was no ineffectiveness recorded. Realized gains and losses on swaps qualified as hedges are deferred and reported as adjustments of the cost basis of the hedged items and are being amortized into earnings over the remaining life of the hedged items. Prior to the adoption of FASB Statement No. 133, Aon purchased futures contracts to hedge the fair value of its fixed-rate notes from changes in interest rates. Aon deferred the gains from the termination of the contracts and is amortizing these gains over the remaining life of the fixed-rate notes.

        Aon issued fixed-rate notes in May 2000. Aon purchased options on interest rate swaps to hedge against the change in interest rates prior to the issuance. These options qualified as a hedge of an anticipated transaction under prior accounting guidance and related gains were deferred and are being amortized as an offset to interest expense over the remaining life of the notes. Upon the adoption of FASB Statement No. 133, pretax deferred gains of $5 million were reclassified to OCI. At December 31, 2002, $3 million remains in OCI, $1million of which is expected to offset interest expense in 2003.

        Aon enters into interest rate swap and floor agreements and uses exchange-traded futures and options to limit its net exposure to decreasing short-term interest rates, primarily relating to brokerage fiduciary funds in the U.S. and the U.K. Aon also sells exchange-traded futures to limit its exposure to increasing long-term interest rates. Since the adoption of FASB Statement No. 133, there were no designated and qualified cash flow hedges of these exposures. Changes in fair value related to these contracts were recorded in investment income in the consolidated statements of income. Under prior accounting guidance, realized gains and losses were deferred and recognized in earnings as the hedged item affected earnings.

        Aon uses interest rate swaps and caps to limit its exposure to changes in interest rates related to interest rate guarantees provided by a subsidiary of Aon to certain unaffiliated entities. Under prior accounting guidance, these derivatives qualified for hedge accounting treatment, and realized gains and losses were deferred and recognized in earnings as the hedged item affected earnings. In August 2000, these guarantees were replaced with new offsetting interest rate swaps between Aon and an unaffiliated entity, with Aon essentially retaining the same exposure. Following the replacement of the original hedged item, hedge accounting was terminated and previously deferred realized gains and losses as well as previously unrecognized changes in fair value were recognized in earnings. The termination of this hedging relationship did not have a material effect on pretax earnings. The adoption of FASB Statement No. 133 did not affect the accounting for these derivative instruments.

        Equity Price Risk Management.    Aon sells futures contracts and purchases options to reduce the price volatility of its equity securities portfolio and equity securities it owns indirectly through limited partnership investments. Since the adoption of FASB Statement No. 133, there were no designated and qualified hedges of this exposure. Prior to the adoption of FASB Statement No. 133, realized gains and losses on derivatives that qualified as hedges were deferred and reported as an adjustment of the cost basis of the hedged item and are being amortized into earnings over the remaining life of the hedged item. Realized gains and losses on derivatives that did not qualify for hedge accounting treatment were recognized immediately in investment income in the consolidated statements of income.

        Other Financial Instruments.    Prior to 2002, an Aon subsidiary issued fixed- and floating-rate Guaranteed Investment Contracts (GICS) and floating-rate funding agreements and invested the proceeds primarily in the U.S. fixed income markets. The assets backing the GICS are subject to varying elements of credit and market risk. This program is currently in run-off.

        Unconsolidated Special Purpose Entities (SPES) Excluding PEPS I.    Certain of Aon's subsidiaries make short-term loans (generally with terms of 12 months or less) to businesses for the financing of insurance premiums and then securitize the finance receivables through securitization transactions that meet the criteria for sale accounting in accordance with FASB Statement No. 140. These premium financing securitizations are accomplished through the use of special purpose entities which are considered QSPEs pursuant to FASB Statement No. 140, and commercial paper bank conduits (multi-seller non-qualified SPEs). FASB Statement No. 140 provides that a QSPE should not be consolidated in the financial statements of a transferor or its affiliates (Aon's subsidiaries).

Premium financing securitizations performed by Aon's Canadian and Australian subsidiaries utilize multi-seller non-qualified SPEs. Based on an analysis of the qualitative and quantitative factors of the SPEs, Aon has determined that it is not the sponsor of the SPEs. Additionally, independent third parties (i) have made substantial equity investments in the SPEs, (ii) have voting control of the SPEs and (iii) generally have the risks and rewards of ownership of the assets of the SPEs. Based on these factors, Aon has determined non-consolidation to be the appropriate accounting treatment in accordance with current accounting guidance.

        As of December 31, 2002 and 2001, the maximum commitment contained in these agreements was $1.7 billion and $1.4 billion, respectively, and the maximum credit risk under recourse provisions was approximately $97 and $82 million, respectively, which represents the extent of the limited recourse. These recourse obligations are guaranteed by Aon. As of December 31, 2002 and 2001, the unpaid principal amount of securitized receivables outstanding was $1.6 billion and $1.3 billion, respectively.

        A subsidiary of Aon is also a general partner in a limited partnership ("LP") that purchased automobile installment contracts from automobile dealers and subsequently securitized these contracts through securitization transactions in accordance with the requirements of FASB Statement No. 140. Effective April 1, 2001, the LP ceased purchasing and securitizing new automobile installment contracts. A subsidiary of Aon services the existing portfolio for the LP. Aon acts as a performance guarantor with respect to its subsidiary's servicing duties under the securitization agreement. Aon uses the equity method of accounting to record its share of the net income or loss of the LP. As of December 31, 2002 and 2001, the remaining unpaid principal amount of securitized installment contracts outstanding was $466 million and $1 billion, respectively. As of December 31, 2002 and 2001, as the general partner of the LP, Aon had approximately $121 million and $143 million, respectively, of recourse with respect to a limited guarantee relating to the LP's securitization agreement. In February 2003, an agreement was reached with the beneficial interest holders, reducing the amount of recourse to Aon to $66 million.

        Fair Value of Financial Instruments.    Accounting standards require the disclosure of fair values for certain financial instruments. The fair value disclosures are not intended to encompass the majority of policy liabilities, various other non-financial instruments or other intangible assets related to Aon's business. Accordingly, care should be exercised in deriving conclusions about Aon's business or financial condition based on the fair value disclosures. The carrying value and fair value of certain of Aon's financial instruments are as follows:

	As of December 31
	2002		2001
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(millions)
Assets:
Fixed maturities and equity securities	$2,151	$2,151	$2,531	$2,531
Other investments	600	599	640	639
Cash, receivables and short-term investments*	13,906	13,906	11,264	11,264
Derivatives	79	79	46	46
Liabilities:
Investment-type insurance contracts	139	136	813	782
Short-term borrowings, premium payables and general expenses	12,033	12,033	10,260	10,260
Notes payable	1,671	1,754	1,694	1,750
Capital securities	702	632	800	782
Derivatives	45	45	55	55

*
Excludes derivatives.

        Guarantees and Indemnifications.    Aon provides a variety of guarantees and indemnifications to its customers and others to allow Aon or others to complete a wide variety of business transactions. The maximum potential amount of future payments represent the notional amounts that could become payable under the guarantees and indemnifications if there were a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions or other methods. These amounts may bear no relationship to the expected future payments, if any, for these guarantees and indemnifications. Any anticipated amounts payable which are deemed to be probable and estimable are properly reflected in Aon's consolidated financial statements.

        Refer to Other Financial Instruments, above, for guarantees associated with Aon's premium and auto loan financing securitizations. Guarantees associated with Aon's limited partnership securitization are disclosed in note 7. Indemnities related to discontinued operations are disclosed in note 6. Contingent shares issuable related to prior acquisitions are disclosed in note 4.

        Aon and its subsidiaries have issued letters of credit to cover contingent payments of approximately $60 million for taxes and other business obligations to third parties. Amounts have been accrued in the consolidated financial statements for these letters of credit to the extent they are probable and estimable.

        Aon has certain contractual contingent guarantees for premium payments owed by clients to certain insurance companies. Costs associated with these guarantees, to the extent estimable and probable, are provided in Aon's allowance for doubtful accounts. The maximum exposure with respect to such contractual contingent guarantees was approximately $30 million at December 31, 2002.

        Aon expects that as prudent business interests dictate, additional guarantees and indemnifications may be issued from time to time.

15. Contingencies

        Aon and its subsidiaries are subject to numerous claims, tax assessments and lawsuits that arise in the ordinary course of business. The damages that may be claimed are substantial, including in many instances, claims for punitive or extraordinary damages. Accruals for these items have been provided to the extent that losses are deemed probable and are estimable.

        In the second quarter of 1999, Allianz Life Insurance Company of North America, Inc. ("Allianz") filed an amended complaint in Minnesota adding a brokerage subsidiary of Aon as a defendant in an action which Allianz brought against three insurance carriers reinsured by Allianz. These three carriers provided certain types of workers' compensation reinsurance to a pool of insurers and to certain facilities managed by Unicover Managers, Inc. ("Unicover"), a New Jersey corporation not affiliated with Aon. Allianz alleges that the Aon subsidiary acted as an agent of the three carriers when placing reinsurance coverage on their behalf. Allianz claims that the reinsurance it issued should be rescinded or that it should be awarded damages, based on alleged fraudulent, negligent and innocent misrepresentations by the carriers, through their agents, including the Aon subsidiary defendant.

        On August 30, 2002, two of the three carriers referred to above filed a complaint in the United States District Court for the District of Connecticut against the Aon brokerage subsidiary. The two carriers are currently involved in an arbitration proceeding with Allianz, related to the original litigation, in which Allianz seeks the recission of the reinsurance placements. These carriers also seek to recover from the Aon brokerage subsidiary any damages, costs and expenses, including legal fees, suffered by such carriers as a result of an adverse arbitration award. Aon believes that the Aon subsidiary has meritorious defenses and the Aon subsidiary intends to vigorously defend this claim. On January 8, 2003, the two carriers dismissed their lawsuit without prejudice, meaning it could be refiled at a later time. The remaining Unicover issues are complex, and therefore, the timing and amount of resolution cannot be determined at this time. In early October 2002, there was reportedly an award made by arbitrators in an arbitration held in New York among Unicover Managers, Inc., Unicover pool members and the three carriers referred to above. Aon has not received a copy of the arbitration award and therefore cannot make an informed statement as to its content.

        Certain United Kingdom subsidiaries of Aon have been required by their regulatory body, the Personal Investment Authority (PIA), to review advice given by those subsidiaries to individuals who bought pension plans during the period from April 1988 to June 1994. These reviews have resulted in a requirement to pay compensation to clients based on guidelines issued by the PIA. Aon's ultimate exposure from the private pension plan review, as presently calculated, is subject to a number of variable factors including, among others, general level of pricing in the equity markets, the interest rate established quarterly for calculating compensation, and the precise scope, duration and methodology of the review, including whether recent regulatory guidance will have to be applied to previously settled claims. These variable factors are ones that the U.K. Financial Services Authority, the current governing body in the U.K., has used as a basis in the past for establishing the calculation tables to determine redress or compensatory amounts. Because Aon is unable to predict if, or how, regulators may change these tables or if, or how, they may apply future regulatory guidance to previous claims, Aon has been, and will continue to be, unable to determine a range or estimate of additional possible exposure.

        One of Aon's insurance subsidiaries is a defendant in more than twenty lawsuits in Mississippi. The lawsuits generally allege misconduct by the subsidiary in the solicitation and sale of insurance policies. Attorneys representing the plaintiffs in these lawsuits have advised the subsidiary that approximately 2,700 other current or former policyholders may file similar claims. Each lawsuit includes, and each threatened claim could include, a request for punitive damages. Aon's insurance subsidiary has been litigating the pending suits and investigating the claims. In the second quarter 2002, Aon negotiated a compromise of several of the lawsuits and approximately 2,000 of the claims. In the third quarter of 2002, the settlement of approximately 1,000 of these claims has been concluded. The remainder of the settlements is of uncertain status. Aon's insurance subsidiary has filed a lawsuit against the claimants' attorney asserting that the settlements were not appropriately completed. If these settlements are concluded, there will still be at least 2,700 threatened claims outstanding. Each of the remaining lawsuits and any threatened claim is being investigated and vigorously defended.

        On August 8, 2002, Daniel & Raizel Taubenfeld, a purported Aon stockholder, filed a putative class action lawsuit in the United States District Court for the Northern District of Illinois, Eastern Division, on behalf of purchasers of Aon Common Stock between May 4, 1999 and August 6, 2002. The complaint names Aon, Patrick G. Ryan, Chairman and Chief Executive Officer, and Harvey N. Medvin, Executive Vice President and Chief Financial Officer, as defendants, and contains allegations of violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under such Act relating to Aon's press release issued on August 7, 2002. The plaintiff seeks, among other things, class action certification, compensatory damages in an unspecified amount and an award of costs and expenses, including counsel fees. On January 17, 2003, the lead plaintiff filed a "Consolidated Amended Complaint" against the same defendants which alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under such Act. Aon intends to defend this action vigorously.

        There have been nine other putative class action lawsuits filed against Aon and certain of its officers and directors in the United States District Court for the Northern District of Illinois and that each is substantially similar to the lawsuit described in the immediately preceding paragraph. All of these actions have been consolidated with the Taubenfeld action and a lead plaintiff has been appointed by the court. Aon intends to defend each of these actions vigorously.

        Aon has also received a complaint which purports to be a shareholder's derivative action against Aon and each of Aon's directors. This complaint, which is styled Bernard Stern v. Patrick Ryan, et al. was filed in the United States District Court for the Northern District of Illinois on September 13, 2002. This lawsuit makes allegations which are substantially similar to the original Taubenfeld lawsuit. Aon intends to defend this action vigorously.

        Although the ultimate outcome of matters referred to above cannot be ascertained and liabilities in indeterminate amounts may be imposed on Aon or its subsidiaries, on the basis of present information, amounts already provided, availability of insurance coverages and legal advice received, it is the opinion of management that the disposition or ultimate determination of such claims will not have a material adverse effect on the consolidated financial position of Aon. However, it is possible that future results of operations or cash flows for any particular quarterly or annual period could be materially affected by unfavorable resolution of these matters.

16. Segment Information

        Aon classifies its businesses into three operating segments: Insurance Brokerage and Other Services, Consulting and Insurance Underwriting. A fourth non-operating segment, Corporate and Other, when aggregated with the operating segments, totals to the amounts in the accompanying consolidated financial statements. Revenues are attributed to geographic areas based on the location of the resources producing the revenues. Intercompany revenues and expenses are eliminated in computing consolidated revenues and income before tax. There are no material inter-segment amounts to be eliminated. Long-lived assets and related depreciation and amortization are not material.

Consolidated revenue by geographic area follows:

	Total	United States	United Kingdom	Continent of Europe	Rest of World
	(millions)
Revenue for the years ended December 31:
2002	$8,822	$5,034	$1,621	$1,117	$1,050
2001	7,676	4,463	1,390	938	885
2000	7,375	4,350	1,363	833	829

        The Insurance Brokerage and Other Services segment consists principally of Aon's retail, reinsurance and wholesale brokerage, as well as related insurance services, including claims services, underwriting management, captive insurance company management services and premium financing. Aon's retail brokerage area provides a broad spectrum of advisory and outsourcing services including risk identification and assessment, alternative risk financing, safety engineering, loss management and program administration for clients. This area also designs, places and implements customized insurance solutions. Aon's reinsurance brokerage activities offer sophisticated advisory services in program design that enhance the risk/return characteristics of insurance policy portfolios and improve capital utilization, along with the evaluation of catastrophic loss exposures. Aon also actively participates in placement and captive management services, designing programs that enable clients to effectively retain a portion of certain risks that are cost prohibitive or unavailable in the traditional insurance markets. Aon offers claims administration and loss cost management services to insurance companies, firms with self-insurance programs and to agents and brokers for the benefits of their customers.

        The wholesale operations, serving thousands of independent insurance brokers and agents nationwide, provide brokering expertise and underwriting solutions, with custom-designed products and services in several specialty areas, including entertainment, public entities, directors' and officers' and professional liability, workers' compensation, media, financial institutions, marine, aviation, construction, healthcare and energy.

        Our Consulting segment is one of the world's largest integrated human capital consulting organizations. The operations of this segment provide a full range of human capital management services. These services are delivered predominantly to corporate clientele utilizing five major practices: employee benefits, compensation, management consulting, outsourcing and communications.

        The Insurance Underwriting segment provides supplemental accident, health and life insurance coverage through several distribution networks, most of which are directly owned by Aon's subsidiaries. Extended warranty and select property and casualty insurance products are sold through automobile dealership retailers, independent agents and brokers, Aon brokers and other channels.

Operating segment revenue by product follows:

	Total Operating	Retail	Reinsurance, Wholesale, Claims and Other Services	Consulting	Accident, Health and Life	Extended Warranty and Casualty
	(millions)
Revenue for the years ended December 31:
2002	$8,843	$3,333	$1,930	$1,054	$1,733	$793
2001	7,847	3,009	1,650	938	1,507	743
2000	7,304	2,947	1,420	770	1,424	743

Selected informations reflecting Aon's operating segments follows:

	Years ended December 31
	Insurance Brokerage and Other Services			Consulting			Insurance Underwriting
	2002	2001	2000	2002	2001	2000	2002	2001	2000
	(millions)
Revenue by geographic area:
United States	$2,604	$2,425	$2,277	$703	$628	$486	$1,784	$1,615	$1,545
United Kingdom	1,087	918	889	160	157	151	363	302	308
Continent of Europe	857	733	654	105	77	67	151	125	111
Rest of World	715	583	547	86	76	66	228	208	203

Total revenues	5,263	4,659	4,367	1,054	938	770	2,526	2,250	2,167
General expenses(1)	4,479	4,074	3,640	932	810	661	997	854	830
Benefits to policyholders	—	—	—	—	—	—	1,375	1,111	1,037
Amortization of intangible assets	50	38	37	2	2	3	2	—	—
Unusual charges/(credits)—World Trade Center	(29)	23	—	—	—	—	—	135	—

Total expenses	4,500	4,135	3,677	934	812	664	2,374	2,100	1,867

Income before income tax	$763	$524	$690	$120	$126	$106	$152	$150	$300

Identifiable assets at December 31	$12,528	$10,393	$10,035	$313	$232	$232	$5,999	$5,526	$5,594

(1)
Insurance underwriting general expenses include amortization of deferred acquisition costs of $275 million, $231 million and $218 million in 2002, 2001 and 2000, respectively.

        Corporate and Other segment revenue consists primarily of valuation changes of investments in limited partnerships and certain other investments (which include non-income producing equities), and income and losses on disposals of all securities, including those pertaining to assets maintained by the operating segments. Corporate and Other segment general expenses include administrative and certain information technology costs.

Selected information reflecting Aon's Corporate and Other segment follows:

	Years ended December 31
	Corporate and Other
	2002	2001	2000
	(million)
Revenue	$(21)	$(171)	$71

General expenses	97	75	59
Interest expenses	124	127	140
Amortization of goodwill	—	118	114

Total expenses	221	320	313

Loss before income tax	$(242)	$(491)	$(242)

Identifiable assets at December 31*	$6,494	$6,179	$6,390

*
Limited partnerships were $25 million, $42 million and $602 million as of December 31, 2002, 2001 and 2000, respectively.

Selected information reflecting Aon's investment income follows:

	Years ended December 31
	2002	2001	2000
	(million)
Insurance Brokerage and Other Services (primarily short-term investments)	$113	$156	$186
Consulting (primarily short-term investments)	2	5	6
Insurance Underwriting (primarily fixed maturities)	158	223	245
Corporate and Other (primarily equity investments and limited partnerships)	(21)	(171)	71

Total investment income	$252	$213	$508

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Aon Corporation

        We have audited the accompanying consolidated statements of financial position of Aon Corporation as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aon Corporation at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 1, in 2002 the Company changed its method of accounting for goodwill and in 2000 the Company changed its method of accounting for certain commission and fee revenue and also changed its method of accounting for derivative financial instruments.

Chicago, Illinois
February 12, 2003

REPORT BY MANAGEMENT

        Management of Aon Corporation is responsible for the fairness of presentation and integrity of the financial statements and other financial information in the annual report. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States. These statements include informed estimates and judgments for those transactions not yet complete or for which the ultimate effects cannot be measured precisely. Financial information elsewhere in this report is consistent with that in the financial statements. The consolidated financial statements have been audited by our independent auditors. Their role is to render an independent professional opinion on Aon's financial statements.

        Management maintains a system of internal control designed to meet its responsibilities for reliable financial statements. The system is designed to provide reasonable assurance, at appropriate costs, that assets are safeguarded and that transactions are properly recorded and executed in accordance with management's authorization. Judgments are required to assess and balance the relative costs and expected benefits of those controls. It is management's opinion that its system of internal control as of December 31, 2002 was effective in providing reasonable assurance that its financial statements were free of material misstatement. In addition, management supports and maintains a professional staff of internal auditors who coordinate audit coverage with the independent auditors and conduct a program of financial and operational audits.

        The Board of Directors selects an Audit Committee from among its members. All members of the Audit Committee are independent of the Company. The Audit Committee recommends to the Board of Directors appointment of the independent auditors and provides oversight relating to the review of financial information provided to stockholders and others, the systems of internal control which management and the Board of Directors have established and the audit process. The Audit Committee meets periodically with management, internal auditors and independent auditors to review the work of each and satisfy itself that those parties are properly discharging their responsibilities. Both the independent auditors and the internal auditors have free access to the Audit Committee, without the presence of management, to discuss the adequacy of internal control and to review the quality of financial reporting.

SELECTED FINANCIAL DATA

	2002	2001	2000	1999	1998
	(millions except common stock and per share data)
Income Statement Data(1)
Brokerage commissions and fees	$6,202	$5,436	$4,946	$4,639	$4,197
Premiums and other	2,368	2,027	1,921	1,854	1,706
Investment income	252	213	508	577	590

Total revenue	$8,822	$7,676	$7,375	$7,070	$6,493

Income before accounting change	$466	$147	$481	$352	$541
Cumulative effect of change in accounting principle(2)	—	—	(7)	—	—

Net income	$466	$147	$474	$352	$541

Dilutive Per Share Data(1)
Income before accounting change	$1.64	$0.53	$1.82	$1.33	$2.07
Cumulative effect of change in accounting principle(2)	—	—	(0.03)	—	—

Net income	$1.64	$0.53	$1.79	$1.33	$2.07
Basic Per Share Data(1)	$1.65	$0.54	$1.81	$1.35	$2.11

Balance Sheet Data
Assets
Investments	$6,587	$6,146	$6,019	$6,184	$6,452
Brokerage and consulting receivables	8,430	7,033	6,952	6,230	5,423
Intangible assets	4,324	4,084	3,916	3,862	3,500
Other	5,993	5,067	5,364	4,856	4,313

Total assets	$25,334	$22,330	$22,251	$21,132	$19,688

Liabilities And Stockholders' Equity
Insurance premiums payable	$9,904	$8,233	$8,212	$7,643	$6,948
Policy liabilities	5,310	4,990	4,977	5,106	4,823
Notes payable	1,671	1,694	1,798	1,611	1,423
General liabilities	3,802	3,098	3,026	2,871	2,627

Total liabilities	20,687	18,015	18,013	17,231	15,821
Redeemable preferred stock	50	50	50	50	50
Capital securities	702	800	800	800	800
Stockholders' equity	3,895	3,465	3,388	3,051	3,017

Total liabilities and stockholders' equity	$25,334	$22,330	$22,251	$21,132	$19,688

Common Stock Data
Dividends paid per share	$0.825	$0.895	$0.87	$0.82	$0.73
Stockholders' equity per share	12.56	12.82	13.02	11.91	11.83
Price range	39.63-13.50	44.80-29.75	42 3/4-20 11/16	46 2/3-26 1/16	50 3/8-32 3/16
Market price at year-end	18.890	35.520	34.250	40.000	36.917
Common stockholders	11,419	13,273	13,687	13,757	12,294
Shares outstanding (in millions)	310.2	270.2	260.3	256.1	255.0

(1)
In the first quarter of 2002, Aon adopted FASB Statement No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. Beginning in 2002, amortization of goodwill is no longer included in net income. (See note 2 to the consolidated financial statements).

(2)
Adoption of SEC Staff Accounting Bulletin 101, effective January 1, 2000, net of tax.

QUARTERLY FINANCIAL DATA

	1Q	2Q	3Q	4Q	2002
	(millions except common stock and per share data)
Income Statement Data(1)
Brokerage commissions and fees	$1,444	$1,510	$1,551	$1,697	$6,202
Premiums and other	535	638	607	588	2,368
Investment income (loss)	109	(26)	88	81	252

Total revenue	$2,088	$2,122	$2,246	$2,366	$8,822

Net Income	$160	$—	$128	$178	$466

Dilutive Per Share Data(1)	$0.57	$—	$0.46	$0.59	$1.64
Basic Net Income Per Share(1)	$0.58	$—	$0.46	$0.59	$1.65

Common Stock Data
Dividends paid per share	$0.225	$0.225	$0.225	$0.15	$0.825
Stockholders' equity per share	12.97	13.53	13.60	12.56	12.56
Price range	36.23-31.76	39.63-28.00	29.83-13.50	21.95-15.59	39.63-13.50
Shares outstanding (in millions)	272.0	272.8	273.0	310.2	310.2
Average monthly trading volume (in millions)	16.4	19.6	41.7	39.1	29.2

(1)
In the first quarter of 2002, Aon adopted FASB Statement No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. Beginning in 2002, amortization of goodwill is no longer included in net income. (See note 2 to the consolidated financial statements.)

	1Q	2Q	3Q	4Q	2001
	(millions except common stock and per share data)
Income Statement Data
Brokerage commissions and fees	$1,281	$1,347	$1,297	$1,511	$5,436
Premiums and other	508	492	510	517	2,027
Investment income	22	78	105	8	213

Total revenue	$1,811	$1,917	$1,912	$2,036	$7,676

Net Income	$19	$29	$72	$27	$147

Dilutive Per Share Data	$0.07	$0.11	$0.26	$0.10	$0.53
Basic Net Income Per Share	$0.07	$0.11	$0.26	$0.10	$0.54

Common Stock Data
Dividends paid per share	$0.22	$0.225	$0.225	$0.225	$0.895
Stockholders' equity per share	12.84	13.02	13.47	12.82	12.82
Price range	38.18-30.81	36.50-29.75	42-33.26	44.80-32.50	44.80-29.75
Shares outstanding (in millions)	261.9	266.5	269.2	270.2	270.2
Average monthly trading volume (in millions)	17.6	21.4	20.4	24.4	21.0

BOARD OF DIRECTORS

Patrick G. Ryan Chairman and Chief Executive Officer	Andrew J. McKenna Chairman and Chief Executive Officer Schwarz	John W. Rogers, Jr. Chairman and Chief Executive Officer Ariel Capital Management, Inc. Trustee—Ariel Mutual Funds
Edgar D. Jannotta Chairman William Blair & Company, LLC	Robert S. Morrison Vice Chairman (retired) PepsiCo, Inc. Chairman, President and Chief Executive Officer (retired) The Quaker Oats Company	Patrick G. Ryan, Jr. Chairman and Chief Executive Officer First Look Dealer Network
Lester B. Knight Founding Partner RoundTable Healthcare Partners	Richard C. Notebaert Chairman and Chief Executive Officer Qwest Communications International Inc.	George A. Schaefer Chairman of the Board (retired) Caterpillar Inc.
Perry J. Lewis Advisory Director CRT Capital Group, LLC	Michael D. O'Halleran President and Chief Operating Officer	Raymond I. Skilling Executive Vice President and Chief Counsel
R. Eden Martin Partner Sidley Austin Brown & Wood President Civic Committee The Commercial Club of Chicago		Carolyn Y. Woo Dean Mendoza College of Business University of Notre Dame

CORPORATE OFFICERS

Patrick G. Ryan Chairman and Chief Executive Officer	Raymond I. Skilling Executive Vice President and Chief Counsel	Vaughn Hooks Vice President Taxes
Michael D. O'Halleran President and Chief Operating Officer	Joseph J. Prochaska, Jr. Senior Vice President and Controller	Sean P. O'Neill Vice President Financial Relations
David P. Bolger* Executive Vice President Finance and Administration	Carl J. Bleecher Vice President Internal Audit	John A. Reschke Vice President Compensation and Benefits
June E. Drewry Executive Vice President and Chief Information Officer	Kevann M. Cooke Vice President and Corporate Secretary	Diane M. Aigotti Treasurer
Harvey N. Medvin Executive Vice President and Chief Financial Officer	*Assumed additional position of Chief Financial Officer effective April 2003

CORPORATE INFORMATION

Aon Corporation Aon Center 200 East Randolph Street Chicago, IL 60601 (312) 381-1000
Stock Trading Aon Corporation's common stock is listed on the New York Stock Exchange.
Trading symbol: AOC
Annual Stockholders' Meeting The 2003 Annual Meeting of Stockholders will be held on May 16, 2003 at 10:00 a.m. (CDT) at:
Bank One Auditorium 1 Bank One Plaza 10 South Dearborn Street Chicago, IL 60670
Transfer Agent and Dividend Reinvestment Services Administrator EquiServe Trust Company, N.A. P.O. Box 43069 Providence, RI 02940-3069
Within the U.S. and Canada: (800) 446-2617 Outside the U.S. and Canada: (781) 575-2723 TDD/TTY for hearing impaired: (800) 952-9245
Internet: www.equiserve.com
Stockholder Information Copies of the Annual Report, Forms 10-K and 10-Q, and other Aon information may be obtained from our Internet web site, www.aon.com, or by calling Stockholder Communications:
Within the U.S. and Canada: (888) 858-9587 Outside the U.S. and Canada: (858) 244-2082
Products and Services For a detailed list of Aon's products and services, please refer to our web site: www.aon.com

Aon Corporation Chicago, Illinois	PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 16, 2003.

The undersigned hereby appoints Patrick G. Ryan, Raymond I. Skilling or Kevann M. Cooke, each individually and each with powers of substitution, as proxies for the undersigned to vote all the shares of Common Stock and/or Preferred Stock the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Aon Corporation called to be held on May 16, 2003 at Bank One Auditorium, 1 Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois at 10:00 A.M. CDT, or any adjournment thereof in the manner indicated on the reverse side of this proxy, and upon such other business as may lawfully come before the meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEM 2 AS INDICATED ON THE REVERSE SIDE HEREOF. This card also constitutes voting instructions by the undersigned to the trustees of the ESOP Account of the Aon Savings Plan, and the trustees of the Aon Stock Fund of the Aon Savings Plan, respectively, for all shares votable by the undersigned and held of record by such trustees, if any. If there are any shares for which instructions are not timely received, the trustees of each plan will cause all such shares to be voted in the same manner and proportion as the shares of the respective plans for which timely instructions have been received. All voting instructions for shares held of record by the plans shall be confidential.

Election of Directors	COMMENT/CHANGE OF ADDRESS:

Nominees:	(01) Patrick G. Ryan, (02) Edgar D. Jannotta, (03) P.J. Kalff,
(04) Lester B. Knight, (05) J. Michael Losh,
(06) R. Eden Martin, (07) Andrew J. McKenna,
(08) Robert S. Morrison, (09) Richard C. Notebaert,
(10) Michael D. O'Halleran, (11) John W. Rogers, Jr.,
(12) George A. Schaefer, (13) Carolyn Y. Woo.	(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.	SEE REVERSE SIDE

/*\FOLD AND DETACH HERE/*\

Shareholder Service Information

Cash Dividend Payments—U.S. Based Stockholders:

Aon encourages all shareholders to authorize the electronic deposit of their quarterly dividend payments directly into their checking or savings accounts. To take advantage of this free service, please call toll free (800) 446-2617 and a customer service representative will assist you.

Dividend Reinvestment:

If you currently receive a cash payment for your dividend and wish to reinvest your dividend into additional shares of Aon Corporation common stock, you may view the Dividend Reinvestment Plan brochure through the Internet at www.equiserve.com or you may telephone a customer service representative at one of the numbers listed below and request that one be sent to you.

Internet Account Services:

Shareholders can access their account information on-line at www.equiserve.com. Through the Internet, you can view your certificate holdings and dividend reinvestment plan history. You can also request address changes and dividend reinvestment plan statements. If you require assistance in accessing your shareholder records at www.equiserve.com, please telephone EquiServe at one of the numbers listed below.

Frequently Asked Questions:

For general information pertaining to stock transfers, please visit the FAQ section, under "Shareholder Services" at www.equiserve.com. If you have further questions regarding stock transfer related issues please call our stock transfer agent, EquiServe Trust Company. Representatives are available to assist you Monday through Friday, 9:00 A.M. through 5:00 P.M. Eastern Time. The automated voice response telephone system is available 24 hours a day, 7 days a week.

EquiServe Contact Information:

EquiServe Trust Company, N.A.	Via Telephone:	Inside the U.S.	(800) 446-2617
P.O. Box 43069		Outside the U.S.:	(781) 575-2723
Providence, RI 02940-3069		Hearing Impaired:	(800) 952-9245

4909
☒	Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2

		FOR	WITHHELD			FOR	AGAINST	ABSTAIN
1.	Election of Directors.	☐	☐	2.	Ratification of Appointment of Ernst & Young LLP as Aon's Independent Auditors.	☐	☐	☐
	To withhold authority to vote for any nominee(s), mark the "FOR" box and write the name of such nominee on line provided below.			3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

						☐	Change of Address/Comments on Reverse Side
					Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

					SIGNATURE (IF JOINTLY HELD)			DATE

/*\FOLD AND DETACH HERE/*\

Aon Corporation stockholders can now give proxies to vote their shares by mail, by telephone or by using the Internet. To use the telephone or the Internet you will need your proxy card, and voter control number shown above (just below the perforation) and the tax identification number associated with your stockholder account. If you use the telephone or the Internet, there is no need for you to return the proxy card.

•
To use the telephone, you will need a touch-tone telephone. Dial 1-877-PRX-VOTE (1-877-779-8683), 24 hours a day, seven days a week.

•
To use the Internet, log on to the Internet and go to the following website:
 www.eproxyvote.com/aoc

•
To use the mails, fold and detach the proxy card and use the enclosed envelope, which is already addressed and requires no postage.

QuickLinks

To Our Stockholders
A letter from the Chairman & CEO
Employees Respond to Challenges
Summary of 2002 Consolidated Financial Results and Highlights
Retaining Our Insurance Underwriting Business
Capital Enhancement Actions
Insurance Brokerage and Risk Management Services
Human Capital Consulting
Insurance Underwriting
Milestones
Outlook
AON CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 16, 2003
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS—MAY 16, 2003
Executive Compensation
Summary Compensation Table
Organization and Compensation Committee Report on Executive Compensation
Comparison Of Five-Year Cumulative Total Stockholder Return Aon Corporation, Standard & Poor's and Peer Group Indices
APPENDIX A
APPENDIX B
2002 Annual Financial and General Information Report

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Key Recent Events
Critical Accounting Policies and Estimates
Review of Consolidated Results
Review by Segment
Financial Condition and Liquidity
Risks and Outlook
CONSOLIDATED STATEMENTS OF INCOME
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
CONSOLIDATED STATEMENTS OF CASH FLOWS
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Principles and Practices
2. Goodwill and Other Intangible Assets
3. Other Comprehensive Loss
4. Business Combinations
5. Business Transformation Plan
6. Discontinued Operations
7. Investments
8. Debt and Lease Commitments
9. Income Tax
10. Reinsurance and Claim Reserves
11. Redeemable Preferred Stock, Capital Securities and Stockholders' Equity
12. Employee Benefits
13. Stock Compensation Plans
14. Financial Instruments
15. Contingencies
16. Segment Information
REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
REPORT BY MANAGEMENT
SELECTED FINANCIAL DATA
QUARTERLY FINANCIAL DATA
BOARD OF DIRECTORS
CORPORATE OFFICERS
CORPORATE INFORMATION